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As filed with the Securities and Exchange Commission on October 25, 2006

Registration No. 333-133549

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 4
TO
FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

TASKER PRODUCTS CORP.
(Exact Name of Registrant as Specified in its Charter)

Nevada (State of Incorporation)	2844 (Primary Standard Industrial Classification Code Number)	88-0426048 (I.R.S. Employer Identification Number)
39 Old Ridgebury Road Danbury, Connecticut 06810 (203) 730-4350 (Address and Telephone Number of Registrant's Principal Executive Offices)
Richard D. Falcone President and Chief Executive Officer Tasker Products Corp. 39 Old Ridgebury Road Danbury, Connecticut 06810 (203) 730-4350 (Name, Address and Telephone Number of Agent for Service)

        Approximate date of commencement of proposed sale to the public:    From time to time after the effective date of this Registration Statement.

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Aggregate Price Per Unit(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common stock, par value $0.001 per share(2)	35,143,319(3)	$0.67	$23,546,023.73	$2,519.42(4)

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c).

(2)
Pursuant to Rule 416 under the Securities Act of 1933, this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.

(3)
Reflects 16,283,470 shares that are issued and outstanding and 18,859,849 shares that are issuable upon the exercise of outstanding warrants.

(4)
Registration fee has been previously paid.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated October 25, 2006

Preliminary Prospectus

TASKER PRODUCTS CORP.

35,143,319 Shares of Common Stock

        This prospectus relates to the offer and sale from time to time of up to 35,143,319 shares of our common stock by the persons described in this prospectus, who we refer to as the selling stockholders. Of such 35,143,319 shares, 16,283,470 shares are being offered for resale by current stockholders and 18,859,849 shares are being offered for resale upon exercise of warrants held by certain of the selling stockholders. We are registering these shares as required by the terms of registration rights agreements between the selling stockholders and us. Such registration does not mean that the selling stockholders will actually offer or sell any of these shares. We will receive no proceeds from the sale of any of these shares if the selling stockholders sell them. We will receive an aggregate of approximately $16,422,000 if the warrants are exercised in full.

        Our common stock is currently quoted on the OTC Bulletin Board under the symbol "TKER." The closing price of our common stock on October 23, 2006 was $0.11 per share.

        Investing in our common stock, which is a "penny stock" as defined under the SEC rules, involves risks. See "Risk Factors" beginning on page 5 to read about the risks you should consider before buying shares of our common stock.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2006

FORWARD-LOOKING STATEMENTS

        Because we want to provide you with meaningful and useful information, this prospectus contains certain forward-looking statements that reflect our current expectations regarding our future results of operations, performance and achievements. We have tried, wherever possible, to identify these forward-looking statements by using words such as "anticipate," "believe," "estimate," "expect," "plan," "intend" and similar expressions. These statements reflect our current beliefs and are based on information currently available to us. Accordingly, these statements are subject to certain risks, uncertainties and contingencies, including the factors set forth under "Risk Factors," which could cause our actual results, performance or achievements to differ materially from those expressed in, or implied by, any of these statements. You should not place undue reliance on any forward-looking statements. Except as otherwise required by federal securities laws, we undertake no obligation to release publicly the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

        The Tasker name and logo and the names of products offered by us are trademarks, registered trademarks, service marks or registered service marks of Tasker. All other trademarks and service marks appearing in this prospectus are the property of their respective holders.

        As used herein, Close Call®, Unifresh®, Tasker Pacific Blue™, and Breath Rephresh™ are trademarks of Tasker Products Corp.

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PROSPECTUS SUMMARY

        The following summary does not contain all the information that may be important to you in making a decision to acquire our common stock. For a more complete understanding of our company and our common stock, you should read the entire prospectus, including the risks described under "Risk Factors" found on page 4 of this prospectus.

OVERVIEW

        We manufacture, distribute and market a variety of products using a process we refer to as "pHarlo technology." These products are covered by one or more patents, or base patents, and manufactured using the pHarlo technology, which is covered by those patents. The pHarlo technology utilizes a safe solution, which we call the pHarlo concentrate, and is a solution whose components have been accepted as Generally Recognized as Safe by the U.S. Food and Drug Administration, or FDA. This safe solution enables copper sulfate, a compound with bacteriostatic properties, i.e., the ability to inhibit bacteria growth, to remain active throughout a wide range of pH values, or measurements of acidity or alkalinity in a solution. A Generally Recognized as Safe designation for our solution allows it to be added to food and is considered to be safe for human consumption by experts and, therefore, exempt from the usual Federal Food, Drug and Cosmetic Act food additive tolerance requirements.

        We have begun the in-plant commercial verification process for the United States Department of Agriculture, or the USDA, to use the pHarlo technology in the scalder process of poultry processing, which is a method of loosening feathers so that they can be picked and removed mechanically. We are in the process of conducting tests of the pHarlo technology in other pre-harvest, or on-farm, and post-harvest, or food processing, applications, including seafood and poultry farming, as well as in water treatment uses. We are also in various stages of developing future product lines using the pHarlo technology in the skin care and pet products industries.

        Until December 31, 2005, we were in a development stage. The quarterly period ended March 31, 2006 was the first period we were considered an operating company.

        We have incurred losses from operations in each quarter since we changed our business direction in late 2002. Our net losses for the six months ended June 30, 2006 and the years ended December 31, 2005, December 31, 2004, December 31, 2003 and December 31, 2002 were approximately $38,613,000, $18,269,000, $6,072,000, $607,000 and $761,000, respectively. We expect to continue to incur losses in the short term. We expect operating expenses to increase as we attempt to build our brands, expand our customer base and develop new products. To become profitable, we must increase revenue substantially and achieve and maintain positive gross margins. We may not be able to increase revenue and gross margins sufficiently to achieve profitability. If we are not able to achieve profitability, our results of operations and financial condition will be materially and adversely affected.

        Based upon our forecast of future revenues from our products in conjunction with the cash and marketable securities on hand, cash expected to be generated from operations may not provide adequate funding for our working capital over the next twelve months. We are rapidly depleting our cash resources and our ability to continue to operate and grow our business is dependent upon obtaining new financing and/or generating revenue growth from operations. The cost of any new financing may be prohibitive. While we have been in the process of aggressively developing, marketing and selling our products, there can be no assurances that those efforts will be met with success in the marketplace or that the timing of our efforts will be consistent with our cash availability and burn rate. If we are unable to arrange new financing and/or generate sufficient revenue growth from existing and new business arrangements, by the fourth quarter of 2006, we will not have sufficient cash to support our operations and meet our obligations and we will be forced to consider the further restructuring of our operations, disposition of various assets, seeking of protection from our creditors, or ceasing of operations and liquidation. We anticipate that we will need approximately an additional $3 to

$5 million to support our operations and meet our obligations over the next twelve months. We are currently reviewing alternative methods of financing, including private issuances of debt and/or equity.

        We are incorporated in Nevada and were first organized to explore and develop minerals in 1999. In late 2002, we began our current operations with the pHarlo technology. On June 28, 2006, we amended our articles of incorporation to change our name to Tasker Products Corp. Our headquarters are located at 39 Old Ridgebury Road, Danbury, Connecticut 06810. Our telephone number is (203) 730-4350. Our website can be visited at www.taskerproducts.com. Information contained on our website is not part of this prospectus.

The Offering

Common stock offered for sale by the selling stockholders	35,143,319 shares(1)
Common stock to be outstanding after this offering	124,199,824 shares(1)(2)
OTC Symbol	TKER

(1)
Includes 18,859,849 shares issuable upon the exercise of outstanding warrants held by the Selling Stockholders. We will receive an aggregate of approximately $16,422,000 if the warrants are exercised in full.

(2)
Based upon our issued and outstanding shares of common stock as of September 30, 2006. This number excludes 20,977,368 shares of our common stock, which are issuable upon exercise of our outstanding options, and 2,637,351 shares of our common stock, which are issuable upon exercise of our outstanding warrants. An additional 2,500,000 shares are reserved for future grants under our 2006 Stock Plan.

Summary Consolidated Financial Statements

        The following summary consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical consolidated financial statements and the notes thereto included elsewhere in this prospectus. Until December 31, 2005, we were in a development stage. The quarterly period ended March 31, 2006 was the first period we were considered an operating company.

Statement of Operations Data (in thousands except per share data):

	Year Ended December 31,					Six Months Ended June 30,
	2005	2004	2003	2002	2001	2006	2005
Revenues	$705	$—	$—	$—	$—	$758	$305
Impairment of goodwill and intangible assets	—	—	—	—	—	30,152	—
Loss from operations	(16,964)	(3,367)	(501)	(745)	(59)	(38,591)	(6,860)
Other income (expense)	(1,305)	(2,704)	(106)	(17)	7	(22)	(137)
Net loss	(18,269)	(6,072)	(607)	(761)	(52)	(38,613)	(6,997)
Net loss per common share, basic and diluted	$(0.25)	$(0.26)	$(0.05)	$(0.07)	$(0.01)	$(0.38)	$(0.11)
Weighted average common shares outstanding	73,549	23,597	13,003	11,305	11,262	102,749	61,284

Balance Sheet Data (in thousands):

	As of December 31,					As of June 30,
	2005	2004	2003	2002	2001	2006
Working capital (deficit)	$(603)	$14,334	$34	$(50)	$(148)	$3,492
Total assets	68,854	16,767	548	422	—	40,782
Long-term liabilities	1,574	1,389	386	308	—	1,099
Stockholders' equity (deficit)	63,288	14,244	21	(90)	(148)	36,589
Number of shares out-standing at end of period	89,167	48,864	14,511	11,787	11,262	105,002

RISK FACTORS

        You should carefully consider the following factors, as well as other information appearing elsewhere in this prospectus, before you decide whether to purchase shares of our common stock. This document contains forward-looking statements that involve risks and uncertainties, and actual results may differ materially from the results we discuss in the forward-looking statements. If any of the following risks actually occur, they could have a severe negative impact on our financial results and stock price.

RISKS RELATED TO OUR BUSINESS

Unless we obtain new financing and/or generate revenue growth in the near future, our liquidity position will become significantly impaired and we could be forced to restructure or discontinue our operations

        We are rapidly depleting our cash resources and our ability to continue to operate and grow our business is dependent upon obtaining new financing and/or generating revenue growth from operations. The cost of any new financing may be prohibitive. While we have been in the process of aggressively developing, marketing and selling our products, there can be no assurance that those efforts will be met with success in the marketplace or that the timing of our efforts will be consistent with our cash availability and burn rate. If we are unable to arrange new financing and/or generate sufficient revenue growth from existing and new business arrangements by the fourth quarter of 2006, we will not have sufficient cash to support our operations and meet our obligations and we will be forced to consider the further restructuring of our operations, disposition of various assets, seeking of protection from our creditors, or ceasing of operations and liquidation. We anticipate that we will need approximately an additional $3 to $5 million to support our operations and meet our obligations over the next twelve months. We are currently reviewing alternative methods of financing, including private issuances of debt and/or equity.

We have lost money in each fiscal quarter since we changed our business model to the development of products in the oral care, food processing, skin care, water purification and pet industries. We expect future losses and we may never become profitable.

        We have incurred losses in our operations in each quarter since we changed our business direction in late 2002. Net loss for the six months ended June 30, 2006 and the years ended December 31, 2005, December 31, 2004, December 31, 2003 and December 31, 2002 were approximately $38.6 million, $18.3 million, $6.1 million, $607,000 and $761,000, respectively. We expect to continue to incur losses in the short term. We expect operating expense to increase as we work to build our brands, expand our customer base and develop new products. To become profitable, we must increase revenue substantially and achieve and maintain positive gross margins. We may not be able to increase revenue and gross margins sufficiently to achieve profitability. If we are not able to achieve profitability, our results of operations and financial condition will be materially and adversely affected.

To the extent that future impairment charges occur, they will likely have a material impact on our financial results.

        In the second quarter of 2006, we tested for impairment of our intangible assets and our goodwill in accordance with Statement of Financial Accounting Standards (SFAS) No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" (SFAS No. 144) and Statement of Financial Standards No. 142 "Goodwill and Other Intangible Assets" (SFAS No. 142), respectively. Our testing was triggered by the following events and circumstances that constitute impairment indicators under the literature:

  •
  a preliminary expectation that third and fourth quarter 2006 originally projected revenues will not be attained;

  •
  a decrease in expected future cash flows; and

  •
  a decline in the market price of our common stock

        Upon completion of the impairment tests, we recorded non-cash impairment charges to intangible assets and goodwill of $12.2 million and $17.9 million, respectively. Note 8 to our unaudited condensed consolidated financial statements for the period ended June 30, 2006 describes the impairment tests performed and their impact during the second quarter of 2006. There can be no assurance that there will not be impairment charges in subsequent periods as a result of our future periodic impairment reviews. To the extent that future impairment charges occur, they will likely have a material impact on our financial results.

We have a limited operating history in our present market and prospective investors have a limited historical basis on which to judge our ability to be successful.

        We were originally organized for the purpose of engaging in the acquisition and exploration of mineral properties, primarily in the Province of British Columbia, Canada. During 2001, we allowed the option on our mineral property to lapse and began to investigate other business opportunities. In late 2002, we entered into an exclusive license to sell, develop, market and distribute consumer deodorant breath products, animal deodorant breath products and soft drink products using the pHarlo technology. Since late 2002, we have pursued this business plan and have expanded it to include the use of the pHarlo technology in the pre- and post-harvest food processing, skin care, pet care, hangover remedy, alcohol abatement and water purification industries. Additionally, we are investigating the applicability of the pHarlo technology to other aspects of the seafood industry.

        Since inception, we have suffered recurring losses and net cash outflows from operations. We expect to continue to incur substantial losses to complete the development of our business. In addition, we only recently began shipping our first product, Close Call®, in February of 2005. We thus have a limited operating history upon which investors may evaluate our likely future performance.

We recently completed a significant acquisition of certain assets of pHarlo Citrus Technologies, Inc. and other related entities. We cannot guarantee that we will be able to manage these new assets profitably.

        On July 15, 2005, we purchased certain assets of pHarlo Citrus Technologies, Inc., Indian River Labs, LLC, pHarlo Citrus Properties Partnership, LLLP and Coast to Coast Laboratories, LLC, which four entities are referred to in this prospectus as the "Selling Entities." This acquisition, or our 2005 Acquisition, represented a highly significant event for our company. Prior to the acquisition, we licensed the use of certain patent applications covering various uses for the pHarlo technology and improvements from the Selling Entities and also purchased the pHarlo concentrate, a concentrate made using the pHarlo technology from Indian River Labs. As a result of the 2005 Acquisition and the purchase of all of the working assets of Indian River Labs, we now control various uses of pHarlo technology in the manufacturing process for the pHarlo concentrate. Our business, financial condition and results of operations could suffer materially if we fail to successfully manage these assets and the manufacturing process.

Recent restatements and amendments to our interim financial statements and quarterly reports, as well as deficiencies in our disclosure controls and procedures and internal control over financial reporting, may present a risk of future restatements and disclosure compliance errors which could lead to legal exposure.

        We have recently restated and amended our interim financial statements for the periods ended June 30, 2004, September 30, 2004 and September 30, 2005 and have recently filed amendments to our quarterly reports on Form 10-QSB for each of those periods reflecting these restatements. While in the process of amending our quarterly reports on Form 10-QSB to restate these financial statements, we became aware of certain required information that had been omitted and other information that needed to be changed or corrected. As a result of the foregoing, we revised these quarterly reports to correct this information and to state, among other things, that our disclosure controls and procedures were not effective as of June 30, 2004, September 30, 2004 and September 30, 2005.

        As of December 31, 2005, March 31, 2006 and June 30, 2006, our management concluded that our disclosure controls and procedures were not effective. We are taking what we believe to be reasonable and appropriate steps to correct these deficiencies. We will also continue to assess the adequacy and appropriateness of these actions and adjust our remediation plan as needed or to reflect changes in our business. However, we cannot be certain when these deficiencies will ultimately be remediated and we expect that we will need a period of time over which to demonstrate that our disclosure controls are functioning appropriately to conclude that we have adequately remediated the deficiencies. Any failure to implement and maintain improvements in our disclosure and internal controls may present a risk of future restatements and disclosure compliance errors and could in turn lead to legal exposure. Any failure to improve these controls to address the identified deficiencies, or any other unidentified deficiencies, could also cause investors to lose confidence in our reported financial information, which could have a negative impact on the trading price of our common stock. This could have a material adverse effect on our business and financial results.

We have limited experience in the marketing of our products and may not be able to market them successfully.

        We currently market Unifresh® Footbath, a grooming aid that helps clean and disinfect the hooves of dairy cows, Close Call, an oral hygiene breath drink, Tasker Pacific Blue™ Seafood Wash, a product used in commercial and retail seafood processing to extend shelf life. Shelf life extension is the act of increasing the length of the time a product can spend during processing, distribution and retail before becoming unacceptable for consumption. We also began the commercialization phase of the pHarlo technology as an antimicrobial processing aid in poultry scalders.

        These are diverse markets and we may not be aware of all the customs and practices and may not be able to successfully compete in these industries. We believe that we will need to hire appropriate consultants and staff to reach all of these markets successfully. The consultants that we may retain may not have sufficient experience to enable us to completely understand the characteristics of these diverse industries. There can be no assurance that we will properly ascertain or assess any and all risks inherent in our proposed markets or that we will successfully enter into new markets or grow in our existing markets.

Our ability to reach some of the markets currently set forth in our business plan will require regulatory approval. In addition, new products that we may develop or acquire may also require regulatory approval.

        The ingredients that we use to produce the pHarlo concentrate are approved as Generally Recognized as Safe by the FDA. Therefore, we believe that our current line of products that utilize the pHarlo concentrate, including the intended uses of these products, do not require further approval by the FDA. However, we may develop or acquire future products that use ingredients that will need to be approved by the FDA, or we may alter the intended uses of our current product, such that those products require additional FDA approval(s). There can be no assurance that FDA approval, if necessary, will be obtained.

        The use of our pHarlo technology in the meat and poultry food processing applications requires the approval of the USDA. In August 2006, we received a Letter of No Objections from the Food Safety and Inspection Services agency of the USDA, or FSIS, and we began the commercialization phase of this application of the pHarlo technology. There can be no assurance that we will successfully complete the commercial verification process. If we do not successfully complete the commercial verification process, this may have a material adverse effect on our business plan.

        In addition to the poultry processing industry, we also intend to market the pHarlo technology for use in seafood processing, and may resume efforts to introduce the pHarlo technology in skin care and pet care products. If marketed in the United States or internationally, each of these product lines could potentially be subject to a variety of federal, state, and international regulatory authorities that could require additional testing, registration, pre-market approval, labeling, manufacturing, safety, recordkeeping and other obligations. There can be no assurance that the products will obtain the necessary approvals, or, if granted, that the approvals will not include significant limitations on the indicated uses for which the products may be marketed or other restrictions or requirements that may reduce the value of the products.

A key component of our business strategy is the proprietary nature of the pHarlo concentrate, and, therefore, our inability to protect our intellectual property rights could materially harm our business.

        The pHarlo concentrate that we produce is based upon both the patent applications that we purchased in the 2005 Acquisition, as well as on certain base patents and base patent applications, or patents and applications that we license. We have entered into an exclusive worldwide royalty free sub-license with pHarlo IP, the exclusive licensee of the base patents and base patent applications, to exploit these base patents and applications in certain fields of use. Protecting this intellectual property, in addition to protecting the patent applications that we purchased in the 2005 Acquisition, is a key component to the success of our business. Although we have retained the right to enforce our rights as a sub-licensor under the base patents and base patent applications, if an infringement occurs within the field of use specified in our sub-license agreement, there can be no assurance that we would be successful in any action to protect our rights under the patent applications that we have purchased. In addition, there can be no assurance that the base patent applications or the patent applications that we have purchased will ultimately be protected by an issued patent.

Intense competition could harm our financial performance and the value of your investment.

        Some of the industries in which we are or will be marketing our products are characterized by intense competition.

        Our Unifresh Footbath treats a highly infectious disease known as digital dermatitis that causes lameness, swelling and fever in dairy cows, resulting in a drastic decrease in milk production. Forms of treatment include antibiotic bandaging and topical sprays using Terramycin® (oxytetracycline—an antibiotic) and footbaths using Formalin (a saturated solution of formaldehyde), copper sulfate, Tetracycline (a broad-spectrum antibiotic) or Peracetic Acid (a disinfectant and sanitizer). Unifresh Footbath's underlying technology, pHarlo technology, uses a highly acidified form of copper sulfate that helps control the bacteria that cause digital dermatitis. Some competing products using copper sulfate include QuickHit, Healthy Foot and HoofPro+ by SSI Corporation; Double-Action™ Hoof Treatment by West Agro, Inc.; and Hoofcare Supercharger manufactured by Marabo.

        Although our oral hygiene product for humans, Close Call, is swallowed rather than expelled like mouthwash, our product may compete within the mouthwash industry generally. The mouthwash industry is a mature industry with several mass products such as Listerine®, Scope®, Act®, Peroxyl® and Cepacol® from participants, many of which are divisions of large corporations, such as Pfizer, Procter & Gamble, Johnson & Johnson, Colgate and Combe. These are well-established companies with vastly greater resources than we have.

        Currently, there is little competition for bacterial inhibitors in the scalding process of poultry processors. We intend to expand the use of the pHarlo technology into the remaining operations of poultry processing, specifically the on-line reprocessing area, or an approved process that allows chicken with fecal material on the skin to be sprayed with a chemical disinfectant so that all such material is disinfected and/or removed prior to entry into the chilling process, or freezing process.

However, we believe we will encounter competition in the chill process from manufacturers of sodium hydrochloride or sodium hypochlorite, chemical compound solutions frequently used as disinfectants and bleaching agents. The chill process is cold water or air that is used in poultry processing to reduce the temperature of the carcass to 40 degrees Fahrenheit in order to maintain food safety.

        Currently, our seafood application product, Pacific Blue™, is the treatment in the market that eliminates odors on seafood by reducing the bacteria that causes spoilage. When and if the market for Pacific Blue™ develops, additional products created by competitors may enter the market and compete.

        In addition, ammonia is an ever-present element of the atmosphere in poultry houses. The detrimental effects of ammonia in poultry farming are widely known and several products focused on litter treatment are available in the market using sodium bisulfate and aluminum sulfate (Alum) that convert litter ammonium to ammonium sulfate, emitting a significantly lower ammonia level. Yucca schidigera extract is also used as an enzyme treatment in the poultry diet to reduce ammonia evolving from poultry manure. Some products currently available in the market include PLT® (Poultry Litter Treatment), Ultra Litter Treatment™ and Poultry Guard™, which are granulated products, BZT® and Premium Bio-Treat Poultry Blend.

        There may be a number of companies, universities and research organizations actively engaged in research and development of technology that could be similar to our processes and ultimately become our competitors. We cannot assure you that we will be able to successfully compete with current or future competitors who may have substantially greater assets, technical staff, established market share and greater financial and operating resources than we have. If we are unable to successfully compete with these industry competitors, it may have a material adverse effect on our business plan.

Some provisions of our amended and restated articles of incorporation, bylaws, and Nevada law may inhibit potential acquisition bids that may be considered favorable to our stockholders.

        Our corporate documents contain provisions that may enable our board of directors to resist a change in control of our company even if a change in control were to be considered favorable by our stockholders. These provisions include:

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  limitations on persons authorized to call a special meeting of stockholders;

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  the ability of a majority of the directors then in office to fill vacancies in directorships; and

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  no cumulative voting.

These and other provisions contained in our amended and restated articles of incorporation and bylaws could delay or discourage transactions involving an actual or potential change in control of us or our management, including transactions in which our stockholders might otherwise receive a premium for their shares over then current prices, and may limit the ability of stockholders to remove our current management or approve transactions that our stockholders may deem to be in their best interests and, therefore, could adversely affect the price of our common stock.

        In addition, we are subject to control share acquisitions provisions and affiliated transaction provisions of the Nevada General Corporation Law, the applications of which may have the effect of delaying or preventing a merger, takeover or other change of control of us and therefore could discourage attempts to acquire our company.

RISKS RELATED TO OUR COMMON STOCK

If we are unable to comply with the terms of registration rights agreements to which we are a party, we may be obligated to pay liquidated damages to some of our security holders.

        In connection with our April 2004, July 2004, December 2004, September 2005 and January 2006 private placements, we entered into registration rights agreements with certain of our security holders in which we agreed to prepare and file with the SEC registration statements to register certain shares of common stock, which registration statements must be maintained effective for certain specified periods. If we are unable to comply with these provisions of these registration rights agreements, we may be obligated to pay liquidated damages to the holders of the securities covered by such registration rights agreements. If we are required to pay such liquidated damages or other amounts to these holders, our business, financial condition, operating results and cash flows would be materially adversely affected.

        Registration statements with respect to the April 2004, July 2004 and December 2004 private placements were filed and declared effective in a timely manner. However, on June 14, 2006, we notified the holders of securities acquired in these private placements that the prospectuses contained within these registration statements contained financial and other information that was not current and that, as a result, such prospectuses could not be used to offer and sell such securities. Our obligation to accrue liquidated damages under these registration rights agreements ceased in April 30 and July 22, 2006, respectively. Through July 22, 2006, we have accrued $441,000 in liquidated damages related to these agreements.

        We were unable to have the registration statement registering resale of securities purchased in the September 2005 private placement declared effective by the deadline specified in the applicable registration rights agreement. However, in connection with the January 2006 private placement, we obtained waivers of all claims for liquidated damages relating to our inability to have such registration statement declared effective by the specified deadline. Under the waiver, the date by which the registration statement covering resale of the securities purchased in the September 2005 private placement was required to be declared effective was extended to May 23, 2006. On April 26, 2006, we filed a registration statement registering resale of securities purchased in the September 2005 and January 2006 private placements. We believe, however, that as it relates to the September 2005 private placement, we have used our best efforts to cause the registration statement to be declared effective and, therefore, pursuant to the terms of the September 2005 registration rights agreement, we believe that we are not currently liable for liquidated damages as a result of the registration statement not being declared effective by May 23, 2006. Should the rights holders dispute that our best efforts were used, and we either accede to their assertion or are found to not have used our best efforts, the estimated maximum amount of liquidated damages for which we would be liable, assuming (i) ineffectiveness from May 23, 2006 to the end of the period covered by the registration agreement and (ii) a stock price of $0.37 for periods subsequent to July 26, 2006, is approximately $270,000. Also, we believe that as it relates to the January 2006 private placement, we have used our best efforts to respond to the SEC comments within fifteen days from the date of the receipt of those comments. As of September 30, 2006, no shares were issuable as liquidated damages under the terms of the January 2006 registration rights agreement. However, if we fail to meet certain conditions of the January 2006 registration rights agreement, we will be required to issue to each holder in our January 2006 private placement, shares and warrants equal to one percent, or 266,718 of the respective number of shares and warrants purchased by each holder, for each 30 days of failure to meet any one of these conditions. We may be required to issue a maximum aggregate of 4 million shares and warrants.

Future sales of our common stock may cause our stock price to decline.

        Since our inception, we have funded operations through common stock issuances in order to meet our strategic objectives. We have completed six private sales of common stock and securities convertible into common stock. We may, in the future, issue more shares of common stock in sales that may or may not be registered under the Securities Act of 1933, or the Securities Act. Our stock price may decline due to future sales of our shares or even the perception that such sales may occur.

Our stock price can be extremely volatile.

        Our common stock is traded on the OTC Bulletin Board. There can be no assurance that an active public market will continue for the common stock, or that the market price for the common stock will not decline below its current price. The price of our common stock may be influenced by many factors, including, but not limited to, investor perception of us and our industry and general economic and market conditions. The trading price of our common stock could be subject to wide fluctuations in response to announcements of our business developments or our competitors, quarterly variations in operating results and other events or factors. In addition, stock markets have experienced extreme price volatility in recent years. This volatility has had a substantial effect on the market prices of companies, at times for reasons unrelated to their operating performance. Such broad market fluctuations may adversely affect the price of our common stock.

The large number of shares available for future sale could adversely affect the price of our common stock.

        As of June 30, 2006, approximately 16.3 million shares of common stock were issuable upon exercise of outstanding stock options with a weighted average exercise price of $0.87 per share, and approximately 21.5 million shares of common stock were issuable upon exercise of outstanding warrants with an exercise price of between $0.01 to $2.00 per share. In addition, the registration rights agreement for the January 2006 private placement requires us to pay any liquidated damages in additional common stock and warrants. As of September 30, 2006, no shares were issuable as liquidated damages under the terms of the January 2006 registration rights agreement. However, if we fail to meet certain conditions of the January 2006 registration rights agreement, we will be required to issue to each holder in our January 2006 private placement, shares and warrants equal to one percent, or 266,718 of the respective number of shares and warrants purchased by each holder, for each 30 days of failure to meet any one of these conditions. We may be required to issue a maximum aggregate of 4 million shares and warrants. Substantially all of the shares underlying these options and warrants have been or would be registered for resale, and none of them are subject to any contractual restrictions on resale. Future sales of any of these shares, or the anticipation of such sales, could adversely affect the market price of our common stock and could materially impair our future ability to raise capital through an offering of equity securities. Further, any issuance of a substantial number of these shares would dilute the ownership interest of existing stockholders and could result in increased volatility in the price of our common stock.

Our common stock, which is quoted on the OTC Bulletin Board, has several disadvantages from those securities traded on The Nasdaq Stock Market.

        Our common stock, which is quoted on the OTC Bulletin Board, has several disadvantages from those securities traded on The Nasdaq Stock Market. These disadvantages include the following:

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  The SEC's order handling rules, which apply to Nasdaq-listed securities, do not apply to securities quoted on the OTC Bulletin Board.

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  Although The Nasdaq Stock Market has rigorous listing standards to ensure the high quality of its issuers, and can delist issuers for not meeting those standards, the OTC Bulletin Board has no listing standards. Rather, it is the market maker who chooses to quote a security on the system by filing an application with the NASD. The NASD cannot deny an application by a market maker to quote the stock of a company. The only requirement for inclusion in the OTC Bulletin Board is that the issuer be current in its reporting requirements with the SEC.

  •
  Trading activity on the OTC Bulletin Board in general is not conducted as efficiently and effectively as with Nasdaq-listed securities. Investors must contact a broker-dealer to trade OTC Bulletin Board securities. Investors do not have direct access to the bulletin board service. For bulletin board securities, there only has to be one market maker.

  •
  Bulletin board transactions are conducted almost entirely manually. Because there are no automated systems for negotiating trades on the bulletin board, they are conducted via telephone. In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders. Therefore, when investors place an order to buy or sell a specific number of shares at the current market price, it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and getting execution.

  •
  Shares traded on the OTC Bulletin Board generally are quoted with greater spreads between bid and ask and may be more expensive to buy or sell.

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  Because bulletin board stocks are usually not followed by analysts, there may be lower trading volume than for Nasdaq-listed securities.

If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board, which would limit the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

        Companies like us that trade on the OTC Bulletin Board must be reporting issuers under Section 12 of the Exchange Act of 1934, and must be current in their reports under Section 13, in order to maintain price quotation privileges on the OTC Bulletin Board. If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board. In such event, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

Since our common stock is subject to the SEC's penny stock rules, broker-dealers may experience difficulty in completing customer transactions and trading activity in our securities may be adversely affected.

        A public company's common stock is subject to the penny stock rules promulgated under the Securities Exchange Act of 1934, or Exchange Act, unless its net tangible assets are greater than $2,000,000 or its common stock has a market price per share greater than $5.00. Under these rules, broker-dealers who recommend such securities to persons other than institutional accredited investors must:

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  make a special written suitability determination for the purchaser;

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  receive the purchaser's written agreement to a transaction prior to sale;

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  provide the purchaser with risk disclosure documents that identify certain risks associated with investing in "penny stocks" and that describe the market for these "penny stocks," as well as a purchaser's legal remedies; and

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  obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in "penny stock" can be completed.

        Since our common stock is subject to these rules, broker-dealers may find it difficult to effect customer transactions and trading activity in our securities may be adversely affected. As a result, the market price of our securities may be depressed, and you may find it more difficult to sell our securities.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

        Our common stock is currently quoted on the OTC Bulletin Board under the symbol "TKER."

        The following table sets forth, for the periods indicated, the high and low bids for our common stock-based on inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

	Price Range of Common Stock
Quarter Ended
	High	Low
Fiscal 2004
First Quarter	$0.29	$0.09
Second Quarter	$0.51	$0.09
Third Quarter	$0.54	$0.22
Fourth Quarter	$2.89	$0.39
Fiscal 2005
First Quarter	$5.15	$2.31
Second Quarter	$4.14	$2.21
Third Quarter	$3.90	$2.21
Fourth Quarter	$2.79	$0.58
Fiscal 2006
First Quarter	$1.04	$0.54
Second Quarter	$0.74	$0.44
Third Quarter	$0.57	$0.08

        As of September 30, 2006, we had approximately 105,339,975 shares of common stock outstanding and approximately 140 stockholders of record. The closing price for our common stock on October 23, 2006 was $0.11.

        We have never paid dividends on our common stock. We intend to retain our earnings for use in our business and, therefore, do not anticipate paying any cash dividends on our common stock for the foreseeable future.

SELECTED CONSOLIDATED FINANCIAL DATA

        The following table sets forth the Company's selected historical consolidated financial data as of and for each of the five years ended December 31, 2005.

        The selected consolidated financial data for the years ended December 31, 2005, 2004 and 2003 and as of December 31, 2005 and 2004 have been derived from our financial statements, included elsewhere in this prospectus, which have been audited by either Rothstein, Kass & Company, P.C. or Morgan and Company, each an independent registered public accounting firm. The selected historical consolidated financial data as of and for the years ended December 31, 2002 and 2001 have been derived from the Company's consolidated financial statements not included in this prospectus, which have been audited by Morgan and Company. As a result of the 2005 Acquisition, financial data for periods prior to the 2005 Acquisition may not be comparable with financial data for periods following the 2005 Acquisition.

        The following financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical consolidated financial statements and the notes thereto included elsewhere in this prospectus. Until December 31, 2005, we were in a development stage. The quarterly period ended March 31, 2006 was the first period we were considered an operating company.

Statement of Operations Data (in thousands except per share data):

	Year Ended December 31,					Six Months Ended June 30,
	2005	2004	2003	2002	2001	2006	2005
Revenues	$705	$—	$—	$—	$—	$758	$305
Impairment of goodwill and intangible assets	—	—	—	—	—	30,152	—
Loss from operations	(16,964)	(3,367)	(501)	(745)	(59)	(38,591)	(6,860)
Other income (expense)	(1,305)	(2,704)	(106)	(17)	7	(22)	(137)
Net loss	(18,269)	(6,072)	(607)	(761)	(52)	(38,613)	(6,997)
Net loss per common share, basic and diluted	$(0.25)	$(0.26)	$(0.05)	$(0.07)	$(0.01)	$(0.38)	$(0.11)
Weighted average common shares outstanding	73,549	23,597	13,003	11,305	11,262	102,749	61,284

Balance Sheet Data (in thousands):

	As of December 31,					As of June 30,
	2005	2004	2003	2002	2001	2006
Working capital (deficit)	$(603)	$14,334	$34	$(50)	$(148)	$3,492
Total assets	68,854	16,767	548	422	—	40,782
Long-term liabilities	1,574	1,389	386	308	—	1,099
Stockholders' equity (deficit)	63,288	14,244	21	(90)	(148)	36,589
Number of shares out-standing at end of period	89,167	48,864	14,511	11,787	11,262	105,002

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the "Selected Consolidated Financial Data" and the consolidated financial statements and notes thereto appearing elsewhere in this prospectus. The discussion contains forward-looking statements that involve risks and uncertainties. See "Forward-Looking Statements" and "Risk Factors" for a description of the important factors that could cause actual results to differ materially from those contained in forward-looking statements.

Overview

        We are a manufacturer, distributor and marketer of products using a patented process, which we refer to as the "pHarlo technology," that utilizes a highly charged and acidified, yet stable and safe, solution that enables copper sulfate, a compound with bacteriostatic properties, to remain active throughout a wide range of pH values. We own the utility patent applications and provisional patent applications associated with the pHarlo technology and have entered into a sub-license agreement for the base patents associated with the pHarlo technology, in the following fields of use:

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  Antimicrobial Composition for Pre-Harvest and Post-Harvest Treatment of Plants and Animals

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  Antimicrobial Food Additive and Treatment for Cooked Food, Water and Wastewater

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  Antimicrobial Processing Aid and Food Additive (US Provisional Application)

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  Oral Health Care Drink and Method for Reducing Malodors

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  Skin Care Composition for Dermatological Disorders including burn and wrinkle creams (US Provisional Application), Hangover Remedy and Alcohol Abatement Composition

        We currently market:

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  Unifresh® Footbath, a grooming aid for dairy cows;

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  Close Call™, an oral hygiene breath drink;

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  Tasker Pacific Blue™ Seafood Wash; and

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  Tasker Blue, an antimicrobial processing aid in poultry scalders.

        In December 2005 we decided to concentrate our efforts on the development and commercialization of our poultry processing products, seafood processing applications, and Unifresh® Footbath and Unifresh® Pen Spray products. We also decided to seek to license and/or sell the Close Call™ brand and derivative applications.

  Unifresh® Footbath

        We currently market Unifresh® Footbath concentrate, a grooming aid that helps clean and disinfect the hooves of dairy cows. Because of the bacteriostatic properties of the pHarlo technology, this product helps control bacteria that infect the hooves of cows and cause interdigital dermatitis, or a bacterial infection of the skin on a cow's hoof, and interdigital papillomatosis, or a disease that affects a cow's hoof that may cause severe lameness, decreased milk yield, body weight loss, decreased reproductive performance and increased veterinary expenses. Unifresh® Footbath concentrate was launched during the third quarter of 2005. In the fourth quarter of 2005, we discovered that our Unifresh® Footbath product's effectiveness was diminished in water that had abnormally high alkaline content, a term commonly used to refer to a substance that has a pH level greater than 7. We reformulated our Unifresh® Footbath concentrate with the addition of a compound that neutralizes alkali, or a type of base that has a pH greater than 7, which can increase the pH of water or soil. In the first quarter of 2006, we introduced our enhanced formulation to the market. It is currently being sold to dairy farms throughout the U.S. through our sales force, independent brokers and farm product distributors. We currently market the product as a grooming aid. No federal agency approvals are required for marketing this product.

  Close Call™

        Our oral hygiene drink, Close Call™, is marketed as an oral hygiene breath drink that eliminates odors from tobacco, garlic, onion and alcohol. The FDA requires companies making structure or function claims relating to a dietary supplement product, such as Close Call™, to "certify that the firm has substantiation that the claim is truthful and not misleading." While the FDA does not require any presentation of this support, it does require a notice of dietary supplement ingredients and claims. This is currently being prepared. We currently market the product as a beverage, but there can be no assurance that the FDA will agree with this characterization or the product claims, which could result in additional regulatory requirements and potentially subject us to a variety of enforcement actions.

        We believe that our Close Call™ product could be marketed more efficiently by a company either already established in the industry or with more commercial resources. Therefore, we plan to seek to license and/or sell the Close Call™ brand or derivative applications.

  Poultry Processing

        In August 2005, we began the in-plant commercial verification process for USDA approval to use the pHarlo technology in the scalder process of poultry processing. In January 2006, we received initial consent from the USDA to continue in-plant testing in two additional plants. We completed these tests and we submitted their results of the tests to the USDA for review in the second quarter of 2006. In August 2006, we received a letter from the USDA indicating that it had no objection to the use of our product as an antimicrobial processing aid in poultry scalders. This letter enables us to begin commercialization of the product in the United States.

  Seafood Processing Products

        We recently began marketing the pHarlo technology for use in pathogen reduction, or a process by which certain bacteria that cause disease or illness are reduced in number or eliminated, and shelf life extension in seafood processing. Our product, Tasker Pacific Blue Seafood Wash, has been tested at the North Carolina State Center for Marine Science & Technology, Virginia Tech University and Mississippi State University on shrimp, mahi mahi, salmon, flounder, scallops and catfish. The results of these studies indicated that the pHarlo technology could possibly double the shelf life on catfish filets and significantly increase the shelf life of scallops.

Financial Overview

        Until December 31, 2005, we were in a development stage. The quarterly period ended March 31, 2006 was the first period we were considered an operating company.

        Based upon our forecast of future revenues from our products in conjunction with the cash and marketable securities on hand, cash expected to be generated from operations may not provide adequate funding for our working capital over the next twelve months. We are rapidly depleting our cash resources and our ability to continue to operate and grow our business is dependent upon obtaining new financing and/or generating revenue growth from operations. The cost of any new financing may be prohibitive. While we have been in the process of aggressively developing, marketing and selling our products, there can be no assurance that those efforts will be met with success in the marketplace or that the timing of our efforts will be consistent with our cash availability and burn rate. If we are unable to arrange new financing and/or generate sufficient revenue growth from existing and new business arrangements, by the fourth quarter of 2006, we will not have sufficient cash to support our operations and meet our obligations and we will be forced to consider the further restructuring of our operations, the disposition of various assets, the seeking of protection from our creditors, or ceasing of operations and liquidation.

Impairment of goodwill and intangible assets

        In the second quarter of 2006, we tested for impairment of our intangible assets and our goodwill in accordance with Statement of Financial Accounting Standards (SFAS) No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" (SFAS No. 144) and Statement of Financial Standards No. 142 "Goodwill and Other Intangible Assets" (SFAS No. 142) respectively. Our testing was triggered by the following events and circumstances that constitute impairment indicators under the literature:

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  a preliminary expectation that third and fourth quarter 2006 originally projected revenues will not be attained;

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  a decrease in expected future cash flows; and

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  a decline in the market price of our common stock

        Upon completion of the impairment tests, we recorded non-cash impairment charges to intangible assets and goodwill of $12.2 million and $17.9 million, respectively. Note 8 to our unaudited condensed consolidated financial statements for the period ended June 30, 2006 describes the impairment tests performed and their impact during the second quarter of 2006. There can be no assurance that there will not be impairment charges in subsequent periods as a result of our future periodic impairment reviews. To the extent that future impairment charges occur, they will likely have a material impact on our financial results.

Related Party Transactions

        In 2004, we entered into an Exclusive Field of Use License Agreement and Product Sale Agreement with Wynn Starr Special Products, LLC. Under the terms of this agreement, as amended through October 20, 2006, we granted Wynn Starr the exclusive, worldwide right to market and distribute products used as post-harvesting processing aids, or chemicals that assist with microbial reduction and shelf life extension without changing food characteristics for the poultry industry based on the pHarlo technology. In return for this license, Wynn Starr has agreed to pay us a royalty of 70% of the net sales price for each gallon of licensed products sold by Wynn Starr for which payment is received from customers and in no event less than manufacturing cost plus 40% of manufacturing cost. However, the minimum purchase price to Wynn Starr may be adjusted to the extent manufacturing cost varies by more than 5%. Net sales price and licensed products are defined in the Exclusive Field of Use License Agreement and Product Sales Agreement. As of June 30, 2006 no royalties were due and none had been paid to us under this royalty arrangement. Steven B. Zavagli, a former member of our board of directors, is the founder, Chairman and the Chief Executive Officer of Wynn Starr and Wynn Starr's ultimate parent company, Wynn Starr Flavors, Inc.

        We paid Mr. Gordon O. Davis, the former Chairman of the board of directors, approximately $50,000 for consulting services during the six months ended June 30, 2006.

Restructuring Charges

        During the fourth quarter of fiscal year 2005, we recorded and paid approximately $29,000 of severance to one executive and five staff members as part of our efforts to reduce operating costs. Seven more staff members were terminated but no severance was paid to them. No liability remained at the end of fiscal year 2005 related to this personnel reduction action. We expect to experience cost reductions of approximately $200,000 per quarter starting in the first quarter of 2006 related to this action.

        In a separate cost reduction action during the first quarter of fiscal year 2006, we recorded severance costs of approximately $224,000 for one executive and four administrative staff members whose employment was terminated as a result of our effort to reduce operating costs. In the first fiscal quarter of 2006, we paid $117,000 of the $224,000 severance obligation we recorded in the same quarter. Consequently, the severance obligation accrual balance as of March 31, 2006 was $107,000. In the second fiscal quarter of 2006, we paid $92,000 of the $107,000 severance obligation accrual that remained as of March 31, 2006. The remaining $15,000 of severance obligation outstanding as of June 30, 2006 was paid in July 2006. The severance obligation accrual is included on the unaudited condensed consolidated balance sheets as a part of other accrued liabilities. We expect to experience cost reductions of approximately $75,000 per quarter starting in the third quarter of 2006 related to this action. No severance accrual remained at the end of third quarter of fiscal year 2005 related to this reduction action.

        In August 2006, we revised the salary structure of three of our employees and terminated six other employees. In relation to these reductions we recorded severance costs of approximately $15,000. We expect that these severance costs will be paid in full in the third quarter of 2006 and will result in cost savings of approximately $150,000 per quarter starting late in the third quarter of 2006.

Critical Accounting Policies and Estimates

        We believe that several accounting policies are important to understanding our historical and future performance. We refer to such policies as "critical" because these specific areas generally require us to make judgments and estimates about matters that are uncertain at the time we make the estimate, and different estimates—which also would have been reasonable—could have been used. These critical accounting policies and estimates relate to derivative liabilities, valuation of goodwill, intangible assets and inventory. These critical policies, and our procedures related to these policies, are discussed below. In addition, refer to Note 2 to the accompanying consolidated financial statements for a discussion of all of our significant accounting policies.

  Derivative Instruments

        To date, we have entered into several debt and equity transactions to fund our operations. A number of these transactions involved the issuance of convertible debt and warrants. These transactions also included registration rights agreements that impose significant penalties on us if certain conditions are not met. As a result of these registration rights agreements we face a number of unique and complex accounting issues such as the ones discussed below.

        We have issued and outstanding several financial instruments with embedded derivative features, consisting of convertible debt and warrants. We analyze these financial instruments in accordance with Statement of Financial Accounting Standards, or SFAS, No. 133 and Emerging Issues Task Force, or EITF, Issue Nos. 00-19 and 05-02 to determine if these hybrid contracts have embedded derivatives that must be bifurcated. In addition, free standing warrants are accounted for as either equity or liabilities in accordance with the provisions of EITF Issue No. 00-19.

        EITF Issue No. 05-4 "The Effect of a Liquidated Damages Clause on a Freestanding Financial Instrument Subject to EITF Issue No. 00-19, "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock"' addresses financial instruments, such as convertible notes and stock purchase warrants, which are accounted for under EITF 00-19, that are issued with a corresponding right to have these securities registered pursuant to a registration rights agreement that includes a liquidated damages clause. Alternative accounting treatments of registration rights are discussed in EITF Issue No. 05-4. One alternative treatment discussed in EITF Issue No. 05-4 could require the warrants, the convertible debt and the registration rights agreement to be treated as a single financial instrument. If the EITF implements this approach, the convertible debt and the warrants we have issued would need to be recorded as a liability at fair value and changes in the fair value of the liability would need to be recorded in the statement of operations each period. Implementation of this approach may have a material non-cash impact to our financial statement. Since no consensus on EITF Issue No. 05-4 has been reached, we have adopted View C as described in the EITF Issue No. 05-4 Issue Summary No. 1. Under View C, registration rights agreements and the associated financial instruments are accounted for as separate instruments. Accordingly, we have given only prospective application to this guidance. Further impact on our consolidated financial statements of adopting the standard, if any, will follow the transition guidance when released.

        In April and July 2004, we entered into private placement agreements and registration rights agreements for convertible debentures and warrants (see Note 6 to the consolidated financial statements). Based on the interpretive guidance in EITF Issue No. 05-4 due to an uncapped liquidated damages provision in the registration rights agreements, we determined that the registration rights are derivative liabilities that should be bifurcated from the related financial instruments. Accordingly, the estimated fair value of the registration rights derivative of $244,000 was recorded as a liability as of October 1, 2005, the beginning of the first fiscal period after September 15, 2005, the date that EITF postponed further deliberations.

        In connection with our December 2004 and January 2006 private placements, our estimated fair value of the related registration rights derivative was immaterial at the inception and at each reporting date since and we have not recorded a liability. At each reporting period, we calculate the estimated fair value of the registration rights derivatives. If the underlying assumptions of the calculation change such that the estimated fair value is not immaterial, we will record a liability at that time. In connection with our September 2005 private placement, our estimated fair value of the related registration rights derivative at its inception was immaterial and we did not record a liability. Subsequently, in connection with the January 2006 private placement, we amended our September 2005 agreement with the rights holder to waive the liquidated damages relating to our inability to have such registration statement declared effective by May 23, 2006. On April 26, 2006, we filed a registration statement registering resale of securities purchased in the September 2005 and January 2006 private placements. We believe, however, that as it relates to the September 2005 private placement, we have used our best efforts to cause the registration statement to be declared effective and, therefore, pursuant to the terms of the September 2005 registration rights agreement, we believe that we are not currently liable for liquidated damages as a result of the registration statement not being declared effective by May 23, 2006. Should the rights holders dispute that our best efforts were used, and we either accede to their assertion or are found to not have used our best efforts, the estimated maximum amount of liquidated damages for which we would be liable, assuming (i) ineffectiveness from May 23, 2006 to the end of the period covered by the registration agreement and (ii) a stock price of $0.37 for periods subsequent to July 26, 2006, is approximately $270,000. Also, we believe that as it relates to the January 2006 private placement, we have used our best efforts to respond to the SEC comments within fifteen days from the date of the receipt of those comments. As of September 30, 2006, no shares were issuable as liquidated damages under the terms of the January 2006 registration rights agreement. However, if we fail to meet certain conditions of the January 2006 registration rights agreement, we will be required to issue to each holder in our January 2006 private placement, shares and warrants equal to one percent, or 266,718 of the respective number of shares and warrants purchased by each holder, for each 30 days of failure to meet any one of these conditions. We may be required to issue a maximum aggregate of 4 million shares and warrants.

        Changes in the estimated fair value of the registration rights derivative liability are recorded in the consolidated statement of operations. In the fourth quarter of 2005, we recorded a gain on the reduction of the derivative liability of approximately $9,000.

        In connection with our examination of past transactions for application of EITF Issue No. 05-4, we noted that for the period from entering into the April 2004 Securities Purchase Agreement until we increased our authorized shares in August 2004, we had insufficient shares to meet all potential obligations to issue shares under our convertible notes and exercisable warrants and options. Under EITF Issue No. 00-19, a liability should be recognized for those financial instruments for that period, with any changes in the fair value of such liabilities recognized in our consolidated statement of operations. Based on our analysis of such liabilities, we determined the effect of any such amounts to be immaterial.

        At June 30, 2006, our derivative liability balance, related to the April 2004 and July 2004 registration rights agreements, was approximately $150,000. Additionally, included in the other accrued liabilities at June 30, 2006 is approximately $130,000 of interest and late fees and approximately $423,000 of incurred liquidated damages associated with the April 2004 and the July 2004 convertible debentures. We have not incurred any liquidated damages liabilities related to any of our other registration rights agreements.

  Goodwill and Intangible Assets

        The discussions under the captions "Goodwill" and "Intangible Assets" below, describe the valuation methods we used to estimate the fair values. We have made assumptions in our valuation methods that we will achieve certain levels of revenue and funding of cash requirements, which are dependent upon certain factors outside of our control. If we do not meet our projections, we may be required to record additional impairment charges. To the extent that future impairment charges occur, they will likely have a material impact on our financial results. We anticipate that we will need approximately an additional $3 to $5 million to support our operations and meet our obligations over the next twelve months. We are currently reviewing alternative methods of financing, including private issuances of debt and/or equity. We have a limited history on which to base our projections and on which to determine the accuracy of our projections.

  Goodwill

  December 2005

        Since the adoption of SFAS No. 142 "Goodwill and Other Intangible Assets," we are required to test our goodwill at least annually for impairment and for fiscal year 2005 we performed this review during our fourth quarter, which, going forward, will be the timing of our annual goodwill impairment review. Based on this review, we concluded that there was no goodwill impairment. Our analysis was performed at the company level which represents the "reporting unit" level. Our analysis of goodwill impairment required an estimate of the fair value for the reporting unit, which is an inherently subjective process. Based on the results of our impairment review we concluded that the fair value of the reporting unit was not impaired. At December 31, 2005, the carrying value of goodwill was approximately $41.7 million. The carrying value of the reporting unit was $65.5 million and our estimate of its fair value was $80.5 million. Our market capitalization, based upon the outstanding common stock and the closing price on December 31, 2005, was $65 million. The estimated fair value exceeded the market capitalization and the carrying value by $15.0 million. Over an extended period, we would not expect market value to differ significantly from the estimated fair value. However, at a point in time, such as when we are evaluating for impairment, factors which may affect the market value, and which are used in the valuation estimate, may not be known to the market, and therefore may lead to a result that the two may not be comparable. For instance, after the release of the impairment information, the market value of our stock declined significantly, and to an amount not materially different from our estimated fair value. Additionally, a value determined by reference to market prices could differ, perhaps materially, from our estimated fair value based on market perception of discounts related to liquidity, lack of control, perception of the need for financing, or conversely, the perceived effect of any dilution related to such potential financing, or similar matters.

        The fair value of the reporting unit was based on the income approach using a discounted cash flow model. Cash flow projections were based on our revenue projections for our products. We projected revenue growth rates of 290% in 2007, as compared to a relatively low revenue base in 2006;

a growth rate of 30% per year in 2008 through 2010; a growth rate of 20% per year in 2011 through 2013; a growth rate of 10% per year in 2014 through 2016; and a terminal growth rate of 5% for all subsequent years. The revenue growth is mainly attributable to the projected sales of the poultry pen spray product in France and other European countries. The projected demand for this product was due to European Union (EU) regulations requiring improvement in the living conditions of poultry birds expected to be implemented in 2006. The poultry pen spray product improves these conditions by reducing the ammonia levels in the poultry pens.

        The discount rate used was 25% and was based on venture capital rates for start-up companies in similar industries.

        The table below presents a sensitivity analysis for 5% change per projected year in earnings before taxes and 1% changes in the discount rate:

Earnings Before Taxes	24% Discount Rate	25% Discount Rate	26% Discount Rate
	(in millions)
-5%	$80.3	$75.5	$71.1
As projected	$85.6	$80.5	$75.7
+5%	$90.8	$85.4	$80.4

        The table below presents the 1% sensitivity analysis (including tax amortization benefit) for revenue terminal growth rate and discount rate:

Terminal Growth Rate	24% Discount Rate	25% Discount Rate	26% Discount Rate
	(in millions)
4%	$82.9	$78.0	$73.4
5%	$85.6	$80.5	$75.7
6%	$88.6	$83.3	$78.4

  June 2006

        In the second quarter of 2006, we tested for impairment of our goodwill in accordance with SFAS No. 142. Our testing was triggered by a preliminary expectation that third and fourth quarter 2006 originally projected revenues will not be attained, a decrease in expected future cash flows and a decline in the market price of our common stock. These events and circumstances constitute impairment indicators under the literature. Upon completion of the impairment tests, we recorded non-cash impairment charge to goodwill of $17.9 million. At June 30, 2006, the carrying value of goodwill before the impairment charge was approximately $41.7 million, the carrying value of the reporting unit was $68.2 million. Our estimate of the fair value of the reporting unit, and after recording impairments of our intangible assets and goodwill, the carrying value, was $38.1 million and our estimate of the closing price on June 30, 2006 was $51.5 million, which exceeded our estimate of fair value by $13.4 million. At June 30, 2006, after recording an impairment charge to the intangible assets of $12.2 million based on their estimated fair value, the carrying value of the reporting unit was $56.0 million, resulting in an impairment charge to goodwill of $17.9 million. After the impairment charge, the carrying value of the goodwill was $23.8 million.

        Also see Note 8 to our unaudited condensed consolidated financial statements for the period ended June 30, 2006 for a description of the impairment tests performed and their impact during the second quarter of 2006.

        The fair value of the reporting unit was based on the income approach using a discounted cash flow model. Cash flow projections were based on our revenue projections for our products. As a result of the circumstances outlined in the following, we reduced our revenue projections by 68% in 2006 and in 2007, 54% in 2008, 46% in 2009 and 43% in 2010. We projected revenue growth rates of 300% in 2007, as compared to the significantly reduced revenue amount base in 2006, and from reduced revenue levels, growth rates per year of 80%, 55% and 38% in 2008, 2009 and 2010, respectively, a growth rate of 7% per year in 2011 through 2015 and a terminal growth rate of 5% for all subsequent years. The majority of the reduction in the amount of revenue was due to the indefinite delay in the implementation of the enforcement framework of EU regulations regarding the welfare of poultry birds. We removed from our projections all revenue related to our poultry pen spray product since we are not certain of the timing of the enforcement of these regulations. Additionally, in order for this product to be sold in the U.S., we need to make additional revisions to its formulation that will require time and additional resources. Consequently, we have not included any U.S. revenue in our projections. We also reduced our projections related to our Unifresh Footbath product since our distributors were unable to devote the level of sale and technical personnel to promote and educate our customers on the benefits of our products that we originally anticipated. On the other hand, the expectation of receipt of USDA approval in the third quarter of 2006 (received in August 2006) for the application of our poultry processing wash in the scalder process resulted in the increase of projected revenues related to this product. However, we are still in the process of completing the commercial verification process for the poultry processing wash and the Tasker Pacific Blue Seafood Wash as we do not yet have a proven record of acceptance of our products by our target audience. Customers in our industry are traditionally averse to entering into long-term agreements, therefore limiting our ability to commit distributors or predict specific customer purchase volumes. If we do not commercially verify these products, we may need to record an additional impairment charge. To the extent an additional impairment charge is required, it will likely have a material impact on our financial results.

        The discount rate used was 25% and was based on venture capital rates for start-up companies in similar industries.

        The table below presents a sensitivity analysis for 5% change per projected year in earnings before taxes and 1% changes in the discount rate:

Earnings Before Taxes	24% Discount Rate	25% Discount Rate	26% Discount Rate
	(in millions)
-5%	$38.7	$35.7	$33.0
As projected	$41.3	$38.1	$35.3
+5%	$43.9	$40.5	$37.4

        The table below presents the 1% sensitivity analysis (including tax amortization benefit) for revenue terminal growth rate and discount rate:

Terminal Growth Rate	24% Discount Rate	25% Discount Rate	26% Discount Rate
	(in millions)
4%	$40.4	$37.3	$34.6
5%	$41.3	$38.1	$35.3
6%	$42.3	$38.9	$35.9

  Intangible Assets

        In addition to our annual goodwill review, we also perform periodic reviews of the carrying value of our other intangible assets. These intangible assets consist of utility patent applications. We specifically consider whether any indicators of impairment are present, including:

  •
  whether there has been a significant decrease in the market price of an asset;

  •
  whether there has been a significant adverse change in the extent or manner in which an asset is used; and

  •
  whether there is an expectation that the asset will be sold or disposed of before the end of its originally estimated useful life.

        If indicators of impairment are present, an estimate of the undiscounted cash flows that the specific asset is expected to generate is made to ensure that the carrying value of the asset can be recovered. These estimates involve significant subjectivity. At December 31, 2005, the carrying value of our intangible assets, excluding goodwill, was approximately $21.6 million. None of these assets were deemed to be impaired as of December 31, 2005.

        Consistent with this policy, in the second quarter of 2006, we tested for impairment of our intangible assets in accordance with Statement of Financial Accounting Standards (SFAS) No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" (SFAS No. 144). Our testing was triggered by a preliminary expectation that third and fourth quarter 2006 originally projected revenues will not be attained, a decrease in expected future cash flows and a decline in the market price of our common stock. These events and circumstances constitute impairment indicators under the literature. Upon completion of the impairment tests, we recorded non-cash impairment charge to intangible assets of $12.2 million. At June 30, 2006, the carrying value of the intangible assets was approximately $8.3 million, after this impairment charge. Also see Note 8 to our unaudited condensed consolidated financial statements for the period ended June 30, 2006 for a description of the impairment tests performed and their impact during the second quarter of 2006.

  Valuation of Acquired Intangible Assets

        In connection with the 2005 Acquisition, we recorded other intangible assets relating to acquired utility patent applications. The valuation process used to calculate the value assigned to the acquired intangible assets is complex and involves significantly subjective financial projection estimates. The principal component of the valuation is the determination of discounted future cash flows expected to be derived from the use of these intangible assets. In addition, there are a number of other variables that we considered for purposes of projecting these future cash flows, including those listed below.

        There is inherent uncertainty involved with this estimation of cash flows from intangible assets, and, while our estimates are consistent with our internal planning assumptions, the ultimate accuracy of these estimates is only verifiable over time. Further, the projections required for the valuation process normally utilize a ten-year forecast, which exceeds our normal internal planning and forecasting timeline. The particularly sensitive components of these estimates include, but are not limited to:

  •
  the selection of an appropriate discount rate;

  •
  the required return on all assets employed by the valued asset to generate future income streams;

  •
  our projected overall revenue growth;

  •
  our gross margin estimates;

  •
  our patent-pending technology and its useful life;

  •
  our planned level of operating expenses; and

  •
  our effective tax rate.

  December 2005

        At December 31, 2005, the fair value of the identified intangible asset was determined using a discounted cash flow model utilizing the relief from royalty valuation method.

        Cash flow projections were based on management's forecast relating to the intellectual properties and life was based on the remainder of the underlying patent life. Under the relief from royalty valuation method, we evaluate what the royalty we would have to pay would be, if we did not own the rights to the patent. The assumptions underlying the method include a projection of sales related to the utilization of the patents and what the royalty rate we would expect to pay resulting in a total royalty amount, adjusted for an appropriate discount rate and amortization benefit.

        Our projection of revenues, the same as used in our reporting unit cash flow projections for purposes of evaluating any impairment of goodwill, assumed growth rates of 290% in 2007, as compared to a relatively low revenue base in 2006, a growth rate of 30% per year in 2008 through 2010, a growth rate of 20% per year in 2011 through 2013 and a growth rate of 10% per year in 2014 through 2016. The revenue growth is mainly attributable to the projected sale of the poultry pen spray product in France and other European countries. The projected demand for this product is due to EU regulations requiring improvement in the living conditions of poultry birds expected to be implemented in 2006. The poultry pen spray product improves these conditions by reducing the ammonia levels in the poultry pens.

        The discount rate used was 15% and was based on a cost of equity analyses based on industry rates of returns, by applying the Capital Asset Pricing Model (CAPM). The royalty rate was 5% which was based primarily on the royalty rate we paid to pHarlo IP LLC prior to the acquisition of the patents, as well as economic factors.

        The table below presents the sensitivity analysis for a 5% revenue increase or decrease per projected year (including tax amortization benefit) and a 1% increase or decrease in the discount rate:

Revenue Change for Each Year	14% Discount Rate	15% Discount Rate	16% Discount Rate
	(in millions)
-5%	$22.6	$21.3	$20.1
As Projected	$24.0	$22.5	$21.3
+5%	$25.3	$23.8	$22.4

        The table below presents the sensitivity analysis for 1% increase or decrease in the royalty rate and in the discount rate:

Royalty Rate	14% Discount Rate	15% Discount Rate	16% Discount Rate
	(in millions)
4%	$18.7	$17.6	$16.5
5%	$24.0	$22.5	$21.3
6%	$29.2	$27.5	$25.9

  June 2006

        Our projection of revenues, the same as used in our reporting unit cash flow projections for purposes of evaluating any impairment of goodwill, assumes growth rates of 300% in 2007, as compared to a relatively low revenue base in 2006, growth rates per year of 80%, 55% and 38% in 2008, 2009 and 2010, respectively, and a growth rate of 7% per year in 2011 through 2015. The majority of the reduction in the amount of revenue was due to the indefinite delay of the enforcement framework of EU regulations regarding the welfare of poultry birds. We removed from our projections all revenue related to our poultry pen spray product since we are not certain of the timing of the enforcement of these regulations. Additionally, in order for this product to be sold in the U.S., we need to make additional revisions to its formulation. Consequently, we have not included any U.S. revenue in our projections. We also reduced our projections related to our Unifresh Footbath product since our distributors were unable to devote the level of sale and technical personnel to promote and educate our customers on the benefits of our product that we originally anticipated. On the other hand, the expectation of receipt of USDA approval in the third quarter of 2006 (received in August 2006) for the application of our poultry processing wash in the scalder process resulted in the increase of projected revenues related to this product. However, we are still in the process of completing the commercial verification process for the poultry processing wash and the Tasker Pacific Blue Seafood Wash as we do not yet have a proven record of acceptance of our products by our target audience. Customers in our industry are traditionally averse to entering into long-term agreements, therefore limiting our ability to commit distributors or predict specific customer purchase volumes. If we do not commercially verify these products, we may need to record an additional impairment charge. To the extent an additional impairment charge is required, it will likely have a material impact on our financial results.

        The discount rate used increased from the December 2005 amount, to 16%, primarily due to changes in interest rates. The discount rate was based on a cost of equity analysis, which was based on industry rates of returns, by applying the Capital Asset Pricing Model (CAPM). The royalty rate was 5%, which was based primarily on the royalty rate we paid to pHarlo IP LLC prior to the acquisition of the patents, as well as economic factors.

        The table below presents the sensitivity analysis for a 5% revenue increase or decrease per projected year (including tax amortization benefit) and a 1% increase or decrease in the discount rate:

Revenue Change for Each Year	15% Discount Rate	16% Discount Rate	17% Discount Rate
	(in millions)
-5%	$8.1	$7.7	$7.3
As projected	$8.8	$8.3	$7.8
+5%	$9.4	$8.9	$8.4

        The table below presents the sensitivity analysis for 1% increase or decrease in the royalty rate and in the discount rate:

Royalty Rate	15% Discount Rate	16% Discount Rate	17% Discount Rate
	(in millions)
4%	$6.2	$5.9	$5.6
5%	$8.8	$8.3	$7.8
6%	$11.2	$10.6	$10.1

  Inventory Valuation and Classification

        Our inventory is valued at the lower of cost or market on an average cost basis. We regularly review inventory balances to determine whether a write-down is necessary. We consider various factors in making this determination, including recent sales history and predicted trends, industry market conditions, general economic conditions, the age of our inventory and recent quality control data. Changes in the factors above or other factors could result in significant additional inventory cost reductions and write-offs.

  Stock-Based Compensation

        Effective January 1, 2006, we adopted accounting rules (SFAS 123(R), "Share-Based Payment") requiring the expense recognition of the estimated fair value of all share-based payments issued to employees. Prior to this, the estimated fair value associated with such awards was not recorded as an expense, but rather was disclosed in a footnote to our financial statements. For the six months ended June 30, 2006, we recorded approximately $2.8 million of stock based compensation expense, with approximately $1.7 million of this expense, attributable to employee stock options and the remainder, approximately $1.1 million, attributable to stock options awarded to consultants and non-employee board members.

        The valuation of employee stock options is an inherently subjective process since market values are generally not available for long-term, non-transferable employee stock options. Accordingly, an option pricing model is utilized to derive an estimated fair value. In calculating the estimated fair value of our stock options, we used a Black-Scholes pricing model which requires the consideration of the following six variables for purposes of estimating fair value:

  •
  the stock option exercise price,

  •
  the expected term of the option,

  •
  the grant date price of our common stock, which is issuable upon exercise of the option,

  •
  the expected volatility of our common stock,

  •
  expected dividends on our common stock (we do not anticipate paying dividends for the foreseeable future), and

  •
  the risk free interest rate for the expected option term.

        Of the variables above, the selection of an expected term and expected stock price volatility are the most subjective. Our estimate of the expected option term was 6 years and was derived based on the average of the sum of the vesting term and the original contract term. In estimating our stock price volatility, we analyzed our historic volatility for a period equal to the expected term of our stock options awarded in the six months ended June 30, 2006, by reference to actual stock prices during this period and calculated an estimated volatility between 132% to 135%. We believe that each of these estimates, both expected term and volatility, is reasonable in light of the data we analyzed. However, as with any estimate, the ultimate accuracy of these estimates is only verifiable over time.

        The specific valuation assumptions noted above were applied to stock options that we granted subsequent to our adoption of SFAS 123(R). The majority of the stock option expense recorded in the three and six months ended June 30, 2006 relates to options granted in the six months ended June 30, 2006. We expect that stock compensation expense will continue to have a material impact on our financial results for the remainder of the fiscal year. For the remainder of fiscal 2006, we expect to incur stock compensation expenses of approximately $885,000 per quarter.

Recent Accounting Pronouncements

        In December 2004, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123(R) "Accounting for Stock-Based Compensation (Revised)". Under SFAS 123(R), companies will be required to recognize as an expense the estimated fair value of all share-based payments to employees, including the fair value of employee stock options. Pro forma disclosure of the estimated expense impact of such awards is no longer an alternative to expense recognition within the financial statements. SFAS No. 123(R) is effective for public companies in the first annual reporting period beginning after June 15, 2005. Accordingly, we will adopt the provisions of SFAS No. 123(R) effective January 1, 2006, the first quarter of our 2006 calendar year.

        There are two transition alternatives for public companies adopting the statement: the modified prospective method and the modified retrospective method. Under the modified prospective method, companies are required to recognize compensation cost for share-based payments to employees, based on the grant date estimate of fair value, from the beginning of the fiscal period in which the recognition provisions of SFAS No. 123(R) are first applied. Prior period financial information would not be restated under this method. Under the modified retrospective method, companies would restate prior periods to include the recognition of compensation cost based on amounts previously reported in the pro forma disclosures relating to stock-based compensation under the existing requirements of SFAS No. 123, "Accounting for Stock-Based Compensation," such as is presented in Note 2 to our audited consolidated financial statements. We expect to elect the modified prospective method, upon adoption.

        We expect the adoption of SFAS No. 123(R) to have a material effect on our financial statements, in the form of additional compensation expense, on a quarterly and annual basis. We are still in the process of evaluating the impact of SFAS No. 123(R), and have not yet quantified the expense impact of this accounting pronouncement on future financial periods.

        In December 2004, the FASB issued SFAS No. 151, "Inventory Costs-an amendment of ARB No. 43, Chapter 4." SFAS No. 151 has been issued to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material (spoilage), which requires that those items be recognized as current-period charges regardless of whether they meet the criterion of "so abnormal." In addition, SFAS No. 151 requires our company to allocate fixed production overheads to the costs of conversion based on the normal capacity of the production facilities. Our management does not believe the effects of SFAS No. 151 will have a material impact on the consolidated financial statements, as we have not incurred any inventory costs that meet the definition of "so abnormal."

        In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections," which replaces APB Opinion No. 20, "Accounting Changes," and supersedes FASB Statement No. 3, "Reporting Accounting Changes in Interim Financial Statements—an amendment of APB Opinion No. 28." SFAS No. 154 requires retrospective application to prior period financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. When it is impracticable to determine the period-specific effects of an accounting change on one or more individual prior periods presented, SFAS No. 154 requires that the new accounting principle be applied to the balances of assets and liabilities as of the beginning of the earliest period for which retrospective application is practicable and that a corresponding adjustment be made to the opening balance of retained earnings for that period rather than being reported in an income statement. When it is impracticable to determine the cumulative effect of applying a change in accounting principle to all prior periods, SFAS No. 154 requires that the new accounting principle be applied as if it were adopted prospectively from the earliest date practicable. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. We have adopted the provisions of SFAS No. 154 as of December 31, 2005 and do not believe that its adoption has a material impact on our consolidated results of operations or financial condition. See Note 1A to our audited consolidated financial statements.

Reclassifications

        Certain prior year amounts have been reclassified to conform to the current year presentation in our consolidated financial statements.

Restatement

        We announced on December 7, 2005, that we had initiated an internal investigation of our accounts receivable and revenues for the quarter ended September 30, 2005. We originally reported revenues for the three month and nine month periods ended September 30, 2005 of $1,446,285 and $1,751,553, respectively, in our quarterly report on Form 10-QSB for the quarter ended September 30, 2005. We also reported accounts receivable, net as of September 30, 2005 of $1,469,723. As a result of the investigation, we discovered that certain sales recognized as revenues and booked as accounts receivable were mischaracterized. The accounting issues relate solely to sales of our Unifresh Footbath product, a product we acquired in the 2005 Acquisition. Our investigation found no accounting issues associated with the revenues reported with respect to sales of our Close Call product.

        During our investigation, we discovered that

  •
  revenues for the three and nine months ended September 30, 2005, and the period from inception to September 30, 2005 should have been $1,128,125, $1,433,393, and $1,433,393, respectively, a reduction of $318,160 for each such period as compared to the numbers as reported in our quarterly report on Form 10-QSB for the quarter ended September 30, 2005;

  •
  net loss for the three and nine months ended September 30, 2005 should have been $4,208,198 and $11,205,184, respectively, an increase of $258,341, respectively to the numbers as reported in our quarterly report on Form 10-QSB for the quarter ended September 30, 2005;

  •
  net loss for the period from inception to September 30, 2005 should have been $19,002,453, also an increase of $258,341 to the numbers as reported in our quarterly report on Form 10-QSB for the quarter ended September 30, 2005;

  •
  net loss per common share for the three and nine months ended September 30, 2005 remained the same as the numbers reported in our quarterly report on Form 10-QSB for the quarter ended September 30, 2005 at $0.05 and $0.16, respectively;

  •
  net loss per common share for the period since inception to September 30, 2005 should have been $1.13, an increase of $0.02;

  •
  accounts receivable, net, total current assets and total assets at September 30, 2005 should have been $1,126,563, $10,983,997 and $76,139,252, respectively, a reduction of $343,160, $258,341 and $258,341, respectively to the numbers as reported in our quarterly report on Form 10-QSB.

The amounts included in the notes to our consolidated financial statements reflect the corrected amounts that should have been reported in the Form 10-QSB.

        The quarterly reports on Form 10-QSB for the periods ended June 30, 2004 and September 30, 2004 were also restated to reflect the following adjustments to income:

  •
  a stock based compensation charge for "in the money" options issued to employees;

  •
  the recognition of value allocated to warrants and an embedded conversion feature associated with convertible debentures issued in April 2004 and July 2004 (an increase of the debt discount) and the immediate amortization of such discount as a result of our violation of certain covenants of the April 2004 and July 2004 convertible debentures; and

  •
  a compensation charge to reflect the market value of common stock issued to consultants for services rendered.

The aggregate effect of this restatement had no impact on our December 31, 2004 Audited Consolidated Financial Statements as reported in our annual report on Form 10-KSB. The amounts included in the notes to our consolidated financial statements reflect the corrected amounts that should have been reported in the Form 10-QSB.

Results of operations

  Overview

        During the calendar year 2005, we substantially completed the integration of the assets acquired in the 2005 Acquisition. The audited financial statements as of and for the period ending December 31, 2005 contained herein reflect our operations on a consolidated basis, which includes the assets acquired. As the 2005 Acquisition was completed during the fiscal year ended December 31, 2005, the assets acquired are included in the financial statements for the period ending December 31, 2005 but are not included in prior periods contained in this prospectus. In 2005, we also began selling Close Call. As a result of these changes, our operating results for the year ended December 31, 2005 include several material changes as compared to the same periods in 2004 and 2003. Below is a brief summary of these material changes.

  Six Months Ended June 30, 2006 Compared to Six Months Ended June 30, 2005

  Revenues

        Revenues for the six months ended June 30, 2006 were approximately $758,000 compared with approximately $305,000 for the corresponding period in 2005. This increase is primarily due to increased sales in Unifresh® Footbath. The revenue for the six months ended June 30, 2005, was entirely due to sales of Close Call™. We expect that revenue will continue to increase throughout fiscal year 2006 primarily due to the increased sales in Unifresh® Footbath and to a lesser extent due to the sales of our new products for the poultry and seafood processing industries.

  Selling, General and Administrative

        SGA expenses are primarily comprised of sales and marketing costs, compensation, professional fees, and general administrative costs. SGA costs for the six months ended June 30, 2006 increased by approximately $900,000 from $6.0 million for the six months ended June 30, 2005, to $6.9 million for the six months ended June 30, 2006. We anticipate that SGA costs will decrease, as a percentage of revenues and in absolute dollars, in fiscal year 2006.

        Sales and marketing expenses consist primarily of salaries and other related costs for sales and marketing personnel, sales commissions, promotional expenses, advertising, public relations and trade shows. Sales and marketing costs increased by approximately $130,000 due to marketing research, branding and promotion for our Unifresh® Footbath product line roll-out, as well as increased compensation expense due to the hiring of additional sales personnel.

        Compensation expense consists primarily of salaries and other related costs for senior management, and the finance and administrative employees of our company. Compensation expense increased by approximately $178,000 primarily due to an increase in severance costs associated with a reduction in administrative and warehouse personnel, and to a lesser extent due to salaries for personnel acquired through the July 2005 acquisition. In August 2006, we revised the salary structure of three of our employees and we terminated six other employees. As a result of these reductions we expect that we will experience cost savings of approximately $150,000 per quarter starting late in the third quarter of 2006.

        Professional fees for the six months ended June 30, 2006 decreased by $2.3 million primarily due to a non-cash charge of approximately $2.5 million for stock options issued to an investor relations consultant for services provided in the six months ended June 30, 2005, partially offset by an increase of approximately $200,000 in legal fees associated with our SEC filings for the six months ended June 30, 2006.

        General and administrative expenses consist primarily of rent, insurance and travel and entertainment expenses. The increase in general and administrative costs for the six months ended June 30, 2006, as compared to the six months ended June 30, 2005, was approximately $694,000. This increase was attributable to a settlement fee of approximately $249,000 for the termination of minimum purchase commitment obligations for Close Call™ bottles, increase in travel and entertainment expenses of approximately $155,000, increase in general insurance costs of approximately $104,000, increase in rent and associated utility expenses for the Texas facility, acquired in the July 2005 acquisition, of approximately $72,000, increase due to the settlement of the "BOC" claim, discussed under legal proceedings, of approximately $50,000, increase in recruiting fees of approximately $20,000, and increase in provision for allowance for doubtful accounts of approximately $10,000.

        Stock based compensation expense increased by approximately $2.3 million for the six months ended June 30, 2006 from $484,000 for the six months ended June 30, 2005. This increase is the result of implementing SFAS 123(R) in January 2006. The expense associated with these awards is recorded as expense within the same functional expense category as cash compensation for the respective employee is recorded. For the six months ended June 30, 2006, stock compensation expense was allocated as follows:

(in thousands)
Sales and marketing	$221
Product development	175
General and administrative	2,448

$2,844

  Product Development

        Product development consists primarily of personnel costs to support product development. Product development and research costs for the six months ended June 30, 2006 decreased by approximately $97,000 or 10% to approximately $889,000 from approximately $986,000 for the six months ended June 30, 2005. This decrease is primarily due to our decision to focus our development efforts in a select smaller number of products, which were closer to commercialization rather than the larger number of products we were developing in the same time period in 2005. The decrease in the number of products we are developing and testing in the six months ended June 30, 2006 resulted in the decrease in consulting expenses of approximately $361,000 and a decrease in third party laboratory testing costs of approximately $146,000. This decrease was partially offset by an increase in stock based compensation of approximately $158,000, an increase in compensation costs of approximately $92,000, an increase in warehouse costs of approximately $91,000 and an increase in production supplies of approximately $70,000. We expect that in fiscal 2006, product development expense will increase in absolute dollars as we continue to develop and enhance our product lines, but should decrease as a percentage of total revenues.

  Depreciation and Amortization Expense

        Depreciation and amortization expense, which includes the amortization of identifiable intangible assets, increased by approximately $1.1 million from approximately $37,000 in the six months ended June 30, 2005, to approximately $1.2 million for the six months ended June 30, 2006, primarily due to the amortization of our utility patent intangible. This patent intangible, after the impairment charge of approximately $12.2 million recorded in the second quarter of 2006, has a current estimated value of approximately $8.3 million and is being amortized over 11.5 years.

  Impairment of goodwill and intangible assets

        In the second quarter of 2006, we initiated testing for impairment of our intangible assets and our goodwill due to the presence of impairment indicators including a preliminary expectation that third and fourth quarter 2006 originally projected revenues will not be attained, a decrease in expected future cash flows and a decline in the market price of our common stock. Upon completion of the impairment tests, we recorded non-cash impairment charges to intangible assets and goodwill of $12.2 million and $17.9 million, respectively. We did not record an impairment charge for the same six month period in 2005. Also, see discussion under "Financial Overview."

  Interest Expense

        Interest expense decreased by approximately $106,000 from $155,000 for the six months ended June 30, 2005 to approximately $49,000 for the six months ended June 30, 2006, primarily due to a reduction in interest payable for convertible debt that was converted in full in January 2006.

  Interest Income

        Interest income increased by approximately $48,000 from $90,000 for the six months ended June 30, 2005 to approximately $138,000 for the six months ended June 30, 2006 primarily due to an increase in interest earned from the Company's investments in marketable securities, as compared to the same period ending June 30, 2005.

  Other expenses, net

        We incurred other expenses, net of approximately $102,000 for the six months ended June 30, 2006 as compared to $62,000 of accrued liquidated damages for the six months ended June 30, 2005. In the six months ended June 30, 2006, we accrued approximately $136,000 for (i) liquidated damages for failure to have a current prospectus available for the resale of common stock sold in the April 2004 and July 2004 private placements, and (ii) a loss on a disposal of a vehicle in the amount of $50,000 as a result of the Settlement and Release Agreement we entered into with a former executive. This increase in expense was partially offset by the reduction of the fair market value of the registration rights liability by approximately $85,000.

  Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

  Revenues

        Revenues for the year ended December 31, 2005 were approximately $705,000, compared with no revenue for the corresponding period in 2004. This increase in revenue was due primarily to revenue associated with sales of Close Call, which contributed approximately $503,000 for the year ended December 31, 2005 and the sales of Unifresh Footbath, a product we acquired in the 2005 Acquisition, which contributed approximately $202,000 in revenue for the year ended December 31, 2005, net of approximately $890,000 of credit memos. These credit memos were issued to customers to whom we promised to take back the Unifresh Footbath that was not as effective due to abnormally high alkaline content, or pH level, in the customers' water sources. We have now reformulated this product by adding a compound that neutralizes alkali, or a type of base that has a pH greater than seven. We expect that our revenue will increase in fiscal year 2006 upon the successful marketing of existing products and the securing of regulatory approvals for certain applications that intend to market. While waiting for regulatory approvals, we are aggressively marketing our existing products, building our network of distributors and identifying prospective customers.

  Gross Margin

        During the year ended December 31, 2005, we wrote-off approximately $741,000 of Close Call finished goods inventory that we estimated would not be sold prior to its shelf expiration date. This write-off resulted in negative gross margin of approximately $603,000 for the year ended December 31, 2005, compared to zero gross margin for the year ended December 31, 2004. As a result of anticipated increased sales in fiscal year 2006, gross margin, in absolute dollars and as percentage of revenue, is expected to increase.

  Product Development

        Product development consists primarily of personnel costs to support product development and clinical trials, which continued to be the focus of our company during 2005. Product development and research costs for the year ended December 31, 2005 increased by approximately $2.0 million or 143% to $3.4 million from $1.4 million for the year ended December 31, 2004. This increase was primarily due to an increase in salary expense of approximately $740,000 from $170,000 for the year ended December 31, 2004, to $910,000 for the year ended December 31, 2005, and an increase in consulting costs of approximately $600,000 from $900,000 for the year ended December 31, 2004 to $1.5 million for the year ended December 31, 2005. The increase in consulting costs was due to research and development in the areas of food processing and the Unifresh Footbath product. Production supply expense increased by approximately $100,000 from $200,000 for the year ended December 31, 2004 to approximately $300,000 for the year ended December 31, 2005. Also, the expense of clinical trials increased approximately $520,000 from $105,000 in 2004 to $625,000 in 2005 due to increased testing and development of new product lines. We anticipate that product development will decrease, as a percentage of revenues, in fiscal year 2006.

  Selling, General and Administrative

        SGA expenses are primarily composed of sales and marketing costs, compensation, professional fees and general administrative costs. SGA costs for the year ended December 31, 2005 increased by approximately $9.9 million from $2.0 million for the year ended December 31, 2004, to $11.9 million for the year ended December 31, 2005. We anticipate that SGA costs will decrease, as a percentage of revenues, in fiscal year 2006.

        Sales and marketing expenses consist mainly of salaries and other related costs for sales and marketing personnel, sales commissions, promotional expenses, advertising, public relations and trade shows. Sales and marketing costs increased by approximately $820,000 from $160,000 for the year ended December 31, 2004 to approximately $980,000 for the year ended December 31, 2005. This increase is due to marketing research, branding and promotion for our Close Call and Unifresh Footbath product line roll-outs.

        Compensation expense consists primarily of salaries and other related costs for our executives, senior management, finance and administrative employees. Compensation expense increased by approximately $4.2 million from approximately $700,000 for the year ended December 31, 2004, to approximately $4.9 million for the year ended December 31, 2005. This increase is primarily due to the addition of executive and other management to oversee the development of our oral care, food processing, skin care, pet care and, to a lesser extent, due to salaries for personnel added in the 2005 Acquisition. During the fourth quarter of fiscal year 2005 we recorded and paid approximately $29,000 of severance to one executive and five staff members. Seven more staff members were terminated but no severance was paid to them during this time period. We expect to experience cost reductions of approximately $200,000 per quarter starting in the first quarter of 2006 related to this personnel reduction action.

        Professional fees consist primarily of legal, accounting, and investor relation fees. Professional fees for the year ended December 31, 2005 increased by $3.5 million, from $600,000 in 2004 to $4.1 million in 2005, primarily due to non-cash charges of approximately $2.8 million for stock options issued to an investor relations consultant for services rendered. The remaining increase in 2005 over 2004 of $700,000 is mainly due to increased legal and accounting fees necessary to complete our various SEC filings during 2005.

        General and administrative expenses consist primarily of rent, insurance, stock-based compensation and travel and entertainment expenses. General administrative costs for the year ended December 31, 2005 increased by $1.4 million from $500,000 in 2004 to $1.9 million in 2005. This increase is attributable to an increase in travel expenses of approximately $500,000, due to the increased sales efforts to promote our products, increased insurance costs of approximately $327,000, an increase in rent expense of approximately $283,000, an increase in utility and equipment charges of approximately $200,000 and an increase of approximately $111,000 in stock-based compensation as a result of "in the money" stock options issued to employees during the year ended December 31, 2005. In 2006, we expect a significant increase in stock compensation expense based on our adoption of SFAS 123(R) on January 1, 2006.

  Depreciation and Amortization Expense

        Depreciation and amortization expense, which includes the amortization of identifiable intangible assets, increased by approximately $1.1 million from approximately $29,000 in the year ended December 31, 2004, to approximately $1.1 million for the year ended December 31, 2005, due in large part to the 2005 Acquisition whereby we acquired fixed assets and intellectual property. The intellectual property, which consist of utility patent applications, has a current estimated value of approximately $21.5 million and is being amortized over 11.5 years. See Note 12 to the consolidated financial statements.

  Interest Expense, Net

        Interest expense, net decreased by approximately $2.6 million from $2.7 million for the year ended December 31, 2004 to approximately $85,000 for the year ended December 31, 2005. This decrease is principally due to the one-time write off in September 2004 of approximately $1.7 million of debt discount caused by our default of certain covenants in the July 2004 convertible debentures private placement and the one-time write off in June 2004 of approximately $800,000 of debt discount caused by our default of certain covenants in the April 2004 convertible debentures private placement. Interest income increased by approximately $112,000, from $23,000 for the year ended December 31, 2004 to approximately $135,000 for the year ended December 31, 2005, primarily due to an increased average cash balance throughout 2005.

  Other

        We incurred other expenses of approximately $1.2 million for the year ended December 31, 2005, related primarily to a reserve recorded for certain notes receivable in the amount of $890,000, and an additional accrued expense for potential liquidating damages in the amount of $286,000.

  Net Loss

        As a result of the above, we had a net loss of $18.3 million for the year ended December 31, 2005, as compared to a net loss of $6.1 million for the year ended December 31, 2004.

  Year Ended December 31, 2004 Compared to Year Ended December 31, 2003

  Product development

        Product development and research costs for the year ended December 31, 2004 increased by approximately $1.3 million from approximately $89,000 for the year ended December 31, 2003, primarily due to consultant fees associated with gaining regulatory approval for our poultry processing product, and additional development costs associated with Close Call.

  Selling, General and Administrative

        SGA expenses are primarily composed of sales and marketing costs, compensation, professional fees, and general administrative costs. SGA costs increased by approximately $1.6 million from approximately $398,000 for the year ended December 31, 2003 to approximately $2.0 million for the year ended December 31, 2004.

        Sales and marketing costs increased by approximately $141,000 for the year ended December 31, 2004 from $0 for the year ended December 31, 2003. This increase is primarily attributable to an increase in advertising and marketing expenses, as well as increased compensation for additional sales employees.

        Compensation expense increased by approximately $620,000, from $50,000 in the year ended December 31, 2003 to approximately $670,000 for the year ended December 31, 2004. This increase reflects the addition of executive and senior management, as well as management to oversee the development of our products such as oral care, food processing, skin care and pet care.

        Professional fees for the year ended December 31, 2004 increased by approximately $500,000 from $100,000 in 2003 to $600,000 in 2004, primarily due to legal fees for intellectual property reviews and due diligence support in our effort to consummate the 2005 Acquisition.

        General and administrative costs for the year ended December 31, 2004 increased by approximately $290,000, from $260,000 for the year ended December 31, 2003 to $550,000 for the year ended December 31, 2004. This increase is primarily due to an expense of $373,000 for stock-based compensation as a result of "in the money" stock options issued to employees during the year ended December 31, 2004, as compared to no stock-based compensation expense for the year ended December 31, 2003, and a decrease of approximately $100,000 in miscellaneous fees associated with filing and stock transfer fees.

  Interest Expense, net

        Our interest expenses increased by a net amount of approximately $2.6 million, from $113,000 for the year ended December 31, 2003 to approximately $2.7 million for the year ended December 31, 2004, primarily as a result of the amortization of loan discounts from the convertible debentures issued by us during 2004 and from notes payable.

  Net Loss

        As a result of the above, we had a net loss of $6.1 million for the year ended December 31, 2004, as compared to a net loss of $607,000 for the year ended December 31, 2003.

Liquidity and Capital Resources

  Overview

        Since our inception, we have funded operations and investing activities through the sale of common stock, warrants and convertible debt under several private placements. Requirements for liquidated damages under some of these private placements may have an impact on our future liquidity. To date we have satisfied and/or received waivers for the provisions of a majority of the agreements that would have otherwise required us to pay liquidated damages. However, we have not received waivers and from time to time we have not satisfied some of the provisions of the registration rights agreements for the April 2004 and July 2004 convertible debt. Nevertheless, our obligation to accrue liquidated damages under these registration rights agreements ceased in April 30 and July 22, 2006, respectively. Through July 22, 2006, we have accrued $441,000 in liquidated damages related to these agreements.

        Based upon our forecast of future revenues from our products in conjunction with the cash and marketable securities on hand, cash expected to be generated from operations may not provide adequate funding for our working capital over the next twelve months. We are rapidly depleting our cash resources and our ability to continue to operate and grow our business is dependent upon obtaining new financing and/or generating revenue growth from operations. The cost of any new financing may be prohibitive. While we have been in the process of aggressively developing, marketing and selling our products, there can be no assurance that those efforts will be met with success in the marketplace or that the timing of our efforts will be consistent with our cash availability and burn rate. If we are unable to arrange new financing and/or generate sufficient revenue growth from existing and new business arrangements, by the fourth quarter of 2006, we will not have sufficient cash to support our operations and meet our obligations and we will be forced to consider the further restructuring of our operations, disposition of various assets, seeking of protection from our creditors, or ceasing of operations and liquidation. We anticipate that we will need approximately $3 to 5 million to support our operations and meet our obligations over the next twelve months. We are currently reviewing alternative methods of financing, including private issuances of debt and/or equity.

  Operating Activities

        Our cash, cash equivalents and marketable securities balances were approximately $4.0 million, $1.0 million and $14.2 million at June 30, 2006, December 31, 2005 and December 31, 2004, respectively.

        Net cash used in operating activities for the six months ended June 30, 2006 was approximately $5.2 million, compared to net cash used in operating activities of approximately $4.9 million for the six months ended June 30, 2005.

        Net cash used in operating activities for the year ended December 31, 2005 was approximately $11.8 million, compared to approximately $2.4 million in 2004 and approximately $471,000 in 2003.

        Our accounts receivable, less allowance for doubtful accounts, at December 31, 2005 and December 31, 2004 were approximately $155,000 and $0, respectively.

        We have fully reserved our note receivable of $890,000 from the Biofilm shareholders as there is no assurance that it is collectible. Also see discussion under "Off-Balance Sheet Arrangements".

        We have significantly increased our inventory level to approximately $1.4 million for the year ended December 31, 2005, from approximately $100,000 for the year ended December 31, 2004, in anticipation of future sales.

  Investing Activities

        Net cash used in investing activities for the six months ended June 30, 2006 was approximately $3.8 million as compared to approximately $5.2 million for the six months ended June 30, 2005. The decrease in net cash used in investing activities was primarily due to the repayment of loans in the six months ended June 30, 2005.

        Net cash used in investing activities for the year ended December 31, 2005 was approximately $7.7 million, and was approximately $530,000 and $133,000 for the years ended December 31, 2004 and 2003, respectively.

        As a result of the 2005 Acquisition, we recorded $2.6 million in cash payments to the Selling Entities, representing approximately $1.4 million in cash consideration, and approximately $1.2 million in acquisition costs.

        Net cash used for the purchase of property and equipment for the year ended December 31, 2005 was approximately $824,000. A major portion of this expense was directly related to the 2005 Acquisition in which we added a production facility and warehouse to facilitate our anticipated growth and revenue stream.

        During the year ended December 31, 2005, pursuant to a series of promissory notes, we loaned approximately $2.6 million (including $136,000 paid to a vendor on behalf of pHarlo Citrus Technologies) to the Selling Entities and principals of pHarlo Citrus Technologies, Inc. and Indian River Labs, LLC. All of the loans granted to the Selling Entities and the principals of pHarlo Citrus Technologies, Inc. and Indian River Labs, LLC during the year ended December 31, 2005 were cancelled on July 15, 2005 upon the completion of the 2005 Acquisition, with the exception of a loan granted on March 28, 2005 to David Creasey, a principal of pHarlo Citrus Technologies and Indian

River Labs, in the amount of $625,000. This loan is evidenced by a promissory note and secured by options and stock that Mr. Creasey holds in our company.

        In April 2005, we purchased 359,000 common shares of Biofilm Strategies Corporation from Electric Aquagenies Unlimited, Inc., representing 27% of Biofilm's outstanding common stock, for cash consideration of $718,000. Further, we advanced a total of $890,000 to the owners of the remaining 73% of Biofilm's common stock. Biofilm's proprietary technology is designed to eradicate biofilm, a protective coating that forms on listeria and other pathogens making them resistant to traditional remedies of eradicating bacteria. We understand that Biofilm is in the process of obtaining certain regulatory approvals for the use of its product in specified applications. After several months of unsuccessful negotiations, we have decided that we will not seek to acquire the remaining 73% of Biofilm's common stock. We originally anticipated that if the acquisition did not close, we would seek repayment of the funds advanced. We are now negotiating an alternative arrangement with Biofilm, whereby Biofilm would license its technology to us, and the $890,000 advanced would be used as a credit against royalty fees due under the license agreement. There can be no assurance that the license agreement will be entered into, or if entered into, that Biofilm would agree to credit the $890,000 advanced toward the royalty fees of such license. We believe that recovery of these advances is uncertain, and have set up an allowance for uncollectible accounts for the entire $890,000.

  Financing Activities

        Net cash provided by financing activities during the six months ended June 30, 2006 was approximately $8.3 million, as compared to approximately $168,000 for the six months ended June 30, 2005.

        The net cash provided by financing activities for the six months ended June 30, 2006 principally represents proceeds from the sale of common stock and warrants. In January 2006, we completed a private placement in which we raised gross proceeds of $9.3 million through the sale of 13,335,295 shares of our common stock at a purchase price of $.70 per share, which were sold together with warrants to purchase an additional 13,335,295 shares of our common stock at an exercise price of $1.00.

        As partial consideration for the purchase of the pHarlo assets in the July 2005 acquisition, we issued a promissory note in the amount of $1,931,973 to Indian River Labs, L.L.C. The promissory note bears interest of 3.4% per annum and is payable in equal bi-weekly principal installments of $37,153, plus interest, through July 2007. During the six months ended June 30, 2006 we paid approximately $483,000 under the Indian River Labs promissory note.

        The net cash provided by our financing activities during the year ended December 31, 2005 was approximately $6.3 million, as compared to approximately $17.1 million and $545,000 for the years ended 2004 and 2003, respectively.

        The net cash provided by financing activities for the year ended December 31, 2005 is mainly derived from proceeds from the sale of common stock and warrants. In September 2005, we completed a private placement in which we raised gross proceeds of $6,435,000 through the sale of 2,947,545 shares of our common stock at a purchase price of $2.20 per share, which were sold together with warrants to purchase an additional 1,473,769 shares of our common stock at an exercise price of $3.00 per share. In conjunction with the January 2006 private placement discussed below the exercise price of the warrants was reduced from $3.00 to $1.00. We also recorded payment for the Indian River Labs promissory note of approximately $409,000.

        As of December 31, 2005, we had approximately $1 million in cash and cash equivalents.

        In January 2006, we sold 13,335,925 units consisting of one share of common stock and a warrant to purchase one share of common stock at an exercise price of $1.00 per share for $0.70 per unit. The gross proceeds to us at the closing of this private placement, exclusive of the exercise price of the warrants, were $9,335,151. The warrants expire five years from the date of issuance. A s a result of the January 2006 private placement, we increased our cash and cash equivalent balance by $8.7 million.

        During the six months ended June 30, 2006 and the year ended December 31, 2005, we continued to be in violation of certain representations and covenants contained in our convertible debentures issued on April 30, 2004 and July 22, 2004. This violation related to the fact that our disclosure controls and procedures were not effective because of material weaknesses in our internal controls over financial reporting which resulted in the restatement of our financial statements filed with the SEC for the quarters ended June 2004, September 2004 and September 2005. The violation also related to the fact that we did not make timely quarterly payments to the bondholders. As a result of this violation, principal and accrued interest on outstanding debentures became immediately due and payable at the option of holders and, as a result, as of December 31, 2005, the Company has classified the entire remaining principal balance in the amount of approximately $194,000 and interest of approximately $119,000 as a current liability and has amortized the debt discount associated with the remaining principal balance. In addition, during the year ended December 31, 2005, we were in default of certain of our obligations under two separate registration rights agreements. As a result of these violations, contractual payments became immediately due and payable to certain holders of our common stock. As of June 30, 2006, we accrued $423,000 in liquidated damages and $130,000 of interest and late fees associated with these defaults.

Registration Rights Agreements

        In connection with the January 2006 private placement, we obtained waivers of all claims for liquidated damages relating to our inability to have the registration statement registering resale of securities purchased in the September 2005 private placement declared effective by the deadline specified in the applicable registration rights agreement. We received these waivers from shareholders representing more than a majority of all outstanding securities issued in connection with the September 2005 private placement. In consideration for obtaining the waiver, we repriced the warrants issued to shareholders providing the waiver such that the exercise price of the warrants issued in connection with the September 2005 private placement was reduced from $3.00 to $1.00. Under the waiver, the date by which the registration statement covering resale of the securities purchased in the September 2005 private placement was required to be declared effective was extended to May 23, 2006. On April 26, 2006, we filed a registration statement registering resale of securities purchased in the September 2005 and January 2006 private placements. We believe, however, that as it relates to the September 2005 private placement, we have used our best efforts to cause the registration statement to be declared effective and, therefore, pursuant to the terms of the September 2005 registration rights agreement, we believe that we are not currently liable for liquidated damages as a result of the registration statement not being declared effective by May 23, 2006. Should the rights holders dispute that our best efforts were used, and we either accede to their assertion or are found to not have used our best efforts, the estimated maximum amount of liquidated damages for which we would be liable, assuming (i) ineffectiveness from May 23, 2006 to the end of the period covered by the registration agreement and (ii) a stock price of $0.37 for periods subsequent to July 26, 2006, is approximately $270,000. Also, we believe that as it relates to the January 2006 private placement, we have used our best efforts to respond to the SEC comments within fifteen days from the date of the receipt of those comments. As of September 30, 2006, no shares were issuable as liquidated damages under the terms of the January 2006 registration rights agreement. However, if we fail to meet certain conditions of the January 2006 registration rights agreement, we will be required to issue to each holder in our January 2006 private placement, shares and warrants equal to one percent, or 266,718 of the respective number of shares and warrants purchased by each holder, for each 30 days of failure to meet any one of these conditions. We may be required to issue a maximum aggregate of 4 million shares and warrants.

Off-Balance Sheet Arrangements

        During the three and six months ended June 30, 2006, we did not engage in material off-balance sheet activities, including the use of structured finance, special purpose entities; material trading activities in non-exchange traded commodity contracts; or transactions with persons or entities that benefit from their non-independent relationship with us.

        In April 2005, we purchased 359,000 common shares of Biofilm Strategies Corporation from Electric Aquagenies Unlimited, Inc., representing 27% of Biofilm's outstanding common stock, for cash consideration of $718,000. We believe that our 27% equity interest in Biofilm is a significant variable interest, as defined by FIN 46(R) "Consolidation of Variable Interest Entities", however we believe that we are currently not the primary beneficiary of Biofilm and thus we would not be required to consolidate the accounts of Biofilm. We believe that our maximum exposure to loss as a result of our involvement with Biofilm is limited to our initial investment of $718,000.

Contractual Obligations and Commitments

        We had the following commitments as of June 30, 2006, which are comprised primarily of a research and development fee contract, consulting and employment contracts, a vendor agreement, notes payable, as well as numerous operating leases:

Contractual Obligations	Payments Due by Period Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
	(in thousands)
Research & development ("R&D") fees(1)	$139	$139	$—	$—	$—
Consulting agreements	136	136	—	—	—
Employment agreements(2)	2,284	559	1,725	—	—
Vendor agreements	41	10	31	—	—
Operating leases	1,249	183	957	109	—
Note(s) payable	1,543	450	1,085	8	—

Total	$5,392	$1,477	$3,798	$117	$—

(1)
On January 26, 2006, R&D fees payable under a Patent and Sub-License Agreement with pHarlo IP were amended so that these fees are (i) payable on a quarterly basis within 30 days after the end of each calendar quarter and (ii) are based on gross sales of the Company (or its affiliates) of products using the pHarlo technology. For fiscal year 2006, the R&D Fees must not be less than $150,000 and are capped at $500,000. The R&D Fees have no minimum amounts payable after 2006; however, they are capped at $2,000,000 for 2007, $4,000,000 for 2008, $8,000,000 for 2009 and $10,000,000 for 2010 and beyond. In the second quarter of 2006 the Company paid, under this agreement, approximately $11,000 of R&D fees related to the revenue generated in the first quarter of 2006.

(2)
In the first quarter of fiscal 2006, the Company terminated several of its existing employment agreements with some of its senior management and entered into new employment agreements with its current executive management. As of June 30, 2006 the revised estimated future minimum annual compensation under these employment agreements, including the new and terminated agreements for 2006, 2007, 2008 and 2009, is approximately $558,900, $892,800, $782,800 and $49,000, respectively.

BUSINESS

Overview

        We manufacture, distribute and market a variety of products using a process we refer to as "pHarlo technology." These products are covered by one or more patents, or base patents, and manufactured using the pHarlo technology, which is covered by those patents. The pHarlo technology utilizes a safe solution, which we call the pHarlo concentrate, and is a solution whose components have been accepted as Generally Recognized as Safe by the U.S. Food and Drug Administration, or FDA. This safe solution enables copper sulfate, a compound with bacteriostatic properties, to remain active throughout a wide range of pH values, or measurements of acidity or alkalinity in a solution. A Generally Recognized as Safe designation for our solution allows it to be added to food and is considered to be safe for human consumption by experts and, therefore, exempt from the usual Federal Food, Drug and Cosmetic Act food additive tolerance requirements.

        We currently market:

  •
  Close Call, an oral hygiene breath drink;

  •
  Unifresh Footbath, a grooming aid for dairy cows; and

  •
  Tasker Pacific Blue Seafood Wash, a product used in commercial and retail seafood processing to extend shelf life and remove odors.

        As a result of the 2005 Acquisition, we now own the utility patent applications and provisional patent applications associated with the pHarlo technology in our field of use, and have entered into a new sub-license agreement for the base patents associated with the pHarlo technology.

        We have begun the in-plant commercial verification process for USDA approval to use the pHarlo technology in the scalder process of poultry processing, which is a method of loosening feathers so that they can be picked and removed mechanically. Poultry processing at high-volume plants includes washing the chickens two times, once in a hot water bath, or scalder, and once post-evisceration and placing the chickens in a chiller, or freezer, thereby killing bacteria and reducing spoilage. When our anti-microbial solution is used in the poultry processing, it can be added to the water in the scalder to reduce the cross-contamination that tends to occur in these communal baths. Future applications of this product may include treatment of the water in the post-evisceration washing and in the chiller.

        We are also in the process of conducting tests of the pHarlo technology in other pre-harvest, or on-farm, and post-harvest, or food processing, applications, including seafood and poultry farming, as well as in water treatment uses. We are also in various stages of developing future product lines using the pHarlo technology in the skin care and pet products industries.

Corporate History

        We were organized as a Nevada corporation on February 2, 1999 to explore for and, if possible, develop mineral properties primarily in the Province of British Columbia, Canada, through our wholly owned subsidiary, Tanuta Ventures Corp. ("Tanuta"). Tanuta was incorporated under the laws of the Province of British Columbia, Canada, on May 13, 1996. This initial business endeavor ceased in 2002.

        In late 2002, the Company entered into an exclusive license agreement with a privately held development company, pHarlo Citrus Technologies, Inc., to sell, develop, market and distribute consumer deodorant breath products, animal breath products and soft drink products using pHarlo Citrus Technologies' patented pHarlo technology. In 2004, we cancelled the 2002 license agreement and entered into two Exclusive License Agreements, one covering the products covered by the 2002 license agreement, and the other covering the sale, marketing and distribution of post-harvesting processing aids, or chemicals that assist with microbial reduction and shelf life extension without changing food characteristics, to the poultry industry. In July 2005, we acquired certain assets of pHarlo Citrus Technologies, Indian River Labs, LLC, pHarlo Citrus Properties Partnership, LLLP, and Coast to Coast Laboratories, LLC, and now own the utility patent applications and provisional patent applications associated with the pHarlo technology in our fields of use. In this prospectus, we refer to these four entities as the "Selling Entities" and to this acquisition as the "2005 Acquisition." In connection with the 2005 Acquisition, we also entered into a new sub-license agreement for the base patents associated with the pHarlo technology.

        In June 2006 the our shareholders approved an amendment to our articles of incorporation to change our name to Tasker Products Corp. The name change became effective on June 28, 2006.

Current and Projected Markets

        On November 21, 2005, we announced that we planned to refocus our operations, reduce costs, strengthen management and streamline operations. As part of this refocusing effort, we reviewed our various product lines, and announced our intention to concentrate our resources on the development of our poultry processing products, our seafood processing products and our Unifresh Footbath and Unifresh Pen Spray products.

Products

  Unifresh Footbath

        We currently market Unifresh Footbath concentrate, a grooming aid that helps clean and disinfect the hooves of dairy cows. Because of the bacteriostatic properties of the pHarlo technology, this product helps control bacteria that infect the hooves of cows and cause interdigital dermatitis, or a bacterial infection of the skin on a cow's hoof, and interdigital papillomatosis, or a disease that affects a cow's hoof that may cause severe lameness, decreased milk yield, body weight loss, decreased reproductive performance and increased veterinary expenses. Unifresh Footbath concentrate was launched during the third quarter of 2005. In the fourth quarter of 2005, we discovered that our Unifresh Footbath product's effectiveness was diminished in water that had abnormally high alkaline content. We reformulated our Unifresh Footbath concentrate with the addition of a compound that neutralizes alkali, or a type of base that has a pH greater than 7, which can increase the pH of water or soil. In the first quarter of 2006, we introduced our enhanced formulation to the market. It is currently being sold to dairy farms throughout the U.S. through our sales force, independent brokers and farm product distributors. We currently market the product as a grooming aid. No federal agency approvals are required for marketing this product.

  Close Call

        Our oral hygiene drink, Close Call, is marketed as an oral hygiene breath drink that eliminates odors from tobacco, garlic, onion and alcohol. The FDA requires companies making structure or function claims relating to a dietary supplement product, such as Close Call, to "certify that the firm has substantiation that the claim is truthful and not misleading." While the FDA does not require any presentation of this support, it does require a notice of dietary supplement ingredients and claims. This is currently being prepared. We currently market the product as a beverage, but there can be no assurance that the FDA will agree with this characterization or the product claims, which could result in additional regulatory requirements and potentially subject us to a variety of enforcement actions.

        We believe that our Close Call product could be marketed more efficiently by a company either already established in the industry or with more commercial resources. Therefore, we plan to seek to license and/or sell the Close Call brand or derivative applications.

  Poultry Processing Products

        In August 2005, we began the in-plant commercial verification process for USDA approval to use the pHarlo technology in the scalder process of poultry processing. The first in-plant commercial verification test was completed in October 2005, and submitted to the USDA shortly thereafter. On February 6, 2006, we received a Letter of No Objections from the Food Safety and Inspection Service of the USDA for the continuation of in-plant trials at the facility in Athens, Georgia, as well as two additional poultry processors. The trial involves the application of the pHarlo technology as an antimicrobial in the scalder and post-feather picker processes. The feather picker process is a method used in chicken processing that receives chickens immediately after the scalder and mechanically removes feathers. Upon the successful completion of these trials, which began in March 2006 and are scheduled to be completed late in the second quarter of 2006, a summary of the results will be submitted to the Food Safety and Inspection Service for review and, upon the receipt of a Letter of No Objections from the Food Safety and Inspection Service, we will begin the commercialization phase for the specific applications. While we expect the product to be approved for this use, there can be no assurance of this result.

        In February 2005, we announced that we were working with Groupe Doux to procure European Union regulatory approval for use of the pHarlo technology in the scalder and chill processes of poultry processing. Upon receiving approval from the European Union, Groupe Doux has indicated to us that it anticipates utilizing the pHarlo technology in its European poultry processing plants. There can be no assurance that the European Union will approve the use of the pHarlo technology for use in poultry processing and, if such approval is achieved, there can be no assurance that we will enter into a commercial contract with Groupe Doux or, if we do, that such a commercial contract will be profitable.

        In addition to the testing of our pHarlo technology for use in poultry processing and in poultry pens by Groupe Doux in France, we have a number of initiatives for use of the technology underway in several international markets. We have begun product registrations and regulatory approvals in Canada, Mexico, Chile, China, New Zealand and Australia. Commercial site testing will begin upon receipt of all necessary government approvals.

  Seafood Processing Products

        We recently began marketing the pHarlo technology for use in pathogen reduction, or a process by which certain bacteria that cause disease or illness are reduced in number or eliminated, and shelf life extension in seafood processing. Our product, Tasker Pacific Blue Seafood Wash, has been tested at the North Carolina State Center for Marine Science & Technology, Virginia Tech University and Mississippi State University on shrimp, mahi mahi, salmon, flounder, scallops and catfish. The results of these studies indicated that the pHarlo technology could possibly double the shelf life on catfish filets and significantly increase the shelf life of scallops. No federal agency approvals are required for the marketing of this product.

        Testing methodologies have been developed for the testing of a number of different fish species in commercial installations. The objectives have been to determine the efficacy of the Tasker Pacific Blue Seafood Wash as an anti-microbial, shelf life extender, and odor remover. Tests are conducted using different contact times of sprays or dips to administer the product to the surface of whole fish, headed and gutted fish, and fish fillets, as well as shrimp and scallops. After treatment the products were stored on ice and samples taken to measure the quality improvements in terms of lower bacteria counts and/or the improvements in appearance, odor and flavor (known as organoleptic quality attributes).

        In the processing of fish and seafood species, water is used in the process at many points after harvesting. Therefore, the use of dip tanks and sprays of chilled water are normal and common. The addition of the Tasker Pacific Blue Seafood Wash to these wash waters is an easy adaptation of existing process equipment. Commercial scale run tests began in December 2005.

  Unifresh Pen Spray

        In 2005, Groupe Doux, one of Europe's premier poultry processors, began conducting in-house tests on Tasker's Unifresh Pen Spray, a product that is still in development in the United States. These initial tests were designed to verify the appropriate delivery mechanism for Unifresh Pen Spray in pens with high concentrations of poultry and to test the efficacy of the product. The testing process in Europe and the United States for the poultry Unifresh Pen Spray was based on data obtained from small scale testing by universities in the United States. A protocol was established that determined:

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  the concentration and volume per area of the product to be sprayed in the chicken pen (house);

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  the mode of application (spray method);

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  the exact times in the chicken growth cycle when the product was to be sprayed; and

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  when the air inside the chicken house was to be sampled for ammonia levels.

        Unifresh Pen Spray is a product designed to reduce or neutralize the ammonia byproduct in poultry pens. High ammonia levels can have adverse effects on poultry health, including impacting weight and mortality rates. Unifresh Pen Spray, which is in development and is expected to begin testing in the United States this year, is a product designed to reduce or neutralize the ammonia byproduct in poultry pens. On February 9, 2006, we announced that Groupe Doux had begun the second phase of testing of Unifresh Pen Spray. This phase of testing will be conducted at several of Groupe Doux's poultry farms in France over a fifteen week period, and is expected to achieve a suitable statistical representation that will provide more reliable results. We also expect to begin testing Unifresh Pen Spray in the United States in 2006. No federal agency approvals are required for the marketing of this product.

Government Approvals and Regulations

        All of the ingredients used to produce the pHarlo concentrate are acknowledged as Generally Recognized as Safe by the FDA. Therefore, we believe that our current line of products that utilize the pHarlo concentrate, including the intended uses of these products, do not require further approval by the FDA. These ingredients are already in wide use in the food industry and are readily available. The unique combination of these ingredients and the preparation process of the pHarlo formula are protected under two U.S. patents and are covered in several pending patent applications in the U.S. and elsewhere. The use of the pHarlo technology in food processing, with the exception of meat and poultry, has been approved by the FDA in letters addressed to us, dated February 18, 2004 and March 24, 2005.

        The use of the pHarlo technology in meat and poultry food processing applications requires the approval of the USDA. In August 2005, the Company began the in-plant commercial verification process for USDA approval to use the pHarlo technology in the scalder process of poultry processing. The Food Safety and Inspection Services agency of the USDA, or FSIS, shares the responsibility for reviewing antimicrobials for use on meat, poultry and egg products. FSIS has the authority to determine that new substances and uses of previously approved substances are suitable for use. In February of 2005, we submitted reports and laboratory data to the FSIS, requesting approval as an anti-microbial processing aide for poultry scalders. The FSIS directed us to prepare a proper protocol and conduct an in-plant trial to prove the safety and effectiveness of the anti-microbial. The first in-plant commercial verification test was completed in October 2005. In January 2006, the FSIS indicated that the data from the in-plant trial was sufficient to support additional trials. These additional trials were completed, and the final report was submitted to the FSIS in June of this year. While we expect the product to be approved for this use, there can be no assurance of this result.

        We also may resume efforts to introduce the pHarlo technology in skin care and pet care products. If marketed in the United States, each of these product lines could potentially be subject to a variety of federal, state and regulatory authorities, which could require additional testing, registration, pre-market approval, labeling, manufacturing, safety, recordkeeping and other obligations. There can be no assurance that we will ultimately market these products, that the products will obtain the necessary approvals, or, if granted, that the approvals will not include significant limitations on the indicated use for which the products may be marketed or other restrictions or requirements that may reduce the value of the products.

Manufacturing

        We currently manufacture the concentrate used for all of the products we currently market, including Close Call and Unifresh Footbath, in our facility located in Conroe, Texas. We believe our facility procedures and manufacturing process assures the finished products meet specifications and comply with applicable regulatory requirements, but there can be no assurance that the pertinent regulatory authorities will agree with this conclusion, which could result in a variety of enforcement actions. It is possible that additional manufacturing facilities or controls will be necessary to market the product lines currently under development.

        All of the raw materials required for the production of our concentrate are widely available in ample quantities form various qualified outside vendors. Accordingly, we do not anticipate that there will be supply interruption of these materials or that price increases will have a material adverse effect on us.

Strategic Relationships

        In 2004, we entered into an Exclusive Field of Use License Agreement and Product Sale Agreement with Wynn Starr Special Products, LLC, or Wynn Starr. Under the terms of this agreement, as amended through October 20, 2006, we have granted Wynn Starr the exclusive, worldwide right to market and distribute products used as post-harvesting processing aids for the poultry industry based on the pHarlo technology. In return for this license, Wynn Starr has agreed to pay us a royalty of 70% of the net sales price for each gallon of licensed products sold by Wynn Starr for which payment is received from customers and in no event less than manufacturing cost plus 40% of manufacturing cost. However, the minimum purchase price to Wynn Starr may be adjusted to the extent manufacturing cost varies by more than 5%. Steven B. Zavagli, a former member of our board of directors, is the founder, Chairman and the Chief Executive Officer of Wynn Starr and Wynn Starr's ultimate parent company, Wynn Starr Flavors, Inc.

        Due to the 2005 Acquisition, we now own the tangible assets used in the manufacturing process for the pHarlo concentrate. The pHarlo concentrate is based upon both the patent applications that we purchased in the acquisition, as well as on the base patents associated with the pHarlo technology. We have entered into an exclusive worldwide license, the Sub-License Agreement, with pHarlo IP, LLC, the exclusive licensee of the base patents, to exploit the base patents in our fields of use. Pursuant to the Sub-License Agreement, we also granted pHarlo IP an exclusive (even to us) royalty-free worldwide right and license to import, export, make, manufacture, use and sell any inventions outside of our fields of use that were disclosed and claimed in the patent applications that we purchased in the acquisition. The terms of the Sub-License Agreement are more fully discussed under the caption "Intellectual Property Rights."

Distribution Channels

        We expect to sell our products through distributors, strategic intermediaries (such as Wynn Starr) and directly to commercial end-users. The choice of distribution channel will vary by product and will be decided by our management according to our strategic objectives.

Competition

        The industries in which we will be marketing our products are characterized by intense competition. Our business plan includes developing and marketing the pHarlo technology in seafood processing and a wider range of poultry processing markets. Through our acquisition of Coast to Coast Laboratories Corp., in the 2005 Acquisition, we are currently marketing Unifresh Footbath concentrate, a grooming aid for dairy cows. Competitors in this product market usually contain Formaldehyde or other chemicals, which are harmful to the environment. Additionally, our license with pHarlo IP entitles us to develop and market uses of the pHarlo technology in pre-harvest and post-harvest food processing, skin care, oral care, including hangover remedy and alcohol abatement, water purification and pet care industries. There is significant competition in these markets, but we believe that the pHarlo technology will provide us with a competitive advantage.

  Unifresh Footbath

        Our Unifresh Footbath treats a highly infectious disease known as digital dermatitis that causes lameness, swelling and fever in dairy cows, resulting in a drastic decrease in milk production. Forms of treatment include antibiotic bandaging and topical sprays using Terramycin® (oxytetracycline—an antibiotic) and footbaths using Formalin (a saturated solution of formaldehyde), copper sulfate, Tetracycline (a broad-spectrum antibiotic) or Peracetic Acid (a disinfectant and sanitizer). Unifresh Footbath's underlying technology, pHarlo, uses a highly acidified form of copper sulfate that helps control the bacteria that cause digital dermatitis, as compared to competing copper sulfate products that are non-ionized. Some competing products using copper sulfate include QuickHit, Healthy Foot and HoofPro+ by SSI Corporation; Double-Action™ Hoof Treatment by West Agro, Inc.; and Hoofcare Supercharger manufactured by Marabo.

  Close Call

        Although our oral hygiene product, Close Call, is swallowed rather than emitted like mouthwash, our product may compete within the mouthwash industry generally. The mouthwash industry is a mature industry with several mass products such as Listerine®, Scope®, Act®, Peroxyl® and Cepacol® from participants, many of which are divisions of large corporations, such as Pfizer, Procter & Gamble, Johnson & Johnson, Colgate and Combe. These are well-established companies with vastly greater resources than we have. However, we believe Close Call has a major advantage over these competitors because of our use of pHarlo concentrate as a key ingredient and its effective elimination of bad breath odors resulting from eating, smoking and drinking.

  Poultry Processing

        Currently, there is little competition for bacterial inhibitors in the scalding process of poultry processors. We believe that the introduction of the pHarlo technology to this specific process will be considered a breakthrough because it seeks to reduce pathogenic bacteria in poultry products. Additionally, we intend to expand the use of the pHarlo technology into the remaining operations of poultry processing, specifically the area for on-line reprocessing, or an approved process that allows chicken with fecal material on the skin to be sprayed with a chemical disinfectant so that all such material is disinfected and/or removed prior to entry into the chilling process, or freezing process. However, we believe we will encounter competition in the chill process from manufacturers of sodium hydrochloride or sodium hypochlorite, chemical compound solutions frequently used as disinfectants and bleaching agents. We believe that our product presents a healthier, yet more effective, alternative to the use of sodium hydrochloride and sodium hypochlorite. We further believe that, because the poultry processing industry is a very large industry, our presence in that market will attract other products designed to reduce or eliminate bacteria. We believe that the effectiveness of the pHarlo technology and its competitive pricing will enable us to successfully compete against existing and future competitive products in the poultry processing industry.

  Pacific Blue™ Seafood Application

        Our seafood application, Pacific Blue™, an antibacterial treatment that eliminates odors and extends the shelf life of seafood products, is targeted for the retail industry. The natural spoilers of seafood quality, bacteria, enzymes, dehydration, oxidation and contamination, Bacteria and enzymes (proteins that aid in digestion) are present in all fish and shellfish, but their activity increases at higher temperatures. These spoilers break down the flesh of seafood, turning firm, resilient tissue soft and mushy. This process affects taste, appearance and texture and develops a strong "fishy" smell. Retailers displaying unpackaged fresh seafood generally maintain the seafood at temperatures between 29°-34° Fahrenheit to preserve freshness. Seafood exposed to air will dehydrate causing a loss of fluids, which decreases the net product weight and damages texture and color. To prevent dehydration, retailers frequently mist fresh fish on display with water. Currently, our Pacific Blue™ is the treatment in the market that eliminates odors on seafood by reducing the bacteria that causes spoilage. When and if the market for Pacific Blue™ develops, additional products created by competitors may enter the market and compete.

  Poultry Pen Spray

        Ammonia is an ever-present element of the atmosphere in poultry houses. The ammonia is created by the decomposition of excess proteins and uric acid excreted by chickens. Under conditions of heat and high humidity, ambient ammonia can reach levels that are dangerous, if not fatal, to chickens. Adverse effects on poultry may include the ability or desire to feed, thus reducing the maximum weight gain that may be expected during the growth cycle. The detrimental effects of ammonia in poultry farming are widely known and several products focused on litter treatment are available in the market using sodium bisulfate and aluminum sulfate (Alum) that convert litter ammonium to ammonium sulfate, emitting a significantly lower ammonia level. Yucca schidigera extract is also used as an enzyme treatment in the poultry diet to reduce ammonia evolving from poultry manure. Some products currently available in the market include PLT® (Poultry Litter Treatment), Ultra Litter Treatment™ and Poultry Guard™, which are granulated products, BZT® and Premium Bio-Treat Poultry Blend.

Dependence on Certain Customers

        For the year ended December 31, 2005 there was no single customer that accounted for 10% or more of our consolidated revenue. For the six months ended June 30, 2006, one customer accounted for 31% of our revenue and another customer accounted for 20% of our revenue.

Intellectual Property Rights

  Patents

        Pursuant to the 2005 Acquisition, we acquired the rights to the following utility patent applications, which applications include both United States applications and PCT applications, or patent applications filed under the Patent Cooperation Treaty, which allows us at a future date to file patent applications in a number of foreign countries or national phase filings. We plan to undertake certain national phase filings, and include two United States Provisional Applications not yet subject to any international application (the "Transferred Patents"):

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  Antimicrobial Composition for Pre-Harvest and Post-Harvest Treatment of Plants and Animals (filed on August 20, 2004);

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  Skin Care Composition for Dermatological Disorders including burn and wrinkle creams (United States Provisional Application);

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  Oral Health Care Drink and Method for Reducing Malodors (filed on December 21, 2004);

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  Antimicrobial Food Additive and Treatment for Cooked Food, Water and Wastewater (filed on February 24, 2005);

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  Antimicrobial Processing Aid and Food Additive (United States Provisional Application); and

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  Hangover Remedy and Alcohol Abatement Composition (filed on February 24, 2005).

        In addition to the utility patent applications and provisional patent applications described above, we also recently filed a new provisional patent application covering aspects of our technology. According to United States patent law, the term of the issued patents are 20 years from the date on which the corresponding application was filed in the United States Patent and Trademark Office. We also entered into the Sub-License Agreement with pHarlo IP, LLC. Pursuant to the Sub-License Agreement, pHarlo IP has granted us an exclusive worldwide license to exploit the base patents (as defined below) in the following fields of use (the "Fields of Use"):

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  Pre-harvest food processing and safety applications, including treatment for plants and animals;

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  Post-harvest food processing and safety applications, including treatment for plants and animals, including the following:

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  antimicrobial processing aide and food additive including specific seafood applications, and

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  antimicrobial for airborne contaminants on cooked food;

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  Breath and mouthwash applications;

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  Hangover and alcohol abatement applications;

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  Topical palliative for dermatological disorders, including skin moisturizing applications, anti-wrinkle applications and burn treatment applications;

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  Pet product applications; and

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  Antimicrobial water treatment applications.

        Pursuant to the Sub-License Agreement, we granted to pHarlo IP a royalty-free, worldwide, exclusive right and license to import, export, make, have made, manufacture, use, offer for sale and sell any inventions outside the Field of Use that are disclosed and claimed in the Transferred Patents. In addition, pHarlo IP has the right to sublicense and assign to third parties all of the rights and licenses granted by us with respect to the Transferred Patents. The term of the Sub-License Agreement is until the expiration of the last to expire of the base patents.

        To the extent that pHarlo IP expresses an intent to enter into a transaction with an unaffiliated third party pursuant to which the third party would acquire rights related to the base patents outside the Fields of Use, we have the right of first refusal to enter into the transaction with pHarlo IP for the same consideration and on the same terms offered to the third party ("Right of First Refusal").

        Subject to certain conditions, we will have a 10% equity ownership interest in Phitex Ltd. LLLP, the direct one hundred percent owner of pHarlo IP, the sole and exclusive licensee of the base patents. In the event we elect not to exercise this Right of First Refusal for rights to the base patents outside the Fields of Use, as an equity owner we would share in the monetary benefits derived by Phitex from any transaction between pHarlo IP and an unaffiliated third party pursuant to which that third party acquires rights to exploit the base patents outside the Fields of Use. Prior to the issuance of the Phitex equity interests, (i) the prospectus that forms part of the registration statement covering the resale of the shares acquired by the Selling Entities in the 2005 Acquisition must be amended or supplemented so that the Selling Entities can sell such shares for a period of 60 consecutive days; (ii) we must be in compliance with all of our obligations under the Asset Purchase Agreement forming part of the transaction documents for the 2005 Acquisition (subject to certain exceptions) and (iii) we must enter into a lock-up and repurchase right agreement relating to its Phitex equity interests. Under the lock-up and repurchase right agreement, Phitex will retain the right to repurchase our equity interests for a nominal amount upon a change of control of our company.

        The technology that forms the basis of the pHarlo technology is derived from U.S. Patent No. 5,989,595 (filed on March 8, 1996), U.S. Patent No. 6,242,011(filed on August 5, 1999) and U.S. Patent Application Serial No. 10/453,805, the base patents. pHarlo IP is the sole and exclusive licensee of the base patents pursuant to a certain License Agreement by and between Mr. Barry Cummins and pHarlo IP, dated July 15, 2005, and effective as of March 18, 2005 (the "Base License"). Pursuant to the Base License, pHarlo IP is required to pay to Mr. Cummins royalties ("Base License Royalty Payments"). Pursuant to the Sub-License Agreement, in the event that pHarlo IP defaults in its obligations to make the Base License Royalty Payments to Mr. Cummins, pHarlo IP is required to assign that portion of the Base License representing all of the rights sublicensed to us under the Sub-License Agreement to us, and we will assume pHarlo IP's obligation to pay the Base License Royalty Payments.

        Prior to the 2005 Acquisition, on December 7, 2004, we entered into a Settlement Agreement and General Release pursuant to which we effectively purchased the exclusive rights of first refusal to applications of the pHarlo technology from Richard J. Kirby, a developer who had previously purchased the rights on July 19, 2002. Under the terms of the settlement agreement, Mr. Kirby assigned and granted all his rights, titles and interests in his license agreements with pHarlo Citrus Technologies to us for which we agreed to pay Mr. Kirby one half of one percent (0.5%) of net revenues generated from products using the pHarlo technology, in an amount not to exceed $400,000 in any one calendar year. The agreement continues until the termination of or expiration of pHarlo Citrus Technologies' patent to the licensed technology.

        On January 26, 2006, we entered into a letter agreement with the Selling Entities and pHarlo IP that amended certain terms of the transaction documents related to the 2005 Acquisition, including the Sub-License Agreement. The Sub-License Agreement was amended, in part, to restructure the fees payable to pHarlo IP. Prior to the amendment, pHarlo IP had agreed to provide to us technical assistance necessary to implement, refine and exploit the base patents for the pHarlo technology in the Fields of Use. In consideration for the technical assistance, we had agreed to pay to pHarlo IP, in advance, prior to the calendar quarter for which they are payable, certain research and development fees ("R&D Fees"). The R&D Fees were originally set at a fixed amount and although subject to recovery in certain circumstances, were not dependant on sales of our products until certain thresholds had been met.

        The amendment restructures the R&D Fees so that they are (i) payable on a quarterly basis within 30 days after the end of each calendar quarter and (ii) are based on gross sales of our company (or our affiliates) of products using the pHarlo technology. For fiscal year 2006, the R&D Fees must not be less than $150,000 and are capped at $500,000. There are no other minimum R&D Fees payable after 2006, although R&D Fees for all subsequent years are capped at specified rates.

  Trademarks

        In addition to our patent filings, we have also protected our intellectual property through trademark use and the filing of trademark applications in the United States and in certain foreign countries. The names under which we market our products are valuable assets to us and we have undertaken a program to protect these assets through appropriate trademark protection and our use of the names as trademarks.

        We currently market a grooming aid that helps clean and disinfect the hooves of dairy cows, under the trademark Unifresh. We have filed trademark applications for the mark Unifresh in the United States and in Argentina, Australia, Brazil, Canada, China, France, Mexico and New Zealand. On February 14, 2006, the United States Patent and Trademark Office issued us trademark registration Serial No. 3,058,912 for our trademark Unifresh in the United States.

        We also recently began marketing a product for pathogen reduction, extending the shelf life of certain seafood products and reducing odors under the trademark Tasker Pacific Blue. We have filed a trademark application for the mark Tasker Pacific Blue in the United States Patent and Trademark Office.

        Our oral hygiene breath drink that eliminates odors from tobacco, garlic, onion and alcohol is currently being marketed under the trademark Close Call. We have filed trademark applications for the mark Close Call in the United States and in Canada, China and Mexico. On May 16, 2006, the United States Patent and Trademark Office issued us trademark registration Serial No. 3,093,254 for our trademark Close Call in the United States for our oral hygiene breath drink. We have also filed a number of applications in the United States, China and Mexico to register the mark Close Call for use in conjunction with the marketing of other types of products. We have received notices of allowance from the United States Patent and Trademark Office on May 16, 2006 with respect to three of these applications. Three of our trademark applications in Mexico for the mark Close Call issued as registrations on December 9, 2005.

        We have also filed trademark applications in the United States for a number of other trademarks that we intend to use in conjunction with the marketing of future products. These trademark applications were filed as intent to use, or ITU, applications. Two of these applications were allowed by the United States Patent and Trademark Office and the others are pending.

        Pursuant to the 2005 Acquisition we acquired trademark registration Serial No. 2,936,272, which was registered on March 29, 2005, for the mark pHB0020.

        According to United States trademark law, these trademark registrations will remain in force for a period of ten years from the date of registration to the extent that the trademarks remain in continuous use during that time. These trademark registrations may be renewed for additional periods of ten years each, at the end of each successive ten year period following the date of registration.

Product Development

        Research and development of new products using the pHarlo technology, as well as other products, are continually under development. Our efforts in this area are focused on the product applications to which we currently have rights of use. It is our intention to develop and market commercially viable applications for this technology within its product ranges. We spent approximately $889,000, $3,356,000, $1,375,000, and $89,000 on product development costs for the six months ended June 30, 2006 and for the years ended December 31, 2005, 2004 and 2003, respectively.

Employees

        In connection with the refocusing effort announced in November 2005, we have also reduced monthly expenses. Specifically, we have reduced the number of full time employees by approximately 41%, including a reduction in our corporate staff of approximately 39%, and a reduction in our Conroe, TX manufacturing facility staff of approximately 47%. We have also hired a new management team. We believe that our reduced staff can provide sufficient product and perform the necessary duties to forward our objectives for the foreseeable future. At March 17, 2006, we had 33 full-time employees, ten of whom are in sales & marketing, eight of whom are in research and development, eight of whom are in warehousing and production and seven of whom are in finance and administration. None of our employees are represented by a labor union. We have not experienced any work stoppages and believe that employee relationships are good. Our future success will depend in part on our ability to attract, retain and motivate highly qualified technical and managerial personnel.

Properties

        We currently lease approximately 9,000 square feet of office space at our corporate headquarters in Danbury, Connecticut under a lease that expires in 2010. We also occupy approximately 27,000 square feet of manufacturing, warehouse and office space under a lease in Conroe, Texas that expires in September 2009.

Legal Proceedings

        On October 26, 2005, a civil action captioned The BOC Group, Inc. v. Tasker Capital Corp., Randy Cable, and Shaun Porter was filed in the United States District Court for the District of Connecticut. In the complaint, The BOC Group alleges that Mr. Porter and Mr. Cable, employees of Tasker, have breached certain restrictive covenants contained in their employment agreements with The BOC Group, and that we tortuously interfered with The BOC Group's agreements with Mr. Porter and Mr. Cable. The BOC Group also claimed that we, Mr. Porter and Mr. Cable violated Connecticut's statutes governing trade secrets and unfair trade practices. In July 2006, the matter was resolved by our payment of $50,000 to The BOC Group.

        On January 5, 2006, a civil action captioned Robert L. Mandell, D.M.D., and Anthony M. Broschetti, D.M.D. v. Tasker Products Corp., Arthur P. Bergeron and Richard J. Kirby was filed in the Middlesex Superior Court in Massachusetts. In the complaint, the plaintiffs allege that we, our former President, Mr. Bergeron, and our alleged former agent, Mr. Kirby, breached an agreement to pay for a study regarding our Breath Rephresh™ product, a mouthwash predecessor to Close Call. The plaintiffs seek recovery of $100,000 in connection with the breach of contract claim. We believe that the complaint is without merit and plan to vigorously defend our company against such action.

        On January 17, 2006, we received correspondence from Provco Ventures I, LP, an investor in our September 2005 private placement. Provco alleges potential securities law claims in connection with the September 2005 private placement. As of June 22, 2006, no legal proceeding has been commenced by Provco or any other party regarding the September 2005 private placement. We believe that the allegations contained in the letter are without merit and plan to vigorously defend our company against any such action.

        On January 18, 2006, a civil action captioned Dallas XXIX Corporate Square, L.P., v. Coast to Coast Laboratories and Tasker Capital Corp. was filed in the Circuit Court of Pinellas County, Florida. The plaintiff alleged that Coast to Coast Laboratories Corp., a wholly owned subsidiary of our company, breached a lease agreement and that we breached a guaranty. In June 2006 the matter was resolved by our payment of $25,000 to Dallas XXIX Corporate Square, L.P. The settlement and the stipulation of dismissal with prejudice was filed with the Court.

        On May 25, 2006, a civil action captioned James Collins v. Tasker Products Corp. was filed in the Connecticut Superior Court for the Judicial District of Stamford. In the complaint, Mr. Collins alleges that Tasker breached the employment agreement between him and our company. Specifically, Mr. Collins alleges that he is due severance compensation pursuant to the employment agreement. On June 29, 2006, we filed our answer to the complaint. The answer also alleges numerous counterclaims against Mr. Collins, including a violation of Connecticut's Uniform Trade Secrets Act, breach of duty of loyalty and various computer related offenses. We are also presently seeking permission to implead our former President and CEO, Robert P. Appleby, for breach of duty of care, breach of duty of loyalty, and fraud in the inducement related to his entering into the employment agreement with Mr. Collins.

MANAGEMENT

Executive Officers and Directors

        Set forth below is information concerning each of our directors and executive officers.

Name	Age	Position
Richard D. Falcone	53	President, Chief Executive Officer and Director
Stathis Kouninis	44	Chief Financial Officer
James Manfredonia	45	Director
William Miller	68	Director

        Richard D. Falcone has been our President and Chief Executive Officer since February 2006. A member of our Board of Directors since 2005, Mr. Falcone became Chairman of our Board of Directors in May 2006. From February 2001 to February 2006, Mr. Falcone served as Chief Financial Officer of The A Consulting Team, a publicly traded IT service and business process outsourcing company. Mr. Falcone is also Chairman of the Board of Assured Pharmacy, Inc., a publicly traded company. Prior to joining The A Consulting Team, Mr. Falcone was an operations and financial executive with several private and public retail and service companies. Mr. Falcone is a certified public accountant and received his accounting degree from the University of Vermont.

        Stathis Kouninis has been our Chief Financial Officer since February 13, 2006, our Treasurer since March 30, 2006 and our Secretary since April 19, 2006. From November 2004 to February 2006, Mr. Kouninis was employed in the Division of Corporation Finance of the SEC. From January 2004 to November 2004, Mr. Kouninis was the Director of Finance for Bottomline Technologies, Inc., a publicly traded financial process software and solutions company. From January 2003 to December 2003, Mr. Kouninis was the Chief Financial Officer of PCA, Inc., a non-profit educational organization. From May 2000 to January 2003, Mr. Kouninis was Director of Finance for CMGI, Inc., a publicly traded Internet technology incubator. Mr. Kouninis received a Bachelor of Science degree from the University of Massachusetts, and an Accounting Post Baccalaureate and a Master of Science degree in Taxation from Bentley College. Mr. Kouninis is the son-in-law of Gordon O. Davis, a consultant to our company and the former Chairman of our Board of Directors.

        James Manfredonia has been a member of our Board of Directors since September 28, 2006. Mr. Manfredonia is manager of listed trading for Bear Stearns and also oversees its New York Stock Exchange, or NYSE, operations. He currently serves as the Chairman of the NYSE Upstairs Traders Advisory Committee and is a member of the NYSE Market Performance Committee. Prior to joining Bear Stearns in June 2002, he worked for ten years at Merrill Lynch where he managed the listed trading desk with additional responsibilities for NASDAQ, portfolio trading, sales trading, and its NYSE staff. Mr. Manfredonia was the founding general partner of Blair Manfredonia Limited Partners, a hedge fund/broker-dealer. Mr. Manfredonia has also worked at Lehman Brothers, Salomon Brothers, and Drexel Burnham.

        William Miller has been a member of our Board of Directors since May 2006. Mr. Miller has been a private investor since 2000. He is a certified public accountant and an attorney. He was affiliated for eight years with Cantor Fitzgerald, an Investment Banking Firm, as Executive Vice President responsible for Corporate Finance, Real Estate and Retail Sales. Subsequent to that he was with Telerate, a computer information services company. Mr. Miller is a director of A Consulting Team, a publicly traded IT service and business process outsourcing company.

Key Employee

        Dennis Smithyman has been our Vice President of Operations since October 2004 when he joined our company. Mr. Smithyman has over 25 years of food industry and general business development experience principally with The BOC Group, a $7 billion global industrial gases company, holding such positions as VP, Global Food Markets and VP, Food Ventures. Previous to BOC, Mr. Smithyman was both a Manager and Director of Finance with PepsiCo International. He received his BS in Chemical Engineering from Northwestern University and his MBA from Northwestern University's Kellogg School of Management.

Consultant

        Gordon O. Davis has been a consultant to our company since 2004. Mr. Davis was Chairman of our Board of Directors from April 2004 to May 2006. Mr. Davis has been Vice President of National Sales and Distribution for Polar Beverages, Inc., one of the largest independent soft drink bottlers in the country, since 1975. Mr. Davis has also been President of Bold River LLC, a marketing and consulting firm to the retail industry, since January 2004. Mr. Davis is the father-in-law of Stathis Kouninis, the Chief Financial Officer, Treasurer and Secretary of the Company.

Committees of the Board of Directors

        Our Board of Directors currently has an audit committee, a compensation committee, and an executive committee.

        Our audit committee currently consists of William Miller (Chairman). Our Board of Directors has determined that Mr. Miller meets the Nasdaq Marketplace Rule definition of "independent" for audit committee purposes. Our Board of Directors has also determined that Mr. Miller meets the SEC definition of an "audit committee financial expert." The functions of the Audit Committee are focused on three areas:

  •
  the adequacy of our internal controls and financial reporting process and the reliability of our financial statements;

  •
  the appointment, compensation, retention and oversight of our independent registered public accounting firm and

  •
  the Company's compliance with legal and regulatory requirements.

        Our compensation committee currently consists of James Manfredonia. The compensation committee is responsible for approving the compensation for our Chief Executive Officer and, in consultation with our Chief Executive Officer, approving the compensation of our other executive officers. The compensation committee administers our 2006 Stock Plan.

        We have an executive committee consisting of Richard D. Falcone. The executive committee may exercise the powers of the Board during the intervals between meetings of the Board, except as may be limited by Nevada statute and may take such other action and do such other things as may be referred to it from time to time by the Board.

Summary Compensation Table

        The following table summarizes the compensation paid in 2005, 2004 and 2003 to our Chief Executive Officer and our other executive officers.

Summary Compensation Table

		Annual Compensation						Long-Term Compensation Awards
Name and Principal Position	Year	Salary		Bonus	Other Annual Compensation			Securities Underlying Options (#)		All Other Compensation
Richard D. Falcone (1) President and CEO	2005 2004 2003		— — —	— — —		$14,500 — —	(2)	400,000 — —	(3)	— — —
Robert Appleby (4) Former President & CEO	2005 2004 2003	$ $ $	314,285 121,000 8,000	$50,000 — —	$ $	24,936 10,666 —	(5) (7)	— 3,000,000 —		$50,583 — —	(6)
James Burns Executive VP, Business Development	2005 2004 2003	$ $	323,713 121,000 —	$50,000 — —	$ $	32,046 2,819 —	(8) (9)	— 3,000,000 —		— — —
Robert Jenkins (10) Former CFO, Treasurer & Secretary	2005 2004 2003		$176,041 — —	— — —	$ $	6,039 18,750 —	(11) (12)	— 1,000,000 —		— — —

(1)
Mr. Falcone was appointed President and Chief Executive Officer of our company on January 26, 2006.

(2)
Represents Board of director fees.

(3)
All of these options were awarded to Mr. Falcone while he was serving solely as a member of our Board of Directors.

(4)
Mr. Appleby was terminated from his employment as President and Chief Executive Officer of our company on November 22, 2005.

(5)
Consists of $22,500 of Board of Directors fees, a benefit of approximately $1,589 for the personal use of a vehicle leased by us and $847 of life insurance premiums paid on behalf of Mr. Appleby by us.

(6)
Consists of $11,538 of severance payments and approximately $39,045 representing the fair value of a vehicle transferred to Mr. Appleby in January 2006 as a result of the termination of his employment as President and Chief Executive Officer of our company on November 22, 2005.

(7)
Consists of a benefit of approximately $4,131 for the personal use of a vehicle leased by us and $6,535 of life insurance premiums paid on behalf of Mr. Appleby by us.

(8)
Consists of $30,000 of Board of director fees, a benefit of approximately $1,199 for the personal use of a vehicle leased by us and $847 of life insurance premiums paid on behalf of Mr. Burns by us. Mr. Burns was terminated from his employment as Executive Vice President—Business Development and resigned as a Director of our company on August 1, 2006.

(9)
Consists of a benefit of approximately $981 for the personal use of a vehicle leased by us and $1,838 of life insurance premiums paid on behalf of Mr. Burns by us.

(10)
Mr. Jenkins was terminated from his employment as Chief Financial Officer, Treasurer and Secretary of our company on February 8, 2006.

(11)
Consists of a benefit of approximately $5,192 for the personal use of a vehicle leased by us and $848 of life insurance premiums paid on behalf of Mr. Jenkins by us.

(12)
Represents consulting fees.

Option Grants in Last Fiscal Year

        The following table sets forth information concerning individual grants of stock options made during 2005 to the named executive officers in the Summary Compensation Table.

Option Grants In Last Fiscal Year

Individual Grants
Potential Realizable Value At Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
	Number of Securities Underlying Options Granted		Percent of Total Options Granted to Employees in Fiscal Year
Names					Exercise Price ($/share)			Expiration Date
									5%		10%
Richard D. Falcone	100,000 300,000	(2) (2)	4.2 12.6	% %	$ $	2.93 1.50	(3) (3)	08/05/15 11/17/15	$ $	184,266 283,003	$ $	466,967 717,184
Robert Appleby	—		—			—		—		—		—
James Burns	—		—			—		—		—		—
Robert Jenkins	—		—			—		—		—		—

(1)
This column shows the hypothetical appreciation on the options granted based on assumed annual compound price appreciation of 5% and 10% over the full ten-year term of the options. The assumed rates of 5% and 10% appreciation are mandated by the SEC and do not represent our estimate or projection of future prices.

(2)
All of these options were awarded to Mr. Falcone while he was serving solely as a member of our Board of Directors, prior to his appointment as President and Chief Executive Officer in January 2006. Also see "Employment Agreements" below with respect to the accelerated vesting of options in connection with certain specified corporate events, such as change of control, involving our company.

(3)
Represents the fair market value on the date of grant, based on the closing price per share of our common stock as reported on OTC Bulletin Board.

Fiscal Year-End Option Values

        The following table sets forth information at fiscal year-end 2005 concerning stock options held by the named executive officers in the Summary Compensation Table. No options held by such individuals were exercised during 2005.

Fiscal Year-End Option Values

	Number of Securities Underlying Unexercised Options At Fiscal Year-End(1)		Value of Unexercised In-the-Money Options At Fiscal Year-End(2)
Name
	Exercisable	Unexercisable	Exercisable	Unexercisable
Richard D. Falcone	400,000	—	—	—
Robert Appleby	1,611,111	—	$773,333	—
James Burns	2,611,111	388,889	$1,253,333	$186,667
Robert Jenkins	1,000,000	—	—	—

(1)
All options are exercisable for shares of common stock.

(2)
Based upon the market price of $0.73 per share, which was the closing price per share of our common stock on the OTC Bulletin Board on December 30, 2005, less the option exercise price payable per share.

Directors' Compensation

        In 2005, each of our directors (including directors who are also employees of our company) received a cash fee of $2,500 for each meeting of the Board of Directors attended. In 2005, Mr. Falcone received options to purchase 400,000 shares of our common stock as compensation for serving as a director. No other directors received stock options in 2005. The options granted to Mr. Falcone in 2005 have an exercise price equal to the fair market value determined as of the date of the grant, based on the closing price of a share of our common stock as reported on OTC Bulletin Board.

        For 2006, each of our directors will receive compensation for serving on our Board of Directors. Each director will be paid a $3,000 cash retainer for each fiscal quarter served on the Board and a $1,500 cash retainer for each Board meeting attended. In addition to the cash retainers, the Board may in its discretion determine to grant stock options or other equity compensation to one or more directors. No determination in this respect has been made at this time.

Employment Agreements

        Effective January 26, 2006, our Board of Directors appointed Richard D. Falcone as the new President and Chief Executive Officer of our company. On February 2, 2006, we entered into an employment agreement with Mr. Falcone. Under this employment agreement, (i) Mr. Falcone's base salary is $275,000 per year; (ii) any bonus payments made to Mr. Falcone will be at the discretion of our Board; (iii) Mr. Falcone is eligible to participate in our existing benefit plans and (iv) Mr. Falcone has use of a company car. In addition, we have agreed to provide Mr. Falcone with disability benefits, and have agreed to reimburse Mr. Falcone for health insurance coverage if we terminate our group health insurance plan. The employment agreement has a term of three years, with a provision for automatic renewal for successive three year terms. If Mr. Falcone is terminated by us for any reason other than cause, as defined in his employment agreement, if he should resign for a good reason, as defined in his employment agreement, including a change in control of our company or if we should not renew his employment agreement after the expiration of the term, Mr. Falcone is entitled to severance. The severance payable to Mr. Falcone is dependant on how long he has been employed at our company, beginning with twenty-four months of base salary (and any bonus to which he would have been entitled during such period) payable upon termination immediately after execution of his employment agreement, decreasing by one month for each month he remains employed at our company, but subject to a minimum severance of twelve months of base salary. The obligation to pay severance is conditioned upon Mr. Falcone's execution of a mutually agreeable release of claims against us.

        In connection with the employment agreement, we also granted Mr. Falcone stock options to purchase 2,200,000 shares of our common stock at an exercise price of $1.00 per share. The options have a ten-year term, less one day. Twenty-five percent (25%) of the options vested immediately, and the remainder vest in equal monthly installments over the two-year period from the date of grant. If Mr. Falcone is terminated by us other than for cause, if Mr. Falcone resigns for good reason or if termination is caused by Mr. Falcone's death, the options will continue to vest; otherwise, vesting of the options ceases upon Mr. Falcone's termination. In addition, if we undergo a change in control, as defined in his employment agreement, the stock options granted above will fully vest upon the change in control.

        On February 8, 2006, we appointed Stathis Kouninis as Chief Financial Officer. On February 13, 2006, we entered into an employment agreement with Mr. Kouninis. The principal terms of the employment agreement are as follows: (i) Mr. Kouninis will be paid a base salary of $165,000 per year; (ii) any bonus payment made to Mr. Kouninis will be at the discretion of our Board; and (iii) Mr. Kouninis will be eligible to participate in our existing benefit plans. In addition, the employment agreement will have a term of three years with provision for automatic renewal for successive one year terms. If Mr. Kouninis is terminated by us for any reason other than cause, as defined in his employment agreement, or if he should resign for good reason, as defined in his employment agreement, Mr. Kouninis will be entitled to receive, for a period of six months following termination, his base salary at the rate in effect on the date of termination. The obligation to pay severance is conditioned upon Mr. Kouninis's execution of a mutually agreeable release of claims against us.

        In connection with his employment, we granted Mr. Kouninis stock options to purchase 450,000 shares of our common stock at an exercise price of $1.00 per share. The options have a ten year term, less one day. Twenty five percent (25%) of the options vested on the date of grant, and the remainder will vest in equal monthly installments over the two-year period from the date of grant, provided that Mr. Kouninis remains employed by us. If we undergo a change in control, as defined in his employment agreement, the stock options granted above will fully vest upon the change in control.

Consulting Agreement

        On January 26, 2006, we approved a new consulting arrangement with Gordon Davis, the former Chairman of our Board of Directors. On February 9, 2006, we entered into a consulting agreement with Mr. Davis with an effective date of February 2, 2006. This consulting agreement was not affected by Mr. Davis's resignation as Chairman of our Board of Directors on May 11, 2006. The consulting agreement provides for (i) a consulting fee payable to Mr. Davis of $120,000 per year and (ii) use of a company car for business of the company. The consulting agreement has a term of three years, with a provision for automatic renewal for successive one year terms. If Mr. Davis is terminated for any reason other than by us for cause, as defined in his consulting agreement, including if the consulting agreement is not renewed by us, he will be entitled to termination payments. If Mr. Davis's termination is caused by his death or disability, then the termination fee is equal to $120,000. If we terminate Mr. Davis for any reason other than for cause, if Mr. Davis terminates the agreement for good reason, or if we do not renew the consulting agreement, then Mr. Davis's termination fee is dependant on when the termination takes place. If the termination occurs prior to the one year anniversary of the effective date, then Mr. Davis is entitled to the $120,000 annual consulting fee for the remainder of the term of the consulting agreement. If the termination occurs after the one year anniversary of the effective date, Mr. Davis is entitled to the consulting fee then in effect for a period of one year following termination. The obligation to pay the termination fee is conditioned upon Mr. Davis's execution of a release of claims against us. Mr. Davis ceased to be a board member on May 11, 2006. Since that time, he has not attended meetings or received any compensation for service to the board.

        In connection with the consulting agreement, we also granted to Mr. Davis stock options to purchase 1,750,000 shares of our common stock at an exercise price of $1.00 per share. The options have a ten year term, less one day. Twenty-five percent (25%) of the options vested immediately, and the remainder vest in equal monthly installments over the two-year period from the date of grant. If Mr. Davis is terminated by us other than for cause, if Mr. Davis terminates for good reason, or if termination is caused by Mr. Davis's death, disability or non-renewal of the agreement by us, the options will continue to vest. Otherwise, vesting of the options ceases upon Mr. Davis's termination as a consultant. In addition, if we undergo a change in control, as defined in the consulting agreement, the stock options granted above will fully vest upon the change in control.

Termination of Employment Agreements; Severance Arrangements

        In December 2005, Robert Appleby and our company entered into a Separation Agreement and General Release in connection with the termination of Mr. Appleby as our President and Chief Executive Officer. Pursuant to the Separation Agreement and General Release, we have agreed to pay Mr. Appleby a severance package of approximately $50,000. In addition, we agreed that the exercise period for Mr. Appleby's vested options to purchase 1,611,111 shares of our common stock would be reduced from 10 years from the grant date to 5 years from the grant date.

        On February 8, 2006, we and Robert D. Jenkins entered into a Separation Agreement and General Release with Robert D. Jenkins in connection with Mr. Jenkins' resignation as our Chief Financial Officer, Treasurer and Secretary. Pursuant to the Separation Agreement and General Release, we have agreed to continue to pay Mr. Jenkins at his current annual base salary rate of $200,000 through June 28, 2006, either in bi-weekly installments or one lump sum. Mr. Jenkins will also continue to be eligible to participate in our medical and dental plans until August 31, 2006, with us continuing to pay eighty percent (80%) of the premium for such coverage. In addition, we agreed that the exercise period for Mr. Jenkins' options to purchase 1,000,000 shares of our common stock would be reduced from 10 years from the grant date to 5 years from the grant date.

        On January 1, 2005, we entered into a three-year employment agreement with James Burns. On August 1, 2006, we entered into a termination agreement with Mr. Burns in connection with Mr. Burns' employment as our Executive Vice President—Business Development. Pursuant to this agreement, we have agreed to allow Mr. Burns to use the automobile that he uses, which is leased by us, until August 31, 2006. The termination agreement also includes a release agreement and a non-compete agreement. The latter agreement contains a one-year restrictive period, with a carve-out permitting Mr. Burns to work for Phitex Ltd. LLP before the expiration of the one-year period.

Compensation Committee Interlocks and Insider Participation

        Currently, Mr. Manfredonia is the sole member of the compensation committee of our Board of Directors. Except for Richard D. Falcone, no director of our company is a current or former officer or employee of us or any of our subsidiaries. In addition, no employee, director or other executive officer of our company serves as a director of a company where a non-employee director of our company is an executive officer.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Steven B. Zavagli, a former member of our board of directors, is the founder, Chairman and the Chief Executive Officer of Wynn Starr Special Products, LLC ("Wynn Starr") and Wynn Starr's ultimate parent company, Wynn Starr Flavors, Inc. We, Wynn Starr, pHarlo Citrus Technologies, Inc., Indian River Labs, LLC, and pHarlo IP, LLC are parties to an Exclusive Field of Use License Agreement and Product Sale Agreement made effective as of September 15, 2004, as amended, which we refer to in this prospectus as the "Wynn Starr Agreement."

        Under the terms of the Wynn Starr Agreement, as amended through October 20, 2006, we have granted Wynn Starr the exclusive, worldwide right to market and distribute products used as post-harvesting processing aids for the poultry industry based on the pHarlo technology. In return for this license, Wynn Starr has agreed to pay us a royalty of 70% of the net sales price for each gallon of licensed products sold by Wynn Starr for which payment is received from customers and in no event less than manufacturing cost plus 40% of manufacturing cost. However, the minimum purchase price to Wynn Starr may be adjusted to the extent manufacturing cost varies by more than 5%. Under the Wynn Starr Agreement, if the price for the pHarlo concentrate exceeds a certain threshold amount per gallon, then Wynn Starr is obligated to make certain royalty payments to pHarlo IP. Pursuant to the Sub-License Agreement, commencing within thirty days after December 31, 2005 and within thirty days of each calendar quarter thereafter, pHarlo IP has agreed to pay to us that amount of any royalties that are actually received by pHarlo IP from Wynn Starr during the preceding calendar quarter in an amount up to and not to exceed the amount of any research and development fees actually paid by us to pHarlo IP during the same preceding calendar quarter. Additionally, to the extent that the amount of any royalties actually paid to pHarlo IP by Wynn Starr under the Wynn Starr Agreement exceeds the research and development fees paid by us to pHarlo IP, pHarlo IP has agreed to pay over to us one-third of the amount by which such royalties exceed the research and development fees. In the event that pHarlo IP ceases to receive royalty payments in respect of sales by Wynn Starr of certain products based on technology licensed by pHarlo IP to us, we are obligated to make cash payments to pHarlo IP equal to the royalties pHarlo IP is entitled to receive under the Wynn Starr Agreement with respect to such sales that are not subject to repayment to us.

        As of June 28, 2006, no royalties were due and we did not receive any royalty payments under the Wynn Starr Agreement.

        During the year ended December 31, 2005, we paid Wynn Starr approximately $311,000, consisting of approximately $151,000 for the production of inventory for us, approximately $125,000 in consulting fees and approximately $35,000 as rent for a laboratory.

        We paid Mr. Gordon O. Davis, the Chairman of our Board of Directors, approximately $42,000 for consulting services during the year ended December 31, 2005. In February 2006, we entered into a new consulting agreement with Mr. Davis. See "Management—Executive Compensation—Consulting Agreement" above.

        During 2002, we agreed to loan to pHarlo Citrus Technologies, Inc. and pHarlo Citrus Technologies-related entities, pursuant to a loan agreement and note, up to $200,000 to finance a production facility to produce the products licensed pursuant to a 2002 license agreement with pHarlo Citrus Technologies. The note bore an interest rate at 7% per annum, with principal and interest on the notes evidencing the loan to be repaid in equal monthly installments commencing July 1, 2003, with the last payment due October 1, 2012.

        During 2004, pursuant to a series of additional promissory notes, we loaned an additional $200,000 to pHarlo Citrus Technologies, Inc. and $200,000 to pHarlo Citrus Properties Partnership, LLLP. The notes bore interest rate at a rate of 7% per annum (0% until June 1, 2005) and had terms of 1 year.

        During the year ended December 31, 2005, pursuant to a series of promissory notes, we loaned an additional $2,600,703 (including $136,000 paid to a vendor on behalf of pHarlo Citrus Technologies) to the Selling Entities and principals of the Selling Entities. The loans, unless otherwise noted, bore an interest rate at 7% per annum (0% for approximately the first six months) and had terms of 1 year. Certain of these loans represented cash advances against bonus payments to the principals of the Selling Entities. The notes, issued by principals of the Selling Entities, are as follows:

  •
  January 10, 2005 Note From Barry Cummins—$250,000;

  •
  January 3, 2005 Note From David Creasey—$100,000 (interest of 7% per annum for entire term);

  •
  March 1, 2005 Note From David Creasey—$150,000;

  •
  January 10, 2005 Note From David Dickinson—$100,000;

  •
  March 4, 2005 Note From David Dickinson—$150,000; and

  •
  March 28, 2005 Note From David Creasey—$625,000 (interest of 6% per annum for entire two month term).

        Certain of these loans represented working capital to the pHarlo Citrus Properties Partnership to build out and fund the Selling Entities' manufacturing facilities. The notes, issued by pHarlo Citrus Properties Partnership, LLLP, are as follows:

  •
  January 20, 2005—$100,000;

  •
  February 15, 2005—$75,000;

  •
  March 7, 2005—$100,000 (0% interest for approximately the first three months);

  •
  March 31, 2005—$100,000 (0% interest for approximately the first three months);

  •
  April 20, 2005—$100,000 (0% interest for approximately the first three months);

  •
  May 19, 2005—$50,000 (0% interest for approximately the first three months);

  •
  June 14, 2005—$50,000; and

  •
  July 6, 2005—$12,500 (0% interest for approximately the first three months).

        Certain of these loans represented working capital to Coast to Coast Laboratories, LLC. The notes issued by Coast to Coast Laboratories, Inc. are as follows:

  •
  March 3, 2005—$100,000 (interest rate of 6% per annum; 6 month term; no interest for approximately the first three months);

  •
  May 25, 2005—$25,000 (approximately three month term; no interest for approximately the first three months); and

  •
  June 29, 2005—$15,000 (four month term; no interest for approximately the first three months).

        Certain of these loans represented working capital to pHarlo Citrus Technologies, Inc. The notes, issued by pHarlo Citrus Technologies, LLC, are as follows:

  •
  May 11, 2005—$62,114;

  •
  May 27, 2005—$100,000 (0% interest for approximately the first 3 months);

  •
  June 2, 2005—$20,000 (three month term; no interest for approximately the first three months);

  •
  June 14, 2005—$52,816;

  •
  June 27, 2005—$52,005 (four month term; no interest for approximately the first three months); and

  •
  July 12, 2005—$55,269 (four month term; no interest for approximately the first three months).

        The Company also advanced $20,000 to Indian River Labs, LLC, for working capital and received a promissory note dated June 29, 2005 (four month term; interest after approximately the first three months).

        All of the loans issued during 2005, as described in the five prior paragraphs, were cancelled on July 15, 2005 upon the completion of the 2005 Acquisition, with the exception of the March 28, 2005 note with David Creasey in the amount of $625,000, which remains due.

PRINCIPAL STOCKHOLDERS

        The following table sets forth certain information as of September 30, 2006 regarding the beneficial ownership of our common stock by (i) each executive officer of our company named in the Summary Compensation Table, (ii) each director of our company, (iii) each stockholder known by us to beneficially own 5% or more of our common stock and (iv) all directors and executive officers, as a group. Except as otherwise indicated, the address of each beneficial holder of our common stock listed below is the same as us.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percentage of Class(2)
James Burns	2,834,920	(3)	2.7
Richard D. Falcone	1,648,570	(4)	1.6
James Manfredonia	250,000	(5)	*
William Miller(6)	250,000	(5)	*
Knoll Capital Management, LP 1203 Egret Avenue Fort Pierce, FL 34982	15,405,000	(7)	14.6
Agile Partners LP 3500 Alameda De Las Pulgas, #200 Menlo Park, CA 94025	6,080,000	(8)	5.8
Barry Cummins 1203 Egret Avenue Fort Pierce, FL 34982	6,096,877	(9)	5.8
All current directors and executive officers as a group (4 persons)	2,409,670	(10)	2.3

*
Less than 1%.

(1)
Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of our common stock. The number of shares beneficially owned by each person as of September 30, 2006 includes shares of common stock that such person had the right to acquire on or within 60 days after September 30, 2006, including, but not limited to, upon the exercise of options.

(2)
Holders of common stock are entitled to one vote per share. Percentage of beneficial ownership is based on 105,339,975 shares of common stock issued and outstanding as of September 30, 2006.

(3)
Includes 2,806,349 shares issuable upon the exercise of stock options and warrants, none of which were issued under the 2006 Stock Plan. Mr. Burns was terminated from his employment as Executive Vice President—Business Development and resigned as a Director of our company on August 1, 2006.

(4)
Includes 1,584,285 shares issuable upon the exercise of stock options and warrants, none of which were issued under the 2006 Stock Plan.

(5)
Reflects shares issuable upon exercise of stock options.

(6)
Mr. Miller was appointed to our Board of Directors on May 11, 2006.

(7)
Based on information contained in a Schedule 13G jointly filed by Knoll Capital Management, LP, Fred Knoll, Europa International, Inc., Knoll Capital Fund II Master Fund, Ltd., KOM Capital Management, LLC and Patrick O'Neill in February 2006, such shares are beneficially owned by Knoll Capital Management, LP and Fred Knoll.

(8)
Based on information provided to us by Agile Partners LP on April 11, 2006. Includes 1,150,000 shares issuable upon the exercise of warrants. According to Agile Partners LP, Scott Cummings is the general partner of Agile Partners LP and has voting and investment control over these shares and warrants.

(9)
Based on information provided to us by Barry Cummins on April 20, 2006. Includes 255,000 shares issuable upon the exercise of warrants.

(10)
Includes 2,309,285 shares of common stock issuable upon the exercise of stock options and warrants, none of which were issued under the 2006 Stock Plan.

SELLING STOCKHOLDERS

        This prospectus relates to our registration, for the account of the Selling Stockholders indicated below, of an aggregate of 35,143,319 shares of our common stock, including 18,859,849 shares underlying certain of our warrants, pursuant to registration rights granted by us to the Selling Stockholders. We have agreed to pay all expenses and costs to comply with our obligation to register the Selling Stockholders' shares of common stock. We have also agreed to indemnify and hold harmless the Selling Stockholders against certain losses, claims, damages or liabilities, joint or several, arising under the Securities Act.

        The Selling Stockholders acquired our common stock and/or warrants in one or more of the following transactions:

  •
  On November 26, 2002, we issued in private placements warrants to purchase 3,250,000 shares of our common stock;

  •
  On September 21, 2005, we issued in a private placement 2,947,545 shares of our common stock and warrants to purchase 1,473,769 shares of our common stock; and

  •
  On January 26, 2006, we issued in a private placement 13,335,925 units, each unit consisting of one share of our common stock and a warrant to purchase one share of our common stock, and warrants to purchase 800,155 shares of our common stock to an affiliate of the placement agent of this private placement.

        Unless otherwise stated in a footnote, we believe that the persons named in this table have sole voting and investment power with respect to all shares of common stock that they beneficially own. The last column of this table assumes the sale of all of our shares offered by this prospectus. The registration of the offered shares does not mean that any or all of the Selling Stockholders will offer or sell any of these shares. Except as set forth in the notes to this table, there is not nor has there been a material relationship between us and any of the Selling Stockholders within the past three years. Each selling stockholder that is an affiliate of a broker-dealer has informed us that it purchased our common stock in the ordinary course of business and at the time of such purchase, it had no agreements or understandings, directly or indirectly, with any person to distribute our common stock.

			Common Stock Offered by Selling Stockholder			Shares Beneficially Owned After Offering
	Number of Shares Beneficially Owned
Name of Selling Stockholder			Shares Directly Owned	Shares Underlying Warrants	Total	Number		Percent
305 Investments, L.P.(1)	250,500		100,000	100,000	200,000	50,500		*
Agile Partners L.P.(2)	5,545,000		200,000	150,000	350,000	5,545,000		5.3
Argosy Capital Group II, L.P.(3)	714,284		357,142	357,142	714,284	—		—
Audrey Berlacher Rev Trust dtd 6/8/94 Audrey E. Berlacher TTEE	30,000		15,000	15,000	30,000	—		—
NFS/FMTC FBO Robert Berlacher, IRA(7)	150,000		50,000	50,000	100,000	50,000		*
NFS/FMTC FBO David A. Houghton	70,000		35,000	35,000	70,000	—		—
NFS/FMTC Rollover IRA FBO Jay D. Seid(4)	42,858		21,429	21,429	42,858	—		—
Broadlawn Master Fund, Ltd(5)	300,000		150,000	150,000	300,000	—		—
Burlingame Equity Investors LP(6)	1,891,992		983,274	908,718	1,891,992	—		—
Burlingame Equity Investors (Offshore) Ltd(6)	778,947		403,938	375,009	778,947	—		—
Burlingame Equity Investors II LP(6)	241,395		125,773	115,622	241,395	—		—
Cabernet Partners, L.P.(7)	900,000		400,000	400,000	800,000	100,000		*
Chardonnay Partners, L.P.(7)	200,000		100,000	100,000	200,000	—		—
Christopher F. Cummings	540,714		242,857	192,857	435,714	105,000		*
Courtney Benham	839,284		357,142	357,142	714,284	125,000		*
David T. DeWitt(8)	250,000		92,000	82,000	174,000	76,000		*
Dale & DeEtte Duncan	138,167		45,454	22,727	68,181	69,986		*
Dale Duncan	576,763	(9)	150,000	150,000	300,000	70,200	(9)	*
Damel Partners L.P.(10)	118,181		45,454	22,727	68,181	50,000		*

David Baratta	480,907	(40)	206,363	138,181	344,544	—		—
Emerging Growth Equities PSP dtd 9/1/99 FBO Clifford J. Kalista 401K(11)	300,000		150,000	150,000	300,000	—		—
Emerging Growth Equities PSP dtd 9/1/99 FBO Phyllis D. Kalista 401K(11)	60,000		30,000	30,000	60,000	—		—
Eric and Ellen Petersen	200,000		100,000	100,000	200,000	—		—
EDJ Limited(12)	725,000		320,000	280,000	600,000	125,000		*
Europa International Inc(13)	7,437,750		2,150,000	2,150,000	4,300,000	3,137,750		3.0
Express Marine, Inc.(1)	200,000		100,000	100,000	200,000	—		—
Franz Berlacher Rev Trust dtd 6/8/94 Franz J. Berlacher TTEE	60,000		30,000	30,000	60,000	—		—
George A. Long(14)	1,789,000		585,500	471,500	1,057,000	732,000		*
Gregory Berlacher(15)	1,478,155	(16)	50,000	50,000	100,000	1,378,155	(16)	1.3
Gordon O. Davis(17)	1,747,018		67,857	67,857	135,714	1,611,304		1.5
Harbourview Investments Services Ltd(18)	4,297,318		227,272	113,636	340,908	3,956,410		3.8
Horizon Land I LLC(19)	206,563		90,909	45,454	136,363	70,200		*
Harry Mittelman Revocable Living Trust dtd 10/22/96 Harry Mittelman TTEE	1,731,955		850,648	782,466	1,633,114	98,841		*
Heart Specialist of NW Ohio P/S/Plan/401K FBO Franz Berlacher, MD	60,000		30,000	30,000	60,000	—		—
Insignia Partners, L.P.(7)	2,600,000		1,200,000	1,100,000	2,300,000	300,000		*
Jacaranda Partners(20)	204,545		136,363	68,182	204,545	—		—
Jack Warner	30,100		20,000	10,000	30,000	100		*
James Burns(21)	2,834,920		28,571	28,571	57,142	2,777,778		2.6
Jay Seid(4)	157,142		78,571	78,571	157,142	—		—
Jeffery Porter	6,154,000	(22)	150,000	150,000	300,000	2,854,000	(22)	2.7
Joseph Kellogg	226,000		100,000	100,000	200,000	26,000		*
Knoll Capital Fund II Master Fund, Ltd.(13)	8,212,250		2,150,000	2,150,000	4,300,000	3,912,250		3.7
Lisl Brennan(23)	154,181		45,454	22,727	68,181	86,000		*
Mark Weinstock	787,500		375,000	337,500	712,500	75,000		*
Northwood Capital Partners, L.P.(7)	1,000,000		500,000	500,000	1,000,000	—		—
Paul Berlacher Rev Trust 5/27/93 Paul D. Berlacher TTEE	50,000		25,000	25,000	50,000	—		—
Precept Capital Master Fund, G.P.(25)	238,635		159,090	79,545	238,635	—		—
Peter Brennan(23)	575,443	(24)	45,454	22,727	68,181	370,900	(24)	*
Peter G. and Susan H. Stanley JTWROS(26)	793,750		150,000	150,000	300,000	493,750		*
Porter Partners, LP(12)	3,240,000		1,280,000	1,120,000	2,400,000	840,000		*
Provco Ventures Group(27)	340,920		227,280	113,640	340,920	—		—
Roger Campbell	100,000		50,000	50,000	100,000	—		—
Ronald Harris	150,000		100,000	50,000	150,000	—		—
Richard and Marie Falcone(28)	1,284,820		64,285	64,285	128,570	1,156,250		1.1
Rich Family Partnership(29)	202,500		100,000	100,000	200,000	2,500		*
Richard Walling Jr.	240,000		100,000	100,000	200,000	40,000		*
Richard Walling Sr.	200,000		100,000	100,000	200,000	—		—
Steven B. Zavagli Sr.(30)	674,850		53,571	53,571	107,142	567,708		*
Walter E. Lang(39)	136,365		90,910	45,455	136,365	—		—
Waypoint Partners(31)	136,363		90,909	45,454	136,363	—		—
Arthur P. Bergeron	2,572,800	(33)	—	212,500	212,500	2,007,800	(33)	1.9
Arthur P. Bergeron—Revised and Restated Profit Sharing Plan(32)	202,500		—	202,500	202,500	—		—
Christine M. Bergeron(32)	52,600		—	50,000	50,000	2,600		*
Adam P. Bergeron(32)	52,600		—	50,000	50,000	2,600		*
Edward B. Bergeron(34)	52,600		—	50,000	50,000	2,600		*
Boston Financial Partners, Inc.(35)	435,000		—	285,000	285,000	150,000		*
Philip Georgas	68,500		—	50,000	50,000	18,500		*
Barry Cummins(36)	5,096,877		—	255,000	255,000	4,841,877		4.6
Richard Brutti(41)	1,801,281		—	1,090,000	1,090,000	711,281		*
David Dickinson	4,036,410		—	105,000	105,000	3,931,410		2.9
David Creasey	3,961,410		—	15,000	15,000	3,946,410		2.9
Richard Kirby(37)	280,000		—	280,000	280,000	—		—

Tri Van To	635,000	—	635,000	635,000	—	—
VFT Special Ventures, Ltd.(38)	1,362,655	—	800,155	800,155	562,500	*

*
Denotes less than 1%

(1)
Richard Walling Jr. exercises voting and dispositive power with respect to the shares.

(2)
Scott H. Cummings exercises voting and dispositive power with respect to the shares.

(3)
Kirk Griswold, John P. Kirwin, III and Bruce E. Terke each exercise voting and dispositive power with respect to the shares.

(4)
Jay Seid is an affiliate of EGE Holdings, Ltd. EGE Holdings, Ltd. is an affiliate of Emerging Growth Equities Ltd., which served as our placement agent for private placements we conducted in December 2004 and January 2006.

(5)
Jon Bloom exercises sole voting and dispositive power with respect to the shares.

(6)
Blair E. Sanford exercises sole voting and dispositive power with respect to the shares.

(7)
Robert A. Berlacher exercises voting and dispositive power with respect to the shares. Robert A. Berlacher holds a minority interest in EGE Holdings, Ltd., which owns Emerging Growth Equities, Ltd., a broker dealer. Robert A. Berlacher and Gregory Berlacher share voting and dispositive power with respect to VFT Special Ventures, Ltd., an affiliate of Emerging Growth Equities, Ltd. VFT Special Ventures, Ltd. owns warrants to purchase 1,362,655 shares of our common stock.

(8)
David T. Dewitt is a registered representative with Cresap Inc., a broker-dealer.

(9)
Includes shares held of record by Horizon Land I LLC.

(10)
Peter Brennan exercises sole voting and dispositive power with respect to the shares. Mr. Brennan is affiliated with Matrix Capital Market Groups, Inc., a broker-dealer.

(11)
Clifford J. Kalista and Phyliss D. Kalista are registered representatives with Emerging Growth Equities, Ltd., a broker-dealer.

(12)
Jeffrey H. Porter exercises sole voting and dispositive power with respect to the shares.

(13)
Fred Knoll of Knoll Capital Management exercises voting and dispositive power with respect to the shares.

(14)
George A. Long is currently a paid consultant to the Company.

(15)
Gregory Berlacher is President and Chief Executive Officer of, and has control over, Emerging Growth Equities, Ltd., a broker-dealer.

(16)
Includes 1,362,655 shares of our common stock issuable upon exercise of warrants held by VFT Special Ventures, Ltd., an affiliate of Emerging Growth Equities, Ltd. Gregory Berlacher and Robert Berlacher share voting and dispositive power with respect to VFT Special Ventures, Ltd. Emerging Growth Equities, Ltd. served as our placement agent for private placements we conducted in December 2004 and January 2006.

(17)
Gordon Davis is a former Chairman of our Board of Directors.

(18)
Russell Smith exercises voting and dispositive power with respect to the shares.

(19)
Dale Duncan exercises voting and dispositive power with respect to the shares.

(20)
Michael Dooling exercises voting and dispositive power with respect to the shares.

(21)
James Burns is a former Executive Vice President of Business Development of our company and a former member of our Board of Directors.

(22)
Includes shares held of record by EDJ Limited and Porter Partners, LP.

(23)
Each Selling Stockholder is affiliated with Matrix Capital Market Groups, Inc., a broker-dealer.

(24)
Includes shares held of record by Damel Partners L.P. and Lisl Brennan.

(25)
Blair Baker exercises sole voting and dispositive power with respect to the shares

(26)
Peter Stanley is a registered representative with Emerging Growth Equities, Ltd., a broker-dealer.

(27)
Gary DiLella and Richard Caruso exercise voting and dispositive power with respect to the shares.

(28)
Richard D. Falcone is President and Chief Executive Officer of our company and a member of our Board of Directors.

(29)
Robert J. Rich, as general partner, exercises voting and dispositive power with respect to the shares.

(30)
Steven B. Zavagli is a former member of our Board of Directors. Mr. Zavagli resigned on September 6, 2006.

(31)
David Barrata exercises voting and dispositive power with respect to the shares.

(32)
Arthur P. Bergeron exercises voting and dispositive power with respect to the shares.

(33)
Includes options to purchase 2,000,000 shares of our common stock, warrants (held by Mr. Bergeron's Revised and Restated Profit Sharing Plan) to purchase 202,500 shares of our common stock, and warrants (held by members of Mr. Bergeron's household) to purchase 100,000 shares of our common stock.

(34)
Both Arthur P. Bergeron and Edward Bergeron exercise voting and dispositive power with respect to the shares.

(35)
Thomas Brazil exercises voting and dispositive power with respect to the shares.

(36)
Barry Cummins and Barbara Cummins exercises 60% and 40%, respectively, of voting and dispositive powers with respect to the shares.

(37)
Richard Kirby was a paid consultant to the Company between November 26, 2002 and December 7, 2004.

(38)
Gregory Berlacher and Robert Berlacher share voting and dispositive power with respect to the shares. VFT Special Ventures, Ltd. is an affiliate of Emerging Growth Equities, Ltd., which served as our placement agent for private placements we conducted in December 2004 and January 2006.

(39)
Walter Lang is an affiliate and a registered representative of Avondale Partners, a broker-dealer.

(40)
Includes 90,909 shares of common stock owned and warrants to purchase 45,454 shares of common stock owned by Waypoint Partners.

(41)
Richard Brutti is a paid consultant of the Company.

PLAN OF DISTRIBUTION

        The Selling Stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of our common stock on any United States stock exchange or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling shares:

  •
  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  •
  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  •
  an exchange distribution in accordance with the rules of the applicable exchange;

  •
  privately negotiated transactions;

  •
  settlement of short sales;

  •
  broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

  •
  a combination of any such methods of sale;

  •
  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

  •
  any other method permitted pursuant to applicable law, which method has been disclosed in a post-effective amendment to the registration statement of which this prospectus forms a part.

        A Selling Stockholder may transfer shares to its partners, members, stockholders and other equity holders. In addition, the Selling Stockholders may also sell shares under Rule 144 of the Securities Act, if available, rather than under this prospectus. In general, under Rule 144 as currently in effect, a person who has beneficially owned restricted shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed 1% of the number of shares of common stock then outstanding, which equals 1,053,340 shares of common stock as of the date of this prospectus. Sales under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

        Since our common stock is subject to the penny stock rules promulgated under the Exchange Act, broker-dealers who recommend such securities to persons other than institutional accredited investors must:

  •
  make a special written suitability determination for the purchaser;

  •
  receive the purchaser's written agreement to a transaction prior to sale;

  •
  provide the purchaser with risk disclosure documents that identify certain risks associated with investing in "penny stocks" and that describe the market for these "penny stocks," as well as a purchaser's legal remedies; and

  •
  obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in "penny stock" can be completed.

        Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each Selling Stockholder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.

        In connection with the sale of our common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge our common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

        The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute our common stock.

        We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

        Because Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than under this prospectus. Each Selling Stockholder has advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders.

        If a selling security holder enters into an agreement, after the effectiveness of our registration statement, to sell its shares to a broker-dealer as principal and that broker-dealer is acting as an underwriter, we will be required to file a post-effective amendment to the registration statement of which this prospectus forms a part identifying the broker-dealer, providing the required information on the plan of distribution, revising the appropriate disclosures in the registration statement, and filing the agreement as an exhibit to the registration statement. Additionally, prior to any involvement of any broker-dealer in this offering, such broker-dealer must seek and obtain clearance of the underwriting compensation and arrangements from the NASD Corporate Finance Department.

        We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 of the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

        Under applicable rules and regulations adopted pursuant to the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market-making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

DESCRIPTION OF OUR SECURITIES

Common Stock

        Our authorized capital stock consists of 300,000,000 shares of common stock, $0.001 par value. As of June 30, 2006, 105,001,704 shares of our common stock were issued and outstanding, and held of record by approximately 140 persons. We estimate that there are in excess of 4,000 beneficial owners of our common stock.

        The holders of the issued and outstanding shares of common stock are entitled to receive dividends when, as and if declared by our Board of Directors out of any funds lawfully available therefor. The Board of Directors intends to retain future earnings to finance the development and expansion of our business and does not expect to declare any dividends in the foreseeable future. The holders of the common stock have the right, in the event of liquidation, to receive pro rata all assets remaining after payment of debts and expenses. The common stock does not have any preemptive rights and does not have cumulative voting rights. The issued and outstanding shares of common stock are fully paid and non-assessable. Holders of shares of common stock are entitled to vote at all meetings of such stockholders for the election of directors and for other purposes. Such holders have one vote for each share of common stock held by them.

Transfer Agent

        Effective August 28, 2006, the transfer agent of our common stock is Mellon Investor Services LLC.

LEGAL MATTERS

        The validity of the shares of our common stock covered by this prospectus has been passed upon by Hale Lane, Reno, Nevada.

EXPERTS

        The consolidated financial statements of Tasker Products Corp. as of December 31, 2005 and December 31, 2004 and for the years ended December 31, 2005 and December 31, 2004 included in this prospectus, to the extent and for the period indicated in its report, have been audited by Rothstein, Kass & Company, P.C., our current independent registered public accounting firm, and are included herein in reliance upon the authority of this firm as experts in accounting and auditing. The consolidated financial statements of Tasker Products Corp. as of December 31, 2003 and for the year ended December 31, 2003 and for the period from inception, May 13, 1996 to December 31, 2003 included in this prospectus, to the extent and for the period indicated in its report, have been audited by Morgan and Company our prior independent registered public accounting firm, and are included herein in reliance upon the authority of this firm as experts in accounting and auditing. The consolidated financial statements of the pHarlo Group as of December 31, 2004 and December 31, 2003 and for the years ended December 31, 2004 and December 31, 2003 included in this prospectus, to the extent and for the period indicated in its report, have been audited by Rothstein, Kass & Company, P.C., our current independent registered public accounting firm, and are included herein in reliance upon the authority of this firm as experts in accounting and auditing.

WHERE CAN YOU FIND MORE INFORMATION

        We have filed with the SEC a registration statement under the Securities Act for the registration of the common stock offered by this prospectus. Although this prospectus, which forms a part of the registration statement, contains all material information included in the registration statement, parts of the registration statement have been omitted as permitted by the rules and regulations of the SEC. For further information with respect to our company and the common stock offered hereby, you should refer to the registration statement.

        We are subject to the informational reporting requirements of the Exchange Act and, under the Exchange Act, we file annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements and other information with the SEC. This registration statement, the related exhibits and the reports, proxy statements and other information we file with the SEC can be inspected and copied at prescribed rates at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information regarding the Washington, D.C. Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the registration statement, the related exhibits and the reports, proxy statements and other information we file with the SEC is publicly available through the SEC's site on the Internet, located at: http://www.sec.gov.

INDEX TO FINANCIAL STATEMENTS

Page
Report of Independent Registered Public Accounting Firm (Rothstein, Kass & Company, P.C.)	F-2
Report of Independent Registered Public Accounting Firm (Morgan and Company)	F-3
Consolidated Balance Sheets as of December 31, 2005 and 2004	F-4
Consolidated Statements of Operations for the years ended December 31, 2005, 2004 and 2003	F-5
Consolidated Statements of Stockholders' Equity for the years ended December 31, 2005, 2004 and 2003	F-6
Consolidated Statements of Cash Flows for the years ended December 31, 2005, 2004 and 2003	F-7
Notes to Consolidated Financial Statements	F-9
Unaudited Condensed Consolidated Balance Sheets as of June 30, 2006 and December 31, 2005	F-45
Unaudited Condensed Consolidated Statements of Operations for the six months ended June 30, 2006 and 2005	F-46
Unaudited Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 2006 and 2005	F-47
Notes to Unaudited Condensed Consolidated Financial Statements	F-48
Report of Independent Registered Public Accounting Firm (Rothstein, Kass & Company, P.C.)	F-59
Combined Balance Sheets of pHarlo Group as of June 30, 2005 (unaudited), December 31, 2004 and 2003	F-60
Combined Statements of Operations of the pHarlo Group for the years ended December 31, 2004 and 2003 and for the six months ended June 30, 2005 and 2004 (unaudited)	F-61
Combined Statements of Changes in Capital Deficiency of the pHarlo Group for the years ended December 31, 2004 and 2003 and for the six months ended June 30, 2005 (unaudited)	F-62
Combined Statements of Cash Flows of the pHarlo Group for the years ended December 31, 2004 and 2003 and for the six months ended June 30, 2005 and 2004 (unaudited)	F-63
Notes of Combined Financial Statements of the pHarlo Group	F-64
Unaudited Pro Forma Combined Condensed Statement of Operations for the year ended December 31, 2005	F-69

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Tasker Products Corp. and Subsidiaries

        We have audited the accompanying consolidated balance sheets of Tasker Products Corp. and Subsidiaries (a development stage company) as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Tasker Products Corp. and Subsidiaries (a development stage company) as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.

                      /s/ Rothstein, Kass & Company, P.C.

Roseland, New Jersey
March 9, 2006 except for Note 1A,
as to which the date is May 31, 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Directors of
Tasker Products Corp.
(A Development Stage Company)

        We have audited the accompanying consolidated balance sheet of Tasker Products Corp. (a development stage company) as at December 31, 2003 and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended, and for the period from inception, May 13, 1996, to December 31, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2003 and the results of its operations and its cash flows for the year ended December 31, 2003 and for the period from inception, May 13, 1996, to December 31, 2003, in conformity with United States generally accepted accounting principles.

        The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses and net cash outflows from operations since inception. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also discussed in Note 1. These consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                      /s/ Morgan and Company

Vancouver, Canada
March 24, 2004

TASKER PRODUCTS CORP. AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED BALANCE SHEETS

	December 31,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$1,037,250	$14,225,305
Accounts receivable, net of allowance for doubtful accounts of $79,500 and $0 as of December 31, 2005 and 2004, respectively	155,189	—
Notes receivable	653,958	575,961
Inventories, net of reserve of $74,675 and $0 as of December 31, 2005 and 2004, respectively	1,350,963	99,798
Prepaid expenses	27,377	442,332
Prepaid commissions	163,850	125,000

Total current assets	3,388,587	15,468,396
Property and equipment, net	1,525,142	101,377
Prepaid royalties and license costs	—	1,179,862
Investment in equity investee	664,737	—
Intangible assets, net	21,562,292	—
Goodwill	41,677,180	—
Deposit, net	36,081	17,232

Total assets	$68,854,019	$16,766,867

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Convertible debentures	$194,000	$436,980
Accounts payable	1,740,245	148,651
Notes payable—acquisition of IRL	445,840	—
Other accrued liabilities	1,377,007	548,946
Other current liabilities	234,580	—

Total current liabilities	3,991,672	1,134,577

Long-term liabilities:
Notes payable—shareholders	443,790	458,652
Notes payable—acquisition of IRL	1,077,447	—
Other long-term liabilities	52,686	—
Accrued royalties	—	930,000

Total long-term liabilities	1,573,923	1,388,652

Stockholders' equity:
Common stock, $0.001 par value; 300,000,000 shares authorized; 89,167,095 and 48,863,740 shares issued and outstanding as of December 31, 2005 and 2004, respectively	89,167	48,864
Additional paid-in capital	89,265,154	8,115,298
Common stock subscribed		13,876,745
Deficit accumulated during the development stage	(26,065,897)	(7,797,269)

Total stockholders' equity	63,288,424	14,243,638

Total liabilities and stockholders' equity	$68,854,019	$16,766,867

The accompanying notes are an integral part of these consolidated financial statements.

TASKER PRODUCTS CORP. AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF OPERATIONS

	December 31,
				"Restated" May 13, 1996 (inception) to December 31, 2005
	2005	2004	2003
Revenues	$705,467	$—	$—	$705,467
Cost of goods sold	1,308,111	—	—	1,308,111

Gross margin	(602,644)	—	—	(602,644)

Expenses
Selling, general & administrative	11,905,205	1,963,867	397,954	15,368,970
Product development	3,356,113	1,374,780	89,124	4,820,017
Depreciation and amortization	1,099,859	28,848	13,638	1,142,345

Total Expenses	16,361,177	3,367,495	500,716	21,331,332

Loss From Operations	(16,963,821)	(3,367,495)	(500,716)	(21,933,976)

Other income (expense):
Interest expense, net	(85,333)	(2,729,890)	(113,252)	(2,950,824)
Loss on equity investee	(53,263)	—	—	(53,263)
Liquidated damages	(285,706)	—	—	(285,706)
Other	(880,505)	25,770	6,888	(842,128)

Total other expense, net	(1,304,807)	(2,704,120)	(106,364)	(4,131,921)

Net loss	$(18,268,628)	$(6,071,615)	$(607,080)	$(26,065,897)

Net loss per common share, basic and diluted	$(0.25)	$(0.26)	$(0.05)	$(1.42)

Weighted average common shares outstanding, basic and diluted	73,549,000	23,597,000	13,003,000	18,329,000

The accompanying notes are an integral part of these consolidated financial statements.

TASKER PRODUCTS CORP. AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

	COMMON STOCK
						DEFICIT ACCUMULATED DURING THE DEVELOPMENT STAGE
				ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)
	NUMBER OF SHARES	AMOUNT	ADDITIONAL PAID-IN CAPITAL		COMMON STOCK SUBSCRIBED		TOTAL
Issuance of common stock	10	—	$1	$—	$—	$—	$1
Net loss						(14,237)	(14,237)

Balance, December 31, 1996	10		1			(14,237)	(14,236)
Issuance of common stock	17,500,000	17,500	168,407				185,907
Translation adjustment				(743)			(743)
Net loss						(143,437)	(143,437)

Balance, December 31, 1997	17,500,010	17,500	168,408	(743)		(157,674)	27,491
Cancellation of common stock	(7,500,000)	(7,500)	7,500				—
Translation adjustment				(579)			(579)
Net loss						(45,387)	(45,387)

Balance, December 31, 1998	10,000,010	10,000	175,908	(1,322)		(203,061)	(18,475)
Issuance of common stock	1,000,000	1,000	15,844				16,844
Reverse merger transaction	262,000	262	(262)			(295)	(295)
Translation adjustment				(1,116)			(1,116)
Net loss						(34,518)	(34,518)

Balance, December 31, 1999	11,262,010	11,262	191,490	(2,438)		(237,874)	(37,560)
Translation adjustment				2,230			2,230
Net loss						(60,388)	(60,388)

Balance, December 31, 2000	11,262,010	11,262	191,490	(208)		(298,262)	(95,718)
Translation adjustment				7,236			7,236
Net loss						(59,060)	(59,060)

Balance, December 31, 2001	11,262,010	11,262	191,490	7,208		(357,322)	(147,542)
Issuance of common stock	524,850	525	210,193				210,718
Warrants issued for license	—		42,344				42,344
Warrants issued for services	—		558,935				558,935
Warrants issued	—		13,956				13,956
Translation adjustment	—			(7,028)			(7,028)
Net loss	—					(761,252)	(761,252)

Balance, December 31, 2002	11,786,860	11,787	1,016,918			(1,118,574)	(89,869)
Issuance of common stock	660,000	660	164,340				165,000
Issuance of common stock	1,408,940	1,409	350,826				352,235
Shares issued for debt	655,000	655	171,931				172,586
Share subscriptions	—	—	—		27,980		27,980
Net loss	—	—	—			(607,080)	(607,080)

Balance, December 31, 2003	14,510,800	14,511	1,704,015		27,980	(1,725,654)	20,852
Private placement, net of costs	—	—			13,867,370		13,867,370
Warrants and embedded conversion option associated with debentures	—	—	2,184,600				2,184,600
Debentures and accrued interest converted to common stock	18,161,937	18,162	1,998,205				2,016,367
Exercise of warrants	14,491,003	14,491	1,153,059				1,167,550
Stock-based compensation	—	—	373,000				373,000
Common stock, warrants and options issued for services	1,700,000	1,700	702,419		(18,605)		685,514
Net loss						(6,071,615)	(6,071,615)

Balance, December 31, 2004	48,863,740	48,864	8,115,298	—	13,876,745	(7,797,269)	14,243,638
Shares issued for prior year private placement	9,406,250	9,406	13,981,113		(13,876,74	5)	50,774
Private placement, net of costs	2,947,545	2,948	6,431,652				6,434,600
Debentures and accrued interest converted to common stock	4,089,900	4,090	238,890				242,980
Note payable and accrued interest converted to common stock	32,272	32	32,240				32,272
Exercise of warrants and stock options	4,835,000	4,835	229,915				234,750
Stock-based compensation	—	—	484,000				484,000
Common stock, warrants and options issued for services	—		3,100,950				3,100,950
Shares issued as part consideration for assets acquired	18,992,388	18,992	56,958,171				56,977,163
Registration rights derivative liability	—	—	(244,075)				(244,075)
Net loss	—	—	—			(18,268,628)	(18,268,628)

Balance, December 31, 2005	89,167,095	$89,167	$89,265,154	$—	$—	$(26,065,897)	$63,288,424

The accompanying notes are an integral part of these consolidated financial statements.

TASKER PRODUCTS CORP. AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS

	December 31,
				May 13, 1996 (inception) to December 31, 2005
	2005	2004	2003
Cash flows from operating activities:
Net loss	$(18,268,628)	$(6,071,615)	$(607,080)	$(26,065,897)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,099,859	28,848	13,638	1,142,345
Noncash interest	84,987	2,661,210	78,636	2,832,182
Stock-based compensation	484,000	373,000		1,415,935
Allowance for uncollectible accounts receivable	80,000			80,000
Allowance for uncollectible note receivable	890,000			890,000
Loss on equity investee	53,263			53,263
Fair value adjustment for registration rights derivative liability	(9,495)			(9,495)
Common stock, warrants and options for services	3,079,973	685,514		3,765,487
Changes in operating assets and liabilities:
Accounts receivable	(227,211			(227,211)
Inventories	(1,210,119)	(99,798)		(1,309,917)
Prepaid expenses	(236,763)	(382,191)	(60,140)	(679,095)
Prepaid commissions	(38,850)	(125,000)		(163,850)
Prepaid royalties	—	65,000	(5,000)	—
Accounts payable	1,591,594	62,755	54,223	1,863,667
Accrued royalties		(70,000)		(70,000)
Other accrued liabilities	781,461	493,945	55,000	1,330,407

Net cash used in operating activities	(11,845,929)	(2,378,332)	(470,723)	(15,152,179)

Cash flows from investing activities:
Cash payments made as part consideration for assets acquired	(2,581,808)	(2,581,808)
Purchases of property and equipment	(824,278)	(112,074)	(2,819)	(939,171)
Advances pursuant to notes	(3,510,628)	(400,000)	(127,265)	(4,102,893)
Purchase of license				(160,000)
Investment in equity investee	(718,000)			(718,000)
Payments for deposits and other	(18,849)	(18,220)	(2,750)	(42,569)

Net cash used in investing activities	(7,653,563)	(530,294)	(132,834)	(8,544,441)

Cash flows from financing activities:
Proceeds from private placements, net	6,434,599	13,867,370	545,215	21,049,936
Proceeds from convertible debentures, net	—	2,065,532		2,065,532
Proceeds from other notes payable, net				524,850
Exercise of warrants/options	285,750	1,167,550		1,453,300
Repayments on note payable—IRL	(408,686)			(408,686)
Other	(226)			48,938

Net cash provided by financing activities	6,311,437	17,100,452	545,215	24,733,870

Net increase (decrease) in cash and cash equivalents	(13,188,055)	14,191,826	(58,342)	1,037,250
Cash and cash equivalents, beginning of period	14,225,305	33,479	91,821

Cash and cash equivalents, end of period	$1,037,250	$14,225,305	$33,479	$1,037,250

Supplemental disclosures of cash flow information:
Interest paid	$185,783	$27,242	$—	$185,783

Supplemental disclosures of noncash investing and financing activities:
Conversion of debt and accrued interest into common stock	$291,930	$2,016,367	$172,586	$2,480,883

Warrants issued and embedded conversion feature associated with debt financing	$—	$2,184,600	$—	$2,184,600

Vehicle purchased via note payable	$56,916	$—	$—	$56,916

Warrants issued for license	$—	$—	$—	$42,344

        The following schedule summarizes the acquisition of the certain assets of the Selling Entities included in the condensed consolidated statement of cash flows as cash paid for acquisition of the assets of the Selling Entities:

Fair value of assets acquired	$64,929,000
Cash paid	(1,428,000)
Common stock issued	(56,977,164)
Note issued	(1,931,973)
Notes cancelled	(2,542,631)
Acquisition costs	(1,420,840)

Liabilities assumed	$628,392

        The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    NATURE OF OPERATIONS

        Tasker Products Corp. and its subsidiaries (collectively, "the Company" or "Tasker") manufactures, distributes and markets products using pHarlo technology, the process by which it manufactures, distributes and markets a variety of products that utilize a solution that enables copper sulfate, a compound with bacteriostatic properties, to remain active throughout a wide range of pH values. The Company currently markets Close Call, an oral hygiene breath drink, Unifresh Footbath, a grooming aid for dairy cows, and Tasker Pacific Blue Seafood Wash, a product used in commercial and retail seafood processing to extend shelf life and remove odors. The Company has begun the in-plant commercial verification process for United States Department of Agriculture (the "USDA") approval to use the pHarlo technology in the scalder process of poultry processing. The Company is in the process of conducting tests of the pHarlo technology in other pre- and post-harvest food processing applications including seafood and poultry farming. The Company is also in various stages of developing future product lines using the pHarlo technology in the skin care and pet product industries. On December 7, 2005 the Company announced that it intended to concentrate its efforts on the development of its poultry processing products, its seafood processing products and its Unifresh Footbath and Unifresh Pen Spray products. The Company also announced that it intended to seek to license and/or sell the Close Call brand and derivative applications. As a result of this refocusing effort, the Company has suspended its development efforts in other areas.

        As a result of the acquisition (the "2005 Acquisition") by the Company of certain assets of pHarlo Citrus Technologies, Inc. ("PCTI"), Indian River Labs, LLC ("IRL"), pHarlo Citrus Properties Partnership, LLLP ("PCPP"), and Coast to Coast Laboratories, LLC ("C2C," and together with PCTI, PCPP and IRL, the "Selling Entities") in July 2005 (see Note 12), the Company now owns the utility patent applications and provisional patent applications associated with the pHarlo technology in the Company's field of use, and has entered into a new sub-license agreement for the base patents associated with the pHarlo technology.

        Until December 31, 2005, the Company was in the development stage. The quarterly period ended March 31, 2006 was the first period the Company was considered an operating company. Therefore, recovery of its assets is dependent on whether itwill be able to sufficiently increase revenues to achieve profitability, the outcome of which is indeterminable at this time.

1A.    RESTATEMENT

        The Company has restated its consolidated financial statements, as previously reported in its Form 10-KSB filed on March 31, 2006, for the error described below. In June 2006, management discovered a mathematical error within the selling, general and administrative, product development, depreciation and amortization, interest expense, net and liquidated damages classifications reported in the Inception to Date column of the consolidated financial statements. The mathematical error did not affect the years ended December 31, 2005, 2004, or 2003, nor did affect the subtotals and totals of the Inception to Date column. Specifically, total expenses, loss from operations, net loss and net loss per share data as previously reported in the Inception column were not affected by the mathematical error.

        Following is a reconciliation of selling, general and administrative, product development, depreciation and amortization, interest expense, net and liquidated damages accounts as previously reported in the Company's Form 10-KSB for the year ended December 31, 2005, filed on March 31, 2006 2004, to selling, general and administrative, product development, depreciation and amortization, interest expense, net and liquidated damages accounts as reported in the accompanying condensed consolidated statement of operations:

	"As Reported" May 13, 1996 (inception) to December 31, 2005	Adjustments	"Restated" May 13, 1996 (inception) to December 31, 2005
Revenues	$705,467	$—	$705,467

Cost of goods sold	1,308,111	—	1,308,111

Gross margin	(602,644)	—	(602,644)

Expenses
Selling, general & administrative	12,104,870	3,264,100	15,398,970
Product development	3,685,662	1,134,355	4,820,017
Depreciation and amortization	1,366,066	(223,721)	1,142,345
Total Expenses	21,331,332	—	21,331,332
Loss From Operations	(21,933,976)	—	(21,933,976)
Other income (expense):
Interest expense, net	(85,333)	(2,865,491)	(2,950,824)
Loss on equity investee	(53,263)	—	(53,263)
Liquidated damages	(3,151,197)	2,865,491	(285,706)
Other	(842,128)	—	(842,128)

Total other expense, net	(4,131,921)	—	(4,131,921)

Net loss	$(26,065,897)	—	$(26,065,897)

Net loss per common share, basic and diluted	$(1.42)	—	$(1.42)

Weighted average common shares outstanding, basic and diluted	18,329,000	—	18,329,000

2.    SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation:

        In March 1999, Tasker, organized as a Nevada corporation in February 1999, and Tanuta Ventures Corp. ("Tanuta"), incorporated under the laws of the Province of British Columbia, Canada in May 1996, entered into a share exchange agreement whereby Tasker agreed to purchase all of the 11,000,010 outstanding common shares of Tanuta in exchange for 11,000,010 common shares of Tasker. Since the former shareholders of Tanuta controlled Tasker after the transaction, the merger was accounted for as reverse acquisition under which, for accounting purposes, Tanuta was deemed the accounting acquirer and Tasker was deemed to be the acquired entity. Under these accounting principles, the post-merger company financial statements represented Tanuta on a historical basis consolidated with the results of operations of Tasker from the March 1999 effective date of the merger.

Principles of Consolidation:

        The consolidated financial statements include the accounts of Tanuta from May 13, 1996 (date of Tanuta's inception) to December 31, 2005. The consolidated financial statements also include the accounts of Tasker from March 31, 1999 (the effective date of the reverse merger) to December 31, 2005. All significant intercompany balances and transactions have been eliminated in consolidation.

Development Stage Company:

        Until December 31, 2005, the Company was in the development stage as defined in the Statements of Financial Accounting Standards ("SFAS") No. 7. The quarterly period ended March 31, 2006 was the first period the Company was considered an operating company. The Company was devoting substantially all of its present efforts to establish a new business and with the exceptions of its brands Close Call and Unifresh Footbath, none of its planned principal operations had commenced as of December 31, 2005. All losses accumulated until that time were considered as part of the Company's development stage activities.

Use of Estimates:

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial instruments:

        The fair values of the Company's asset and liabilities that qualify as financial instruments under SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," approximate their carrying amounts presented in the accompanying consolidated balance sheet at December 31, 2005.

Cash and Cash Equivalents:

        The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. The Company maintains its cash primarily in one financial institution which, at times, exceeds Federal Deposit Insurance Corporation ("FDIC") insured limits. The Company has not incurred any losses in such accounts and believes it is not exposed to any significant credit risk on cash. As of December 31, 2005 and 2004, the Company had approximately $1.0 million and $14.2 million in cash and cash equivalents, respectively.

Liquidity:

        The Company has continued to sustain losses from operations and for the years ended December 31, 2005, 2004 and 2003 it has incurred losses of approximately $18,269,000, $6,072,000 and $607,000, respectively. In addition, the Company has not generated positive cash flows from operations for the years ended December 31, 2005, 2004 and 2003.

        Based upon management's current twelve month forecast of future revenues from its product lines in conjunction with the January 2006 Private Placement, in which the Company received proceeds of $8.7 million, net of placement agent fees, as described in Note 21(b), the Company believes that cash on hand, cash expected to be generated from operations and the currently ongoing reductions in administrative costs will provide adequate flexibility for funding the Company's working capital over the next twelve months. As with all business forecasts, management's current assessment of future revenues is based upon its assumptions and expectations. Future market trends for its products may not develop as management has predicted. Regulatory approvals required to market products as the Company currently plans may not be obtained. In the future, the Company may find that its cash on hand and cash from operations is not sufficient to fund existing operation. New opportunities may present themselves over the course of the next twelve months, in which case the Company may find that its cash on hand and cash from operations is not sufficient. Such changes may, or may not, require it to seek additional outside funding and, if required, there can be no assurance that suitable outside financing will be available to the Company.

Accounts Receivable:

        Accounts receivable represent payments due to the Company for previously recognized net sales, reduced by an allowance for doubtful accounts for balances, which are estimated to be uncollectible at December 31, 2005 and 2004. The Company grants credit terms in the normal course of business to its customers. Trade credit is extended based upon periodically updated evaluations of each customer's ability to perform its obligations. The Company does not normally require collateral or other security to support credit sales. The allowance for doubtful accounts is determined based on historical experience and ongoing evaluations of the Company's receivables and evaluations of the risks of payment. Accounts receivable balances are recorded against the allowance for doubtful accounts when they are deemed uncollectible. The Company's allowance for doubtful accounts at December 31, 2005 and 2004 was $79,500 and $0, respectively.

Inventories:

        Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method.

Property and Equipment and Other Assets:

        Property and equipment has been recorded at cost, net of accumulated depreciation. Improvements are capitalized and maintenance, repairs and minor replacements are expensed as incurred. Depreciation is determined using the straight-line method over estimated lives of such assets as follows: machinery & equipment, 3 to 10 years; office furniture and fixtures and capitalized software, 5 to 7 years; vehicles, 5 years and intangible assets, 11.5 years.

Goodwill and Other Intangible Assets:

        The Company accounts for goodwill and other intangible assets at their estimated fair values in accordance with SFAS No. 142, "Goodwill and Other Intangible Assets," which the Company adopted effective July 1, 2002. In connection with prior business and asset acquisitions, the Company recorded goodwill based on the excess of the purchase price over the identifiable tangible and intangible assets acquired and liabilities assumed. Upon adoption of SFAS 142, the Company ceased recognizing recurring amortization of goodwill, and goodwill is now tested at least annually for impairment.

        The Company's specifically identifiable intangible assets, which consist of utility patent applications, are reported at cost, net of accumulated amortization. These intangible assets are being amortized over their estimated useful lives, which is 11.5 years, at amortization rates that are proportional to each asset's estimated economic benefit to the Company. The carrying value of these intangible assets is reviewed annually by the Company, or more frequently when indicators of impairment are present, in accordance with the provisions of SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and undiscounted cash flows estimated to be generated by these assets are less than the assets' carrying amount.

        The approximate net carrying value of the goodwill and other intangible assets at December 31, 2005 are as follows:

	December 31, 2005
	Gross carrying amount	Accumulated amortization	Net carrying value
Amortized utility patents	$22,500,000	$938,000	$21,562,000
Unamortized goodwill	$41,700,000	$—	$41,700,000

Total intangible assets	$64,200,000	$938,000	$63,200,000

        Estimated amortization expense for the subsequent fiscal years, is as follows:

2006	$2,046,000
2007	2,046,000
2008	2,046,000
2009	2,046,000
2010	2,046,000
2011 and thereafter	$11,332,000

        In performing its review of the recoverability of goodwill and other intangible assets, the Company considers several factors. These factors include the expected cash flows that an asset is expected to generate over its estimated economic life. The Company also considers whether there have been significant changes in legal factors or the overall business climate that could affect the underlying value of an asset or whether there is an expectation that the asset will be sold or disposed of before the end of its originally estimated useful life. In the case of goodwill, the Company must also consider, and estimate, the fair value of the reporting unit to which the goodwill is assigned. If, as a result of examining any of these factors, the Company concludes that the carrying value of its goodwill or other intangible assets exceeds its estimated fair value, the Company will record an impairment charge and reduce the carrying value of the asset to its estimated fair value.

Income Taxes:

        The Company complies with SFAS No. 109 "Accounting for Income Taxes." This standard requires the use of an asset and liability approach for financial accounting and reporting on income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. If it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is recognized.

Stock-based Compensation:

        As allowed by SFAS No. 123 "Accounting for Stock-Based Compensation" (amended by SFAS No. 148), the Company has elected to measure stock-based compensation expense using the intrinsic value method prescribed by Accounting Principles Board ("APB") No. 25 and provide disclosure-only provisions of SFAS No. 123. Accordingly, compensation expense for stock options is measured as the excess, if any, of the quoted market price of the Company's common stock at the date of the grant over the exercise price an employee or director must pay to acquire stock. If the Company had determined compensation expense based on the fair value using the Black-Scholes option pricing model at the grant dates consistent with SFAS Nos. 123 and 148, the pro forma effect on the Company's net loss and net loss per common share would have been the following for the years ended December 31, 2005, 2004 and 2003 and the period of inception, May 13, 1996 to December 31, 2005:

	2005	2004	2003	Since Inception
Net loss, as reported	$(18,268,628)	$(6,071,615)	$(607,080)	$(26,065,897)
Add: Stock-based compensation included in net loss, as reported	484,000	373,000		1,415,935
Less: Stock-based compensation expense determined under the fair value method	(6,252,300)	(2,670,799)	(115,702)	(9,154,050)

Net loss, pro-forma	$(24,036,928)	$(8,369,414)	$(722,782)	$(33,804,012)

Basic and diluted loss per share, as reported	$(0.25)	$(0.26)	$(0.05)	$(1.42)

Basic and diluted loss per share, pro-forma	$(0.33)	$(0.35)	$(0.06)	$(1.84)

        The following assumptions were applied in determining stock-based compensation expense under the fair value method:

	2005	2004	2003
Risk-free interest rate	2.10 - 3.80%	2.10 - 3.18%	3.25%
Expected option term	2.5 - 5 years	2.5 - 3 years	2.5 - 3 years
Expected price volatility	140%	197%	122%
Dividend yield	—	—	—

Derivative Instruments:

        Until December 31, 2005, the Company was in a development stage. The quarterly period ended March 31, 2006 was the first period the Company was considered an operating company. To date, the Company has entered into several debt and equity transactions to fund its operations. A number of these transactions involved the issuance of convertible debt and warrants. These transactions also included registration rights agreements that impose significant penalties on the Company if certain conditions are not met. As a result of these registration rights agreements, the Company faces a number of unique and complex accounting issues, such as the ones discussed below.

        The Company has issued and outstanding several financial instruments with embedded derivative features, consisting of convertible debt and warrants. The Company analyzes these financial instruments in accordance with Statement of Financial Accounting Standards ("SFAS") No. 133 and Emerging Issues task Force ("EITF") Issue Nos. 00-19 and 05-02 to determine if these hybrid contracts have embedded derivatives that must be bifurcated. In addition, free standing warrants are accounted for as either equity or liabilities in accordance with the provisions of EITF Issue No. 00-19.

        EITF Issue No. 05-4 "The Effect of a Liquidated Damages Clause on a Freestanding Financial Instrument Subject to EITF Issue No. 00-19, "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock"' addresses financial instruments, such as convertible notes and stock purchase warrants, which are accounted for under EITF 00-19, that are issued with a corresponding right to have these securities registered pursuant to a registration rights agreement that includes a liquidated damages clause. Alternative accounting treatments of registration rights are discussed in EITF Issue No. 05-4. One alternative treatment discussed in EITF Issue No. 05-4 could require the warrants, the convertible debt and the registration rights agreement to be treated as a single financial instrument. If the EITF implements this approach, the convertible debt and the warrants the Company has issued would need to be recorded as a liability at fair value and changes in the fair value of the liability would need to be recorded in the statement of operations each period. Implementation of this approach may have a material non-cash impact to the Company's consolidated financial statement. Since no consensus on EITF Issue No. 05-4 has been reached, the Company has adopted View C as described in the EITF Issue No. 05-4 Issue Summary No. 1. Under View C, registration rights agreements and the associated financial instruments are accounted for as separate instruments. Accordingly, the Company has given only prospective application to this guidance. Further impact on itsconsolidated financial statements of adopting the standard, if any, will follow the transition guidance when released.

        In April and July 2004, the Company entered into private placement agreements for convertible debentures, registration rights agreements and warrants (see Note 6). Based on the interpretive guidance in EITF Issue No. 05-4 due to an uncapped liquidated damages provision in the registration rights agreements, the Company determined that the registration rights are derivative liabilities that should be bifurcated from the related financial instruments. Accordingly, the estimated fair value of the registration rights derivative of approximately $244,000 was recorded as a liability as of October 1, 2005, the beginning of the first fiscal period after September 15, 2005, the date that EITF postponed further deliberations.

        In connection with the Company's December 2004 and January 2006 private placements, the Company's estimated fair value of the related registration rights derivative was immaterial at the inception and at each reporting date since and the Company has not recorded a liability. At each reporting period, the Company calculate the estimated fair value of the registration rights derivatives. If the underlying assumptions of the calculation change such that the estimated fair value is not immaterial, the Company will record a liability at that time. In connection with the Company's September 2005 private placement, the Company's estimated fair value of the related registration rights derivative at its inception was immaterial and the Company did not record a liability. Subsequently, in connection with the January 2006 private placement, the Company amended its September 2005 agreement with the rights holder to waive the liquidated damages relating to its inability to have such registration statement declared effective by May 23, 2006. On April 26, 2006, the Company filed a registration statement registering resale of securities purchased in the September 2005 and January 2006 private placements. As it relates to the September 2005 private placement, the Company believes that it has used its best efforts to cause the registration statement to be declared effective and, therefore, pursuant to the terms of the September 2005 registration rights agreement , the Company believes that it is not currently liable for liquidated damages as a result of the registration statement not being declared effective by May 23, 2006. Should the rights holders dispute that the Company's best efforts were used, and the Company either accedes to their assertion or is found to not have used its best efforts, the estimated maximum amount of liquidated damages for which the Company would be liable, assuming (i) ineffectiveness from May 23, 2006 to the end of the period covered by the registration agreement and (ii) a stock price of $0.37 for periods subsequent to July 26, 2006, is approximately $270,000. Also, the Company believes that as it relates to the January 2006 private placement, the Company has used its best efforts to respond to the SEC comments within fifteen days from the date of the receipt of those comments. As of September 30, 2006, no shares were issuable as liquidated damages under the terms of the January 2006 registration rights agreement. However, if the Company fails to meet certain conditions of the January 2006 registration rights agreement, it will be required to issue to each holder in the January 2006 private placement, shares and warrants equal to one percent, or 266,718 of the respective number of shares and warrants purchased by each holder, for each 30 days of failure to meet any one of these conditions. The Company may be required to issue a maximum aggregate of 4 million shares and warrants.

        Changes in the estimated fair value of the registration rights derivative liability are recorded in the consolidated statement of operations. In the fourth quarter of 2005 the Company recorded a gain on the reduction of the derivative liability of approximately $9,000.

        In connection with the Company's examination of past transactions for application of EITF Issue No. 05-4, the Company noted that for the period from entering into the April 2004 Securities Purchase Agreement until the Companyincreased its authorized shares in August 2004, the Company had insufficient shares to meet all potential obligations to issue shares under its convertible notes and exercisable warrants and options. Under EITF Issue No. 00-19, a liability should be recognized for those financial instruments for that period, with any changes in the fair value of such liabilities recognized in its consolidated statement of operations. Based on the Company's analysis of such liabilities, it determined the effect of any such amounts to be immaterial.

Revenue Recognition:

        The Company recognizes revenues from the sale of its products based on the provisions of Securities and Exchange Commission, or SEC, Staff Accounting Bulletin No. 104, "Revenue Recognition". The Company recognizes revenue when all of the following conditions are met:

  •
  there is persuasive evidence of an arrangement;

  •
  the risk of loss and title to the product transfers to the customer;

  •
  the collection of the fees is reasonably assured and

  •
  the amount of fees to be paid by the customer is fixed or determinable.

        The Company's arrangements do not contain general rights of return. However, in the fourth quarter of 2005, the Company issued approximately $890,000 in credit memos. These credit memos were issued to customers for which the Company promised to take back the Unifresh Footbath that was not as effective due to abnormally high alkaline content in the customers' water sources. The Company has now reformulated its Unifresh Footbath product with the addition of a compound that neutralizes alkali.

        "Cost of sales" includes all of the costs to manufacture the Company's products, including raw materials and supplies, direct labor and factory overhead. Cost of sales also includes the write-off of obsolete inventory and inventory that is not expected to be sold before its shelf expiration date. Additionally, cost of sales reflects the costs associated with free sample products. These costs are recognized on the date on which the Company ships the free sample product.

Advertising Costs:

        Advertising costs are charged to operations as incurred and were $177,000 for the year ended December 31, 2005 and $0 for the years ended December 31, 2004 and 2003.

Research and Development:

        Research and development expenditures are expensed as incurred. The amounts charged against earnings in 2005, 2004 and 2003 for research and development expenditures were $3.4 million, $1.4 million and $89,000, respectively.

Basic and Diluted Loss Per Common Share:

        The Company complies with SFAS No. 128, "Earnings Per Share," which states that basic loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding. Diluted loss per common share is computed similar to basic loss per common share, except that the denominator is increased to include common stock equivalents. The Company's common stock equivalents currently include stock options, convertible debentures and warrants. Unexercised stock options and warrants to purchase common stock and debentures convertible into common stock as of December 31, 2005, 2004 and 2003 are as follows:

	December 31,
	2005	2004	2003
Options	16,540,777	15,650,000	2,400,000
Warrants	7,361,120	10,242,350	4,284,850
Convertible Debentures	2,095,000	6,189,900	—

	25,996,897	32,082,250	6,684,850

        The foregoing common stock equivalents were excluded from the calculation of net loss per common share since the inclusion of any additional shares would be antidilutive.

Intangible Assets Related to Businesses Acquired:

        Identifiable intangible assets, which consist of utility patent applications, are being amortized over the remaining useful life of the patents of approximately 11.5 years. For the year ended December 31, 2005, the Company has amortized approximately $938,000 related to the utility patent applications. Estimated amortization expense for each of the succeeding five years is approximately $2.0 million per annum.

        In connection with the 2005 Acquisition, the Company recognized goodwill in the amount of $41.7 million, which represents the excess purchase price over the fair value of assets acquired. The Company accounts for its goodwill and intangible assets in accordance with SFAS No. 142, "Goodwill and Other Intangible Assets," and does not amortize its goodwill. However, goodwill will be amortized over 15 years for tax purposes. The total amount is expected to be deductible. The Company reviews its goodwill for impairment at least annually, or whenever events or changes in circumstances would indicate possible impairment. The Company performs its annual impairment test of goodwill as of December 31 of each year. In the annual test as of December 31, 2005, it concluded that no impairment existed. The Company operates in one reportable segment, which is also the only reporting unit for purposes of SFAS No. 142. Since the Company currently only has one reporting unit, all of the goodwill has been assigned to the enterprise as a whole. The Company compared its estimated fair value as measured by, among other factors, its projected discounted cash flow to its net book value and since the fair value was substantially greater than the book value, the Company concluded that, as of December 31, 2005, there was no impairment of goodwill.

        In accordance with SFAS No. 142, the Company's intangible assets with finite useful lives are amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment whenever events or changes in circumstances would indicate possible impairment in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets."

Reclassifications:

        Certain prior period amounts have been reclassified to conform to the 2005 presentation.

Recent Accounting Pronouncements:

        In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections." SFAS No. 154 requires retroactive application of a voluntary change in accounting principle to prior period financial statements unless it is impracticable. SFAS No. 154 also requires that a change in method of depreciation, amortization or depletion for long-lived, non-financial assets be accounted for as a change in accounting estimate that is affected by a change in accounting principle. SFAS No. 154 replaces APB Opinion No. 20, "Accounting Changes" and SFAS No. 3, "Reporting Accounting Changes in Interim Financial Statements." SFAS No. 154 is effective for fiscal years beginning after December 15, 2005. The Company has adopted the provisions of SFAS No. 154 as of December 31, 2005 and does not believe that its adoption has a material impact on its consolidated results of operations or financial condition (See Note 1A).

        In December 2004, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123(R), "Accounting for Stock-Based Compensation (Revised)." SFAS No. 123(R) supersedes APB No. 25 and its related implementation guidance. SFAS No. 123(R) establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments or that may be settled by the issuance of those equity instruments. SFAS No. 123(R) focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123(R) requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service (usually the vesting period). No compensation costs are recognized for equity instruments for which employees do not render the requisite service. The grant-date fair value of employee share options and similar instruments will be estimated using option-pricing models adjusted for the unique characteristics of those instruments (unless observable market prices for the same or similar instruments are available). If an equity award is modified after the grant date, incremental compensation cost will be recognized in an amount equal to the excess of the fair value of the modified award over the fair value of the original award immediately before the modification.

        The Company currently utilizes the Black-Scholes option pricing model to measure the fair value of stock options granted to employees. While SFAS No. 123(R) permits entities to continue to use such a model, it also permits the use of a "lattice" model. The Company expects to continue using the Black-Scholes option pricing model upon adoption of SFAS No. 123(R) to measure the fair value of stock options.

        The adoption of this statement will have the effect of reducing net income and income per share as compared to what would be reported under the current requirements. These future amounts cannot be precisely estimated because they depend on, among other things, the number of options issued in the future, and accordingly, the Company has not determined the impact of adoption of this statement on its results of operations. However, the Company believes that the adoption of SFAS No. 123(R) will have a material effect on the Company's consolidated financial statements, in the form of additional compensation expense.

        In December 2004, the FASB issued SFAS No. 151, "Inventory Costs-an amendment of ARB No. 43, Chapter 4." SFAS No. 151 has been issued to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material (spoilage), which requires that those items be recognized as current-period charges regardless of whether they meet the criterion of "so abnormal." In addition, SFAS No. 151 requires the Company to allocate fixed production overheads to the costs of conversion based on the normal capacity of the production facilities. Management of the Company does not believe the effects of SFAS No. 151 will have a material impact on the consolidated financial statements, as the Company has not incurred any inventory costs that meet the definition of "so abnormal."

3.     INVENTORIES

	December 31,
	2005	2004
Raw Materials	$955,701	$99,798
Finished Goods	469,936	—

	1,425,637	99,798
Less: Inventory Reserve	(74,675)	—

	$1,350,963	$99,798

4.     PROPERTY AND EQUIPMENT, NET

	December 31,
	2005	2004
Machinery and Equipment	$1,062,065	$—
Office furniture, fixtures and capitalized software	466,137	38,664
Vehicles	164,688	73,410

	1,692,890	112,074
Less Accumulated Depreciation	(167,748)	(10,697)

	$1,525,142	$101,377

        Depreciation expense for the years ended December 31, 2005, 2004 and 2003 was approximately $157,000, $29,000 and $14,000, respectively.

5.     OTHER ACCRUED LIABILITIES

	December 31,
	2005	2004
Accrued wages	$161,758	$151,752
Accrued investment	119,147	73,685
Liquidated damages	285,706	—
Accrued legal and accounting fees	322,391	172,118
Accrued consulting	172,500	51,102
Other	315,505	100,289

	$1,377,007	$548,946

6.     STOCKHOLDERS' EQUITY (DEFICIT):

Reverse merger transaction and prior:

        The consolidated statements of stockholders' equity have been presented to reflect the number of shares received by the stockholders of Tanuta in the business combination (see Note 2—Basis of Presentation). The 262,000 shares issued in connection with the reverse merger transaction represent the outstanding shares of Tasker prior to the effectuation of the reverse merger transaction.

        The historical stockholders' equity of Tanuta (the accounting acquirer) consisted of approximately 10 common shares (after giving effect to a 10 for 1 stock split) of no par value common stock issued to incorporators. Prior to the March 1999 reverse merger transaction, Tanuta issued 11 million common shares (after giving effect to a 10 for 1 stock split), net of cancellations, in private placements that raised approximately $203,000.

Post reverse merger transaction through December 31, 2005:

        In November 2002, the Company closed a private equity financing in which it raised approximately $525,000 from several investors. In connection with the private placement, the Company issued 524,850 shares of the Company's common stock and conditional secured promissory notes. Additionally, the Company issued warrants to purchase 524,850 shares of the Company's common stock at a price of $2.00 per share up to November 2007. The fair value attributed to the common stock and warrants was approximately $211,000 and $14,000, respectively.

        Also during the year ended December 31, 2002, the Company issued warrants (i) to purchase 300,000 shares of the Company's common stock for a license and (ii) to purchase 3,460,000 shares of the Company's common stock for services. The values ascribed to these warrants were approximately $42,000 and $559,000, respectively.

        In June 2003, the Company closed a private equity financing in which it raised an aggregate of $165,000 from several investors in exchange for 660,000 shares of the Company's common stock.

        In July 2003, the Company closed a private equity financing in which it raised an aggregate of $352,235 from several investors in exchange for 1,408,940 shares of the Company's common stock.

        During the year ended December 31, 2003, the Company issued 655,000 shares of the it's common stock in full satisfaction of certain debts totaling $172,586.

        In December 2004, the Company completed the private placement of 9,406,250 shares of its common stock with several accredited investors for an aggregate purchase price of $15,050,000 or $1.60 per share. Emerging Growth Equities Ltd. acted as placement agent and received a cash payment of 6% and a warrant to purchase 562,500 shares exercisable at $2.00 per common share, exercisable for three years.

        In connection with this private placement, the Company also entered into a Registration Rights Agreement under which it is obligated to file a registration statement with the SEC to register for resale, within a specified time period, the shares and the shares underlying the placement agent warrants. The terms of the Registration Rights Agreement provide that, in the event that the registration statement is not filed within 30 days of entering into the private placement, the Company is required to pay to the investors, as partial liquidated damages, 1% additional shares per month until the registration statement is filed based on the number acquired in the private placement. The registration statement was filed within the specified time period.

        Since the common shares related to this private placement were not issued until 2005, the Company has classified the proceeds of this offering of approximately $13.9 million, net of amounts paid to the placement agent and other closing costs aggregating approximately $1.1 million, as common stock subscribed.

        During the year ended December 31, 2004, stockholders' equity was also increased as a primary result of (i) the allocation of value to the approximate 19.5 million warrants and embedded conversion features associated with the issuance of convertible debentures, (ii) the conversion of approximately $2 million of debentures into approximately 18.2 million shares of common stock, (iii) the exercise of approximately 14.5 million warrants generating cash proceeds of approximately $1.2 million, (iv) stock-based compensation of approximately $373,000 and (v) the issuance of common stock, warrants and options for services of approximately $685,000 (See Note 11).

        In February 2005, a secured promissory note holder exchanged his note in the amount of $49,950, plus interest and services rendered over the past two years, for 32,272 restricted common shares at $1.65, or $2.30 less than the market value of the stock on the date of the exchange. In connection with the exchange, the Company recognized approximately $74,000 of consulting fees during the year ended December 31, 2005.

        In July 2005, the Company executed an Asset Purchase Agreement whereby the Company issued 18,992,388 shares of its common stock valued at $56,977,164 (see Note 12).

        In September 2005, the Company completed the private placement of 2,947,545 shares of its common stock with several accredited investors for an aggregate purchase price of approximately $6,485,000 or $2.20 per share. As part of the private placement, the Company also (i) issued 1,473,769 warrants to purchase the Company's common stock at $3.00 per share and (ii) entered into a Registration Rights Agreement under which it is obligated to file, and make effective, a registration statement with the SEC to register for resale, within a specified time period, the shares and the shares underlying the warrants. The terms of the Registration Rights Agreement provide that, in the event that the registration statement is not declared effective within 120 days of entering into the private placement, and if the Company is found to not have used its "best efforts," the Company is required to pay to the investors, as partial liquidated damages, 1% of the cash value of the shares and underlying shares per month for as long as such requirements are not met. The registration statement was not declared effective within the specified time periods. In January 2006 the investors agreed to waive any liquidated damages under this agreement related to the failure to have the first registration statement declared effective within 120 days. The waiver set a new effectiveness deadline at 245 days after the entry into the private placement. In exchange for this waiver the exercise price of the warrants was reduced to $1.00 per share (see Note 21(b)).

        During the year ended December 31, 2005, stockholders' equity was also increased as a result of (i) the issuance of options for vendor services of approximately $3.1 million, (ii) employee stock-based compensation of approximately $484,000, (iii) the conversion of approximately $243,000 of convertible debentures and accrued interest into approximately 4,090,000 shares of common stock and (iv) the exercise of approximately 4.8 million options and warrants generating cash proceeds of approximately $285,000.

7.     WARRANTS AND STOCK OPTIONS

Warrants:

        During the year ended December 31, 2002, the Company issued (i) 524,850 warrants in connection with notes payable, (ii) 300,000 warrants to pHarlo in connection with its license agreement (see Note 9) and (iii) 3,460,000 warrants to consultants for services rendered.

        During the year ended December 31, 2004, the Company issued (i) 19,461,500 warrants in connection with the Convertible Debentures, of which 16,000,000 and 3,461,500 warrants were issued in connection with the April 2004 and July 2004 Private Placements, respectively, (ii) 562,500 warrants to the placement agent in connection with the Company's December 2004 private placement and (iii) 400,000 warrants issued to a consultant for services rendered. Of the 19,461,500 warrants issued in connection with the Convertible Debentures, 3,995,000 and 14,491,003 warrants were exercised during 2005 and 2004, respectively, generating proceeds of approximately $200,000 and $1.2 million, respectively, to the Company.

        During the year ended December 31, 2005, the Company issued 1,473,769 warrants in connection with the Company's September 2005 Private Placement. The warrants had an exercise price of $3.00 per share.

        The following table summarizes the Company's warrant activity:

	Number of shares	Exercise price per share	Weighted average exercise price per share
Outstanding, January 1, 2002	-0-	$—	$-0-
Granted	4,284,850	$0.25 – $2.00	$0.46

Outstanding, December 31, 2002	4,284,850	$0.25 – $2.00	$0.46
Granted	-0-	$-0-	$-0-

Outstanding, December 31, 2003	4,284,850	$0.25 – $2.00	$0.46
Granted	20,424,000	$0.10 – $2.00	$0.22
Exercised	(14,466,500)	$0.05 – $0.25	$0.08

Outstanding, December 31, 2004	10,242,350	$0.05 – $2.00	$0.37
Granted	1,473,770	$1.00	$1.00
Exercised	(4,355,000)	$0.05 – $0.25	$0.07

Outstanding, December 31, 2005	7,361,120	$0.05 – $2.00	$0.63

        The Warrants granted pursuant to the April 2004 Private Placement originally had exercise prices of $0.10 and $0.20. However, the exercise price of all warrants issued in this placement were modified to $0.05 per share in September 2004 and further modified to $0.01 per share in May 2005.

        The Warrants granted pursuant to the July 2004 Private Placement originally had an exercise price of $0.25. However, the exercise price of all warrants issued in this placement were modified to $0.05 per share in September 2004 and further modified to $0.01 per share in May 2005.

        The Warrants granted pursuant to the September 2005 Private Placement originally had an exercise price of $3.00. In January 2006, the exercise price of the warrants was reduced from $3.00 to $1.00 per share.

        As of December 31, 2005, the weighted average contractual life of warrants is approximately 2.9 years.

Stock Options:

        Stock options issued are as follows:

	Number of shares	Exercise price per share	Weighted average exercise price per share
Outstanding, January 1, 2002	-0-	$—	$—
Granted	1,500,000	$0.25	$0.25

Outstanding, December 31, 2002	1,500,000	$0.25	$0.25
Granted	900,000	$0.25	$0.25

Outstanding, December 31, 2003	2,400,000	$0.25	$0.25
Granted	13,250,000	$0.25 – $2.05	$0.58

Outstanding, December 31, 2004	15,650,000	$0.25 – $2.05	$0.53
Granted	4,084,999	$1.50 – $4.70	$2.30
Exercised	(480,000)	$0.25	$0.25
Cancelled	(2,714,222)	$0.25 – $4.00	$0.97

Outstanding, December 31, 2005	16,540,777	$0.25 – $4.70	$0.91

Options exercisable at December 31, 2003	2,400,000	$0.25	$0.25

Options exercisable at December 31, 2004	9,244,438	$0.25 – $2.05	$0.37

Options exercisable at December 31, 2005	13,774,886	$0.25 – $4.70	$0.82

        The following table summarizes additional information about stock options outstanding at December 31, 2005:

	Options Outstanding
Exercise Prices	Number Outstanding at December 31, 2005	Weighted-Average Remaining Contractual Life	Weighted-Average Exercise Price
$0.25	9,497,778	8.25	$0.25
$0.67	1,000,000	8.84	$0.67
$1.45 – 1.75	3,533,333	9.07	$1.52
$2.01 – 2.47	1,316,666	9.15	$2.26
$2.70 – 3.14	1,115,000	9.38	$2.97
$3.32 – 4.70	78,000	9.22	$3.96

	16,540,777

	Options Exercisable
Exercise Prices	Number Exercisable at December 31, 2005	Weighted-Average Exercise Price
$0.25	$8,442,220	$0.25
$0.67	666,667	$0.67
$1.45 – 1.75	3,133,333	$1.52
$2.01 – 2.47	949,999	$2.26
$2.70 – 3.14	504,667	$2.93
$3.32 – 4.70	78,000	$3.96

	$13,774,886

8.     INVESTMENT IN EQUITY INVESTEE

        In April 2005, the Company purchased 359,000 common shares of Biofilm Strategies Corporation from Electric Aquagenics Unlimited, Inc., representing 27% of Biofilm's outstanding common stock, for cash consideration of $718,000. Further, the Company advanced a total of $890,000 to the owners of the remaining 73% of Biofilm's common stock. Biofilm's proprietary technology is designed to eradicate biofilm, a protective coating that forms on listeria and other pathogens making them resistant to traditional remedies of eradicating bacteria. The Company understands that Biofilm is in the process of obtaining certain regulatory approvals for the use of its product in specified applications. After several months of unsuccessful negotiations, the Company has decided that it will not seek to acquire the remaining 73% of Biofilm's common stock. The Company originally anticipated that if the acquisition did not close, the Company would seek repayment of the funds advanced. The Company is now negotiating an alternative arrangement with Biofilm, whereby Biofilm would license its technology to the Company, and the $890,000 advanced would be used as a credit against royalty fees due under the license agreement. There can be no assurance that the license agreement will be entered into, or if entered into, that Biofilm would agree to credit the $890,000 advanced toward the royalty fees of such license. The Company believes that recovery of these advances is uncertain, and has set up an allowance for uncollectible accounts for the entire $890,000.

        Tasker believes that its 27% equity interest in Biofilm is a significant variable interest, as defined by FIN 46(R) "Consolidation of Variable Interest Entities," however Tasker believes that it is currently not the primary beneficiary of Biofilm and thus would not be required to consolidate the accounts of Biofilm. Tasker's management believes that Tasker's maximum exposure to loss as a result of its involvement with Biofilm is limited to its initial investment of $718,000.

9.     LICENSE

        In late 2002, the Company entered into an exclusive license agreement with PCTI to sell, develop, market and distribute consumer deodorant breath products, animal breath products and soft drink products using the patented pHarlo technology. In conjunction with this license agreement, the Company entered into a production agreement with IRL, a privately held manufacturing company affiliated with PCTI, to manufacture and sell to the Company the concentrate for the products licensed by PCTI. Pursuant to the license agreements, the Company agreed to make royalty payments based on 1.5% of product sales and issued warrants to purchase up to 300,000 common shares. Under the terms of the license agreement, the Company is required to prepay $1,000,000 in royalty payments. In September 2004, the Company cancelled the previous license agreement and entered into two separate Exclusive Field of Use License Agreements with PCTI. One of these new license agreements granted the Company the right to use, sell, develop, market and distribute products using the pHarlo technology for consumer deodorant breath product, animal breath products and soft drink products. The second of these new license agreements granted the Company the right to use, sell, develop, market and distribute products using the pHarlo technology as a post-harvesting processing aid in the poultry industry in the United States and Canada.

        The financial terms of the exclusive license covering consumer deodorant products, animal breath products and soft drink products were the same as the 2002 license agreement, with the addition of minimum annual payments of $300,000 beginning in 2006 (adjusted annually). Commencing July 1, 2003, an interest payment of 7% per annum on the unpaid balance of the prepaid royalty balance was due. The term of the agreement extends to the life of the patent.

        Under the terms of the license covering post-harvesting poultry processing aids, the Company agreed to pay a 5.0% royalty on net sales. In addition, beginning in 2006, a minimum annual payment of $3,750,000 (adjusted annually) was due. PCTI was also granted a right to profit share. The term of the agreement extends to the life of the patent.

        Costs to secure the license covering consumer deodorant breath product, animal breath products and soft drink products totaling approximately $202,000 are being amortized over the eighteen year term of the license on a straight-line basis. At December 31, 2004, the carrying amount of the license was approximately $180,000, net of approximately $22,000 of accumulated amortization. Amortization expense for the years ended December 31, 2005, 2004 and 2003 and the period of inception, May 13, 1996, to December 31, 2005 was approximately $6,000, $11,000, $11,000 and $28,000, respectively.

        As part of the 2005 Acquisition of the Pharlo assets (see Note 12), both license agreements mentioned above were acquired by Tasker and cancelled. Accordingly, all costs to secure the licenses as well as the prepaid and accrued royalties balances were included as components to the purchase price.

10.   NOTES RECEIVABLE

Advances to PCTI, PCTI-related entities

        During 2002, the Company agreed to loan to PCTI and PCTI-related entities, pursuant to a loan agreement and notes, up to $200,000 to finance a production facility to produce the products licensed pursuant to the 2002 license agreement with PCTI (See Note 9). The notes bore an interest rate at 7% per annum, with principal and interest to be repaid in equal monthly installments commencing July 1, 2003, with the last payment due October 1, 2012.

        During 2004, pursuant to a series of additional promissory notes, the Company loaned an additional $200,000 to PCTI and $200,000 to PCPP. These notes bore an interest rate at 7% per annum (0% until June 1, 2005) and had terms of 1 year.

        During the year ended December 31, 2005, pursuant to a series of promissory notes, the Company loaned an additional $2,600,703 (including $136,000 paid to a vendor on behalf of PCTI) to the Selling Entities and principals of the Selling Entities. The loans bore an interest rate at 7% per annum (0% for approximately the first six months) and had terms of one year, unless otherwise noted. Certain of these loans represented cash advances against bonus payments to the principals of the Selling Entities (see Note 12). The notes issued by principals of the Selling Entities are as follows: January 10, 2005 Note From Barry Cummins-$250,000 (6% interest for entire term); January 3, 2005 Note From David Creasey-$100,000 (interest due for entire term); March 1, 2005 Note From David Creasey-$150,000; January 10, 2005 Note From David Dickinson-$100,000 (interest not due for seven months); March 4, 2005 Note From David Dickinson-$150,000; and March 28, 2005 Note From David Creasey-$625,000. Certain of these loans represented working capital to the PCPP to build out and fund the Selling Entities' manufacturing facilities. The notes issued by PCPP, each of which has an interest rate of 0% for the first three months, unless otherwise indicated, are as follows: January 20, 2005-$100,000; February 15, 2005-$75,000; March 7, 2005-$100,000; March 31, 2005-$100,000; April 20, 2005-$100,000; May 19, 2005-$50,000; June 14, 2005-$50,000 (0% interest for first two months); and July 6, 2005-$12,500 (0% interest for first two months). Certain of these loans represented working capital to C2C. The notes issued by C2C are as follows: March 3, 2005-$100,000; May 25, 2005-$25,000; June 29, 2005-$15,000. Certain of these loans represented working capital to PCTI. The notes issued by PCTI are as follows: May 11, 2005-$62,113; May 27, 2005-$100,000; June 2, 2005-$20,000; June 14, 2005-$52,816; June 27, 2005-$52,006; and July 12, 2005-$55,269. The Company also advanced $20,000 to IRL for working capital and received a promissory note dated June 29, 2005. All of the above loans issued during 2005 were cancelled on July 15, 2005 upon the completion of the 2005 Acquisition, with the exception of the March 28, 2005 note with David Creasey in the amount of $625,000, which remains due and bears interest at 6% per annum.

11.   CONVERTIBLE DEBENTURES AND NOTES PAYABLE

Convertible Debentures:

        In April 2004, the Company entered into a Securities Purchase Agreement with several investors by which the Company issued and sold (i) $800,000 of convertible debentures (the "April 2004 Debentures"); (ii) warrants to purchase 8,000,000 shares of common stock at $0.10 per share and (iii) warrants to purchase 8,000,000 shares of common stock at $0.20 per share. The warrants expire in five years from the date of issuance. In September 2004, as a result of the Company not meeting certain conditions prescribed in the agreement, the exercise price of all the warrants issued in connection with the April 2004 Debentures was modified to $0.05 per share. On April 30, 2005, as a result of a failure to properly maintain the registration statement covering these shares, the exercise price of all these warrants was further reduced to $0.01 per share. As of December 31, 2005, 15,250,000 of these warrants were exercised. The April 2004 Debentures are due on the third anniversary of the issuance, bear interest at 7% per annum and are convertible into shares of common stock at a price of $0.05 per share, including interest, for an aggregate of at least 16,000,000 common shares.

        In connection with the April 2004 Securities Purchase Agreement, the Company also entered into a Registration Rights Agreement under which the Company is obligated to file, and make effective, a registration statement with the SEC to register for resale, within specified time periods, the shares underlying the Warrants and the shares issuable on conversion of the Convertible Notes, to keep the registration for such shares effective, and to properly maintain such registration statement, until such shares have been issued to, and sold by, the investors. The terms of the Registration Rights Agreement provide that, in the event that the registration statement is not filed within 45 days, does not become effective within 150 days of entering into the Securities Purchase Agreement, or is not properly maintained, the Company is required to pay to the investors, as partial liquidated damages, an amount equal to 1% of the principal amount of the April 2004 Debentures, then 1.5% per month of the principal amount for as long as such requirements are not met (see Note 2, Derivative Instruments). The registration statement was filed and declared effective within the specified time periods, but the Company did not properly maintain the registration statement, thus triggering liquidated damages.

        In July 2004, the Company entered into another Securities Purchase Agreement with several investors under which the Company issued and sold in a private placement (i) $1,647,674 of convertible debentures, at a discount of $263,074, for a net amount of $1,384,600 (the "July 2004 Debentures") and (ii) warrants to purchase 3,461,500 shares of common stock at a price of $0.20 per share. In September 2004, as a result of the Company not meeting certain conditions prescribed in the agreement, the exercise price of all the warrants issued in connection with the July 2004 Debentures was modified to $0.05 per share. On April 30, 2005, as a result of a failure to properly maintain the registration statement covering these shares, the exercise price of all these warrants was further reduced to $0.01 per share. As of December 31, 2005, 3,211,500 of these warrants were exercised. The July 2004 Debentures are due on the second anniversary of the issue date and are convertible into shares of common stock at a price of $0.20 per share for an aggregate of 8,238,370 common shares.

        In connection with the July 2004 Securities Purchase Agreement, the Company also entered into a Registration Rights Agreement under which the Company is obligated to file, and make effective, a registration statement with the SEC to register for resale, within specified time periods, the shares underlying the Warrants and the shares issuable on conversion of the Convertible Notes, to keep the registration for such shares effective, and properly maintain such registration statement, until such shares have been issued to, and sold by, the investors. The terms of the Registration Rights Agreement provide that, in the event that the registration statement is not filed within 5 days, or does not become effective within 90 days of entering into the Securities Purchase Agreement, the Company is required to pay to the investors, as partial liquidated damages, an amount equal to 1% of the principal amount of the July 2004 Debentures, then 1.5% per month of the principal amount for as long as such requirements are not met (see Note 2, Derivative Instruments). The registration statement was filed and declared effective within the specified time periods, but the Company did not properly maintain the registration statement, thus triggering liquidated damages.

        Included in the other accrued liabilities at December 31, 2005 is approximately $119,000 of interest and fees and approximately $286,000 of incurred liquidated damages associated with the April 2004 and the July 2004 Debentures. Additionally, at December 31, 2005, the Company recorded a derivative liability related to the April 2004 and July 2004 registration rights of approximately $235,000.

        The following tables summarize 2005 and 2004 conversion activity and principal outstanding at December 31, 2005 (all of which is classified in current liabilities as a result of the Company being in violation of certain covenants):

	April 2004 Debentures	July 2004 Debentures	Total
Principal amount	$800,000	$1,647,674	$2,447,674
2004 Conversions (excludes accrued interest of $5,673)	(533,000)	(1,477,694)	(2,010,694)

Principal outstanding at December 31, 2004	267,000	169,980	436,980
2005 Conversions	(192,000)	(50,980)	(242,980)

Principal outstanding at December 31, 2005	$75,000	$119,000	$194,000

Total common shares resulting from conversion of principal	14,500,000	7,643,370	22,143,370
Total common shares resulting from conversion of interest	113,467	—	113,467

	14,613,467	7,643,370	22,256,837

        The Company determined the initial carrying value of the April 2004 Debentures and the July 2004 Debentures (together, the "Convertible Debentures") by a two-step allocation process: first to the associated warrants and second, to an embedded conversion option. First, the Company allocated the proceeds from the sale of the of the Convertible Debentures between the Convertible Debentures and the warrants based upon their relative fair values, which resulted in recording a discount on the Convertible Debentures. The value of the warrants was computed using the Black-Scholes option pricing model. Second, in accordance with Emerging Issues Task Force No. 00-27, "Application of Issue 98-5 to Certain Convertible Instruments," after allocating the Convertible Debenture proceeds as described above, the Company calculated the embedded conversion price and used it to measure the intrinsic value of the embedded conversion option. Since the conversion prices were less than the fair value of the Company's stock at the closing dates, an embedded conversion option was recorded as additional paid in capital.

        As a result of the Company's allocations above, the entire principal amounts of the Convertible Debentures have allocated to the warrants and embedded conversion options. This amount was to be amortized as additional (non cash) interest expense with a corresponding increase to the Convertible Debentures over the life of the respective notes using the effective interest method until such notes are repaid or converted to common stock. However, as a result of being in violation of certain covenants of the Convertible Debentures, the entire amount was amortized during the year ended December 31, 2004.

        On April 30, 2005, the prospectuses relating to resale of the Company's stock by holders of securities who purchased in the April and July 2004 private placements became stale. As a result, certain stockholders could not sell their shares pursuant to these registration statements. This caused the Company to be in default of its obligations under the Registration Rights Agreements entered into as part of the April and July 2004 private placements. This default caused contractual payments to become immediately due and payable to certain stockholders. As of December 31, 2005, the Company accrued a $286,000 liability associated with this event. The Company filed an amendment to these registration statements during the third quarter of 2005. The SEC declared the Registration Statements effective on November 2, 2005. However, as a result of a voluntary internal investigation performed by the Company with respect to its quarterly financial statements filed for the period ended September 30, 2005, the Company suspended the use of these registration statements. Upon completion of the investigation, the Company lifted the suspension of use and stockholders were advised that they could sell pursuant to the registration statements on March 10, 2006.

Notes Payable to Shareholders:

        During the year ended December 31, 2002, the Company completed a private placement offering for cash proceeds of $524,850. The Company issued 524,850 shares of common stock, issued share purchase warrants to purchase 524,850 shares of common stock at a price of $2.00 per share up to November 26, 2007, and issued 5% promissory notes, with a face value of $524,325, to the investors. The principal amount and interest on the notes is due no later than November 26, 2007.

	December 31
	2005	2004
Notes payable, with interest at 5%, fair value	$524,325	$524,325
Less: Discount to record note at fair value	(224,149)	(224,149)

	300,176	300,176
Less: Note converted into equity	(49,950)	—
Amortization of discount to December 31, 2005	193,564	158,476

	$443,790	$458,652

        The fair value attributed to the notes is based upon the fair value of the underlying financial instruments.

        The discount resulting from recording the notes at fair value will be amortized at the interest rate method over a term of five years.

Note Payable IRL:

        As partial consideration for the purchase of the pHarlo assets (see Note 12), Tasker issued a promissory note in the amount of $1,931,973 to IRL. The promissory note bears interest of 3.4% per annum and is payable in equal bi-weekly principal installments of $37,153, plus interest, through July 2007. The following schedule outlines the activity for this note during 2005 and 2004:

	December 31
	2005	2004
Notes payable, with interest at 3.4%, fair value	$1,931,973	$—
Principal repayments	(408,686)	—
	1,523,287	—

Current portion—Note payable—acquisition of IRL	445,840	—
Non-current portion—Note payable—acquisition of IRL	1,077,447	—

	$1,523,287	$—

12.    ACQUISITION OF PHARLO ASSETS

        On July 15, 2005, the Company executed an Asset Purchase Agreement with the Selling Entities (the "Asset Purchase Agreement") whereby the Company purchased all of the assets of the Selling Entities that relate to the Company's product applications and fields of use, including, but not limited to, utility patent applications, equipment, inventories and existing contracts. The purchase price of approximately $64.3 million includes (i) 18,992,388 shares of the Company's common stock valued at approximately $56.98 million (or approximately $3.00 per share, which is based upon the average closing market price of the Company's common stock for the seven day period following the announcement of the completed acquisition), (ii) a promissory note in the amount of $1,931,973 (bearing interest at 3.4% and payable in equal bi-weekly principal installments of $37,153, plus interest, through July 2007), (iii) cash of $1,428,000, (iv) estimated acquisition costs of $1,420,840 and (v) cancelled promissory notes totaling $2,542,631 issued to the Company by the Selling Entities and by certain equity holders of the Selling Entities.

        In addition to the sale of the acquired assets, and subject to certain conditions, the Selling Entities also agreed to cause Phitex Ltd. LLLP ("Phitex") (the direct one hundred percent owner of the sole and exclusive licensee of the base patents) to issue to the Company 19.9% of the then total outstanding equity interests of Phitex on a fully diluted basis. This would allow the Company to share in the monetary benefits derived by Phitex from any transaction between the sole and exclusive licensee of the base patents and an unaffiliated third party pursuant to which that third party acquires rights to exploit the base patents outside the Company's fields of use. On November 22, 2005 the Board approved the termination of Robert P. Appleby as the Company's Chief Executive Officer and President. Upon the termination of Mr. Appleby, the Company also became ineligible to receive the 19.9% interest in Phitex, as described above. In the first quarter of 2006, the Company negotiated an amendment with the Selling Entities such that, subject to the satisfaction of certain conditions, the Company will be eligible to receive a 10% interest in Phitex. No effect, if any, related to this potential acquisition has been included in the allocation of the purchase price.

        The 2005 Acquisition was accounted for as a business combination in accordance with SFAS No. 141 "Business Combinations" and accordingly, the tangible and intangible assets acquired have been recorded at their estimated fair values as of the date of the acquisition. As a result of the acquisition, the Company owns the utility patent applications and provisional patent applications associated with the pHarlo technology in the Company's field of use. In addition to the acquisition of these patent applications, the Company received the right of first refusal to purchase any other utility patent applications that may be developed by Phitex based on the pHarlo technology. Before the acquisition, the Company only had the sublicense to market and sell these products worldwide. The acquisition of these patents will allow the Company to manufacture the products at a lower cost than it would have paid to Phitex under the sublicense agreement and will also allow the Company to market and sell these products applications without the restrictions of the sublicense agreement. All of these factors contributed to a purchase price in excess of the fair value of the net tangible and intangible assets acquired from Phitex and, as a result, the Company has recorded goodwill in connection with this transaction. Goodwill has been recorded to the extent the purchase price, including certain acquisition and closing costs, exceeds the allocation of fair value of the net identifiable tangible and intangible assets acquired at the date of the acquisition. The final allocation of the purchase price, including the value and classification of intangible assets and their respective amortization periods, is based upon a retrospective valuation of the assets acquired. This valuation resulted in the adjustment to the fair value of the intangible asset and goodwill that was initially recorded at approximately $57,636,000 and $6,404,000, respectively.

        Components of the purchase price and the estimated allocation thereof are approximately as follows:

Property and equipment	$703,000
Other assets	49,000
Other liabilities	(629,000)

Net assets acquired	123,000
Identifiable intangible assets acquired	22,500,000
Goodwill	41,677,000

Total cost of acquisition	$64,300,000

        The results of operations of the Selling Entities have been included in the Company's Consolidated Statements of Operations since July 15, 2005, the acquisition date.

        The following unaudited proforma information gives effect to the acquisition as if it had occurred on the first day of each of the periods ended:

	December 31
	2005	2004
Total revenues	$705,467	$—
Net loss	(20,033,116)	(7,713,589)
Loss per share, basic and diluted	$(0.24)	$(0.33)

13.    INCOME TAXES

        A reconciliation of income tax expense to the benefit computed at the statutory rate of 34% for the years ended December 31, 2005, 2004 and 2003 is approximately as follows:

	2005	2004	2003
Benefit at statutory rate	$(6,211,000)	$(2,064,000)	$(206,000)
Noncash interest on Convertible Debentures	—	832,000
Stock-based compensation	165,000	188,000
Other	36,000	(100,000)
Losses for which no benefit is recorded	6,010,000	1,144,00	206,000

	$—	$—	$—

        Significant components of the Company's deferred income tax assets and liabilities at December 31, 2005 and 2004 are approximately as follows:

	2005	2004
Deferred tax assets:
Net operating losses	$7,215,000	$1,674,000
Stock-based compensation	1,464,000	188,000
Reserves	553,000	—
Valuation allowance	(8,637,000)	(1,862,000)

Net deferred tax assets	$595,000	$—

Deferred tax liabilities:
Depreciation & Amortization	(595,000)	—
Total deferred tax liabilities	(595,000)	—
Net deferred tax assets	$—	$—

        As of December 31, 2005, the Company has a U.S. Federal net operating loss carry forward of approximately $17.8 million, which will expire commencing 2019 through 2025, if not utilized. Under Internal Revenue Code Section 382, the amounts of and benefits from net operating loss carryforwards may be impaired or limited in certain circumstances. Events that cause limitations in the amount of net operating losses that the Company may utilize in any one year include, but are not limited to, a cumulative ownership change of more than 50%, as defined over a three year period. The amount of such limitation, if any, has not been determined.

        Management of the Company has decided to fully reserve for its deferred tax asset, as it is more likely than not that the Company will not be able to utilize these deferred tax assets against future income, coupled with the possible limitations of the net operating losses due to various changes in ownership over the past year.

14.    COMMITMENTS AND CONTINGENCIES

        In connection with the 2005 Acquisition, the Company entered into a Patent and Technology Sub-License Agreement dated as of July 15, 2005 (the "Sub-License Agreement") with pHarlo IP, LLC ("pHarlo IP"), in which pHarlo IP has agreed to provide to the Company technical assistance necessary to implement, refine and exploit the base patents to the pHarlo technology in the Company's fields of use. pHarlo IP is the sole and exclusive licensee of the base patents to the pHarlo technology. In consideration for the technical assistance, the Company agreed to pay to pHarlo IP certain research and development fees ("R&D Fees"). The R&D Fees may be subject to recovery by the Company in certain circumstances described below.

        On January 26, 2006, the Company entered into a letter agreement with pHarlo IP that amended (i) the Sub-License Agreement and (ii) the Asset Purchase Agreement.

        The Sub-License Agreement was amended to restructure the R&D Fees payable to pHarlo IP. Prior to the amendment, the Company had agreed to pay to pHarlo IP the R&D Fees in advance, prior to the calendar quarter for which they were earned. The R&D Fees were originally set at a fixed amount, and although subject to recovery in certain circumstances, were not dependant on sales of the Company's products until certain thresholds had been met.

        The amendment restructured the R&D Fees so that they are (i) payable on a quarterly basis within 30 days after the end of each calendar quarter and (ii) based on gross sales of the Company (or its affiliates) of products using the pHarlo technology. For fiscal year 2006, the R&D Fees must not be less than $150,000 and are capped at $500,000. There are no other minimum R&D Fees payable after 2006, although R&D Fees for all subsequent years are capped at specified rates.

        The Company, Wynn Starr Special Products, LLC ("Wynn Starr"), PCTI, IRL and pHarlo IP are parties to an Exclusive Field of Use License Agreement and Product Sale Agreement made effective as of September 15, 2004, as amended (the "Wynn Starr Agreement"). Under the terms of this agreement, including amendments, the Company has granted Wynn Starr the exclusive, worldwide right to market and distribute products used as post-harvesting processing aids for the poultry industry based on the pHarlo technology. Wynn Starr is also responsible for taking the pHarlo concentrate provided by the Company and blending it with liquids to create the finished product that is ultimately distributed by Wynn Starr. In return for this license, Wynn Starr has agreed to pay the Company a royalty of $70.00 per gallon on all net sales (as defined in the Wynn Starr Agreement) sold by Wynn Starr for which payment is received from customers. The Company is currently renegotiating the royalty payments associated with the Wynn Starr Agreement. Under the Wynn Starr Agreement, if the price for the pHarlo concentrate exceeds a certain threshold amount per gallon, then Wynn Starr obligated to make certain royalty payments to pHarlo IP. Steven B. Zavagli, a former member of the Company's board of directors, is the founder, Chairman and the Chief Executive Officer of Wynn Starr and Wynn Starr's ultimate parent company, Wynn Starr Flavors, Inc.

        Pursuant to the Sub-License Agreement, commencing within thirty days after December 31, 2005 and within thirty days of each calendar quarter thereafter, pHarlo IP has agreed to pay to the Company that amount of any royalties that are actually received by pHarlo IP from Wynn Starr during the preceding calendar quarter in an amount up to and not to exceed the amount of any R&D Fees actually paid by the Company to pHarlo IP during the same preceding calendar quarter.

        Additionally, to the extent that the amount of any royalties actually paid to pHarlo IP by Wynn Starr under the Wynn Starr Agreement exceeds the R&D Fees paid by the Company to pHarlo IP, pHarlo IP has agreed to pay the Company one-third of the amount by which such royalties exceed the R&D Fees. In the event that pHarlo IP ceases to receive royalty payments in respect of sales by Wynn Starr of certain products based on technology licensed by pHarlo IP to the Company, the Company is obligated to make cash payments to pHarlo IP equal to the royalties pHarlo IP is entitled to receive under the Wynn Starr Agreement with respect to such sales that are not subject to repayment to the Company.

        On December 7, 2004, the Company entered into an agreement to purchase exclusive rights of first refusal to applications of the pHarlo technology from Richard J. Kirby, a developer who had previous purchased the rights on July 19, 2002. Under the terms of the consulting agreement, Mr. Kirby assigned and granted all his rights, titles and interests in his license agreements with pHarlo to Tasker for which Tasker agree to pay Mr. Kirby one half of one percent (0.5%) of net revenues generated from products using the pHarlo technology, in an amount not to exceed $400,000 in any one calendar year. The agreement continues until the termination of or expiration of pHarlo Citrus' patent to the licensed technology. The Company recorded prepaid expenses towards this agreement in the amounts of $45,000 for each of 2005 and 2004, respectively.

        In January 2005, the Company entered into a three year employment agreement with Mr. Appleby to serve as its Chief Executive Officer. Under the terms of this agreement, as amended in May and August of 2005, Mr. Appleby (a) will earn a base salary of $25,000 per month, modified annually, and increased to $27,083 per month after certain Company growth objectives are met, (b) at the discretion of the Board, upon the recommendation of the Compensation Committee, will be awarded an annual bonus, (c) was granted, in August 2004, a non-qualified stock option to purchase up to 1,000,000 shares of the Company's common stock at an exercise price of $0.25 per share, subject to certain vesting provisions and (d) receives other benefits.

        In December 2005, Robert Appleby and the Company entered into a Separation Agreement and General Release in connection with Mr. Appleby's resignation as the Company's Chief Executive Officer. Pursuant to the Separation Agreement and General Release, the Company has agreed to pay Mr. Appleby a severance package of approximately $50,000. In addition, the Company agreed that the exercise period for Mr. Appleby's vested options to purchase 1,611,111 shares of the Company's common stock would be reduced from 10 years from the grant date to 5 years from the grant date.

        In January 2005, the Company entered into a three year employment agreement with Mr. Burns to serve as the Company's Chief Operating Officer and Executive Vice President. Under the terms of this agreement, as amended in May and August of 2005, Mr. Burns (a) will earn a base salary of $25,000 per month, modified annually, and increased to $27,083 per month after certain Company growth objectives are met, (b) at the discretion of the Board, upon the recommendation of the Compensation Committee, will be awarded an annual bonus, (c) was granted, in August 2004, a non-qualified stock option to purchase up to 1,000,000 shares of the Company's common stock at an exercise price of $0.25 per share, subject to certain vesting provisions and (d) receives other benefits. On December 19, 2005, Mr. Burns and the Company agreed to reduce his base annual salary from $325,000 per year (as provided for in his employment agreement) to $200,000 per year. Mr. Burns's title has also changed from Chief Operating Officer to Executive Vice President—Business Development. He remains a member of the Company's Board of Directors.

        On November 14, 2004, the Company entered into a three year employment agreement with Robert D. Jenkins to serve as the Company's Chief Financial Officer. Under the terms of this agreement, as amended in May 2005, Mr. Jenkins (a) is paid a monthly salary of $16,667, modified annually and increased to $20,833 per month after the Company achieves a certain level of annual sales, (b) is eligible to participate in the Company's Management Incentive Program, (c) was granted a non-qualified stock option to purchase up to 1,000,000 shares of the Company's common stock at an exercise price of $1.45 per share, subject to certain vesting provisions and (d) receives other benefits.

        On February 8, 2006, Mr. Jenkins and the Company entered into a Separation Agreement and General Release in connection with Mr. Jenkins's resignation as the Company's Chief Financial Officer. Pursuant to the Separation Agreement and General Release, the Company has agreed to continue to pay Mr. Jenkins at his current annual base salary rate of $200,000 through June 28, 2006. Mr. Jenkins will also continue to be eligible to participate in the Company's medical and dental plans until August 31, 2006, with the Company continuing to pay eighty percent (80%) of the premium for such coverage. In addition, the Company agreed that the exercise period for Mr. Jenkins's options to purchase 1,000,000 shares of the Company's common stock would be reduced from 10 years from the grant date to 5 years from the grant date.

        On October 26, 2005, a civil action captioned The BOC Group, Inc. v. Tasker Products Corp., Randy Cable, and Shaun Porter was filed in the United States District Court for the District of Connecticut. In the complaint, The BOC Group alleges that Mr. Porter and Mr. Cable, employees of the Company, have breached certain restrictive covenants contained in their employment agreements with The BOC Group, and that the Company tortuously interfered with The BOC Group's agreements with Mr. Porter and Mr. Cable. The BOC Group also claims that the Company, Mr. Porter and Mr. Cable violated Connecticut's statutes governing trade secrets and unfair trade practices. The BOC Group seeks unspecified monetary damages. The Company believes that the complaint is without merit and plans to vigorously defend itself against such action. In the opinion of the Company's management, based, in part, upon advice from its counsel handling the litigation and proceedings, adverse outcomes, if any, will not have a material effect on the Company's consolidated financial condition or results of operations.

        On January 5, 2006, a civil action captioned Robert L. Mandell, D.M.D., and Anthony M. Broschetti, D.M.D. v. Tasker Products Corp., Arthur P. Bergeron and Richard J. Kirby was filed in the Middlesex Superior Court in Massachusetts. In the complaint, the plaintiffs allege that the Company, its former President, Mr. Bergeron, and its alleged former agent, Mr. Kirby, breached an agreement to pay for a study regarding the Company's Breath Rephresh product. The plaintiffs seek recovery of $100,000 in connection with the breach of contract claim. The Company believes that the complaint is without merit and plans to vigorously defend itself against such action. In the opinion of the Company's management, based, in part, upon advice from its counsel handling the litigation and proceedings, adverse outcomes, if any, will not have a material effect on the Company's consolidated financial condition or results of operations.

        On January 17, 2006, the Company received correspondence from Provco Ventures I, LP ("Provco"), an investor in the Company's September 2005 private placement (the "September 2005 Private Placement"). Provco alleges potential securities law claims in connection with the September 2005 Private Placement. As of March 27, 2006, no legal proceeding has been commenced by Provco or any other party regarding the September 2005 Private Placement. The Company believes that the allegations contained in the letter are without merit and plans to vigorously defend itself against any such action. In the opinion of the Company's management, based, in part, upon advice from its counsel handling this matter, adverse outcomes, if any, will not have a material effect on the Company's consolidated financial condition or results of operations.

        On January 18, 2006, a civil action captioned Dallas XXIX Corporate Square, L.P., v. Coast to Coast Laboratories and Tasker Products Corp. was filed in the Circuit Court of Pinellas County, Florida. The plaintiff alleges that Coast to Coast Laboratories Corp., a wholly owned subsidiary of the Company, has breached a lease agreement and that the Company has breached a guaranty. The plaintiff seeks recovery of monetary damages of approximately $55,000. The Company intends to vigorously defend itself against such action. In the opinion of the Company's management, based, in part, upon advice from its counsel handling the litigation and proceedings, adverse outcomes, if any, will not have a material effect on the Company's consolidated financial condition or results of operations.

15.    EMPLOYMENT AGREEMENTS

        The Company has entered into employment agreements with certain of its executives, which provide for annual compensation plus, in most cases, stock options, participation in future benefit programs and other benefits. As of December 31, 2005, approximate future minimum annual compensation under these employment agreements, is as follows:

2006	$990,000
2007	882,500
2008	112,500

        Subsequent to December 31, 2005, the Company terminated employment agreements with some of its executives and entered into new employment agreements with its current executive management (Note 21(a)). The revised approximate future minimum annual compensation under these employment agreements, including the new and terminated agreements for 2006, 2007, 2008 and 2009 is $1,346,000, $1,128,000, $718,000 and $59,000, respectively.

16.    OPERATING LEASE

        On April 19, 2005, the Company entered into a five-year lease effective May 1, 2005, for executive office space at Corporate Center, 39 Old Ridgebury Road-Suite 14, Danbury, CT 06817 at an annual base rent of $173,660, subject to modest annual increases thereafter. On May 1, 2005, the Company relocated to this address.

        As part of the 2005 Acquisition, the Company assumed a five-year lease for manufacturing, warehousing and office space in Conroe, Texas at an annual base rent of $114,000.

        Future aggregate minimum annual rental payments under these leases for the next five years is shown in the schedule below. The schedule below also includes lease expenses for several leased vehicles. The annual lease expense for these vehicles is approximately $66,000, $63,000, $13,000 and $2,000 for the years ended December 31, 2006, 2007, 2008 and 2009, respectively.

        Future Minimum Lease payments

2006	$387,114
2007	384,953
2008	328,134
2009	274,540
2010	62,228

Total	$1,436,969

        Rent expense for the years ended December 31, 2005, 2004 and 2003 was $340,034, $56,927 and $30,000, respectively.

17.    RELATED PARTY TRANSACTIONS

        During the year ended December 31, 2005, the Company incurred approximately $353,000 in expenses to certain members of the Company's Board of Directors excluding fees payable for Board service. One Board member received approximately $151,000 for the production of inventory for the Company, $125,000 in consulting and $35,000 as rent for a laboratory facility (also see Note 14 for further discussion on related parties). The Company also incurred consulting expenses of approximately $42,000 from another Board member.

        The following table summarizes related party transactions during the years ended December 31, 2005 and 2004 and the period of inception, May 13, 1996, to December 31, 2005. There were no payments to related parties in 2004:

	2005	2004	Since Inception
Remuneration paid and payable to a director	$318,000	$39,040	$380,550
Management fees paid to directors	$—	$—	$123,892
Rent reimbursed to a director	$35,000	$30,000	$80,343

18.    SEVERANCE PAYMENTS

        During the fourth quarter of fiscal year 2005 the Company recorded and paid approximately $29,000 of severance to one executive and five staff members. Seven more staff members were terminated but no severance was paid to them during this time period. No liability remained at the end of fiscal year 2005 related to this reduction action. The Company expects to experience cost reductions of approximately $200,000 per quarter starting in the first quarter of 2006 related to this action.

19.    SEGMENTS—ENTERPRISE WIDE DISCLOSURES

        The Company owns several utility patents that allow it to produce, market and distribute certain product applications related to these utility patents. In 2005, the Company began selling two product applications, Unifresh® Footbath and Close Call™. The Chief Operating Decision Maker (CODM) of the Company is the President and CEO. The operating results of each product application, other than for revenue, are not separately tracked or reported. Operating results by product application are not reviewed by the CODM because discrete financial information is not available. Consequently, as permitted by the provisions of SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information," the Company has one reportable segment for financial statement purposes.

  Revenue by Product

        The Company's revenue by product is as follows for each of the periods ended:

	December 31,
	2005	2004
	(in thousands)
Unifresh Footbath®	$202	$—
Close Call™	503	—

	$705	$—

  Dependence on Certain Customers

        For the year ended December 31, 2005, there was no single customer that accounted for 10% or more of the Company's consolidated revenue.

20.    QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

        The following is a summary of the unaudited quarterly results of operations:

	Quarter Ended
	March 31, 2005	June 30, 2005	September 30, 2005(1)	December 31, 2005
	(in thousands, except per share amounts)
Revenues	$61	$244	$1,128	$(728)
Gross profit	36	160	800	(1,598)
Net (loss)	(3,284)	(3,713)	(4,208)	(1,598)
Net (loss) per share—basic and dilutive	$(0.06)	$(0.06)	$(0.05)	$(0.08)
	Quarter Ended
	March 31, 2004	June 30, 2004(2)	September 30, 2004(2)	December 31, 2004
Revenues	$—	$—	$—	$—
Gross profit	—	—	—	—
Net (loss)	(258)	(1,763)	(2,553)	(1,497)
Net (loss) per share—basic and dilutive	$(0.02)	$(0.11)	$(0.11)	$(0.06)

(1)
As reported on Form 8-K/A on January 20, 2006, the Company announced on December 7, 2005 that it had initiated an internal investigation of its accounts receivable and revenues for the quarter ended September 30, 2005. The Company originally reported revenues for the three month and nine month periods ended September 30, 2005 of $1,446,285 and $1,751,553, respectively in its quarterly report on Form 10-QSB for the quarter ended September 30, 2005, filed with the SEC on November 14, 2005 (the "Form 10-QSB"). The Company also reported accounts receivable, net as of September 30, 2005, of $1,469,723. As a result of the investigation, the Company discovered that certain sales recognized as revenues and booked as accounts receivable were mischaracterized. The accounting issues relate solely to sales of the Company's Unifresh Footbath product, a product the Company acquired in the 2005 Acquisition. The Company's investigation found no accounting issues associated with the revenues reported with respect to sales of its Close Call product.

  During its investigation, the Company discovered that revenues for the three and nine months ended September 30, 2005, and the period from inception to September 30, 2005, should have been $1,128,125, $1,433,393 and $1,433,393, respectively, a reduction of $318,160 for each such period as compared to the numbers as reported in the Form 10-QSB.

  Net loss for the three and nine months ended September 30, 2005 should have been $4,208,198 and $11,205,184, respectively, an increase of $258,341, respectively to the numbers as reported in the Form 10-QSB. Net loss for the period from inception to September 30, 2005 should have been $19,002,453, also an increase of $258,341 to the numbers as reported in the Form 10-QSB.

  Net loss per Common Share for the three and nine months ended September 30, 2005 remained the same as the numbers reported in the Form 10-QSB at $0.05 and $0.16, respectively. Net loss per Common Share for the period since inception to September 30, 2005 should have been $1.13, an increase of $0.02.

  Accounts receivable, net, total current assets and total assets at September 30, 2005 should have been $1,126,563, $10,983,997 and $76,139,252, respectively, a reduction of $343,160, $258,341 and $258,341, respectively to the numbers as reported in the Form 10-QSB. The amounts included in the table above reflect the amounts that should have been reported in the Form 10-QSB.

(2)
The Quarterly Reports on Form 10-QSB for the periods ended June 30 and September 30, 2004 were restated to reflect the following adjustments to income: (1) a stock-based compensation charge for "in the money" options issued to employees, (2) the recognition of value allocated to warrants and an embedded conversion feature associated with convertible debentures issued in April and July 2004 (an increase of the debt discount) and the immediate amortization of such discount as a result of the Company's violation of certain covenants of the April and July 2004 convertible debentures and (3) a compensation charge to reflect the market value of common stock issued to consultants for services rendered. The aggregate effect of this restatement had no impact on the December 31, 2004 Audited Consolidated Financial Statements of the Company as reported in its Form 10-KSB filed April 16, 2005. The amounts included in the table above reflect the restated amounts.

21.    SUBSEQUENT EVENTS

  (a) Employment agreements:

        On January 26, 2006, effective on the closing of the January 2006 private placement, the Board of Directors of the Company appointed Richard D. Falcone as President and Chief Executive Officer of the Company. On February 9, 2006, the Company entered into an employment agreement with Mr. Falcone. The principal terms of the employment agreement are as follows: (i) Mr. Falcone's base salary is $275,000 per year; (ii) any bonus payments made to Mr. Falcone will be at the discretion of the Board; (iii) Mr. Falcone is eligible to participate in the Company's existing benefit plans; and (iv) Mr. Falcone has use of a Company car. In addition, the Company has agreed to provide

Mr. Falcone with disability benefits and to reimburse him for health insurance coverage if the Company terminates its group health insurance plan. The employment agreement has a term of three years, with provision for automatic renewal for successive three year terms. If Mr. Falcone is terminated by the Company for any reason other than cause, as defined in his employment agreement, if he should resign for a good reason, as defined in his employment agreement and, that includes a change in control of the Company, or if the Company should not renew his employment agreement after the expiration of the term, Mr. Falcone is entitled to severance. The severance payable to Mr. Falcone is dependant on how long he has been employed at the Company, beginning with twenty-four months of base salary (and any bonus to which he would have been entitled during such period) payable upon termination immediately after execution of his employment agreement, decreasing by one month for each month he remains employed at the Company, but subject to a minimum severance of twelve months of base salary. The obligation to pay severance is conditioned upon Mr. Falcone's execution of a mutually agreeable release of claims against the Company. The Board also granted Mr. Falcone 2,200,000 stock options with an exercise price of $1.00 per share. The options have a ten year term, less one day. Twenty-five percent (25%) of the options vested immediately, and the remainder vest in equal monthly installments over the two-year period from the date of grant. If Mr. Falcone is terminated by the Company other than for cause, if Mr. Falcone resigns for good reason, or if termination is caused by Mr. Falcone's death, the options will continue to vest; otherwise, vesting of the options ceases upon Mr. Falcone's termination. In addition, if the Company undergoes a change in control, as defined in his employment agreement, the stock options granted above will fully vest upon the change in control.

        On January 26, 2006, the Company approved a new consulting arrangement with Mr. Gordon Davis, the Company's Chairman of the Board of Directors. On February 9, 2006, the Company entered into a consulting agreement with Mr. Davis with an effective date of February 2, 2006. The principal terms of the consulting agreement are as follows: (i) Mr. Davis's consulting fee is $120,000 per year and (ii) Mr. Davis has use of a company car for Company business. The consulting agreement has a term of three years, with a provision for automatic renewal for successive one year terms. If Mr. Davis is terminated for any reason other than by the Company for cause, as defined in his consulting agreement, including if the consulting agreement is not renewed by the Company, he will be entitled to termination payments. If Mr. Davis's termination is caused by his death or disability, then the termination fee is equal to $120,000. If the Company terminates Mr. Davis for any reason other than for cause, if Mr. Davis terminates the agreement for good reason, or if the Company does not renew the consulting agreement, then Mr. Davis's termination fee is dependant on when the termination takes place. If the termination occurs prior to the one year anniversary of the effective date, then Mr. Davis is entitled to the $120,000 annual consulting fee for the remainder of the term of the consulting agreement. If the termination occurs after the one year anniversary of the effective date, Mr. Davis is entitled to the consulting fee then in effect for a period of one year following termination. The obligation to pay the termination fee is conditioned upon Mr. Davis's execution of a release of claims against the Company. Mr. Davis will continue to receive remuneration for service on the Board of Directors. The Board also granted Mr. Davis 1,750,000 stock options with an exercise price of $1.00 per share. The options have a ten year term, less one day. Twenty-five percent (25%) of the options vested immediately, and the remainder vest in equal monthly installments over the two-year period from the date of grant. If Mr. Davis is terminated by the Company other than for cause, if Mr. Davis terminates for good reason, or if termination is caused by Mr. Davis's death or disability, or non-renewal of the agreement by the Company, the options will continue to vest. Otherwise, vesting of the options ceases upon Mr. Davis's termination as a consultant. In addition, if the Company undergoes a change in control, as defined in the consulting agreement, the stock options granted above will fully vest upon the change in control.

        On February 8, 2006, the Company appointed Stathis Kouninis as Chief Financial Officer. On February 13, 2006 the Company entered into an employment agreement with Mr. Kouninis. The principal terms of the employment agreement are as follows: (i) Mr. Kouninis will be paid a base salary of $165,000 per year; (ii) any bonus payment made to Mr. Kouninis will be at the discretion of the Board and (iii) Mr. Kouninis will be eligible to participate in the Company's existing benefit plans. In addition, the employment agreement will have a term of three years with a provision for automatic renewal for successive one year terms. If Mr. Kouninis is terminated by the Company for any reason other than cause, as defined in his employment agreement, or if he should resign for good reason, as defined in his employment agreement, Mr. Kouninis will be entitled to receive, for a period of six months following termination, his base salary at the rate in effect on the date of termination. The obligation to pay severance is conditioned upon Mr. Kouninis' execution of a mutually agreeable release of claims against the Company. The Company also granted Mr. Kouninis stock options to purchase 450,000 shares of the Company's common stock at an exercise price of $1.00 per share. The options have a ten year term, less one day. Twenty five percent (25%) of the options vested on the date of grant, and the remainder will vest in equal monthly installments over the two-year period from the date of grant, provided that Mr. Kouninis remains employed by the Company. If the Company undergoes a change in control, as defined in his employment agreement, the stock options granted above will fully vest upon such change.

        On February 8, 2006, the Company entered into an employment agreement with Michael Bradley to serve as its Controller. The principal terms of the employment agreement are as follows: (i) Mr. Bradley will be paid a base salary of $140,000 per year; (ii) any bonus payment made to Mr. Bradley will be at the discretion of the CEO; (iii) an automobile allowance in the amount of $7,800 per annum and (iv) Mr. Bradley will be eligible to participate in the Company's existing benefit plans. In addition, the employment agreement will have a term of three years with provision for automatic renewal for successive one year terms. If Mr. Bradley is terminated by the Company for any reason other than cause, as defined in his employment agreement, or if he should resign for good reason, as defined in his employment agreement, Mr. Bradley will be entitled to receive, for a period of six months following termination, his base salary at the rate in effect on the date of termination. The obligation to pay severance is conditioned upon Mr. Bradley's execution of a mutually agreeable release of claims against the Company. The Company also granted Mr. Bradley stock options to purchase 350,000 shares of the Company's common stock at an exercise price of $1.00 per share. The options have a ten year term, less one day. Twenty five percent (25%) of the options vested on the date of grant, and the remainder will vest in equal monthly installments over the two-year period from the date of grant, provided that Mr. Bradley remains employed by the Company. If the Company undergoes a change in control, as defined in his employment agreement, the stock options granted above will fully vest upon the change in control.

  (b) Equity financing:

        On January 26, 2006, the Company, entered into a Securities Purchase Agreement (the "Purchase Agreement") with accredited investors pursuant to which the Company sold 13,335,925 units consisting of one share of common stock and a warrant to purchase one share of common stock at an exercise price of $1.00 per share for $0.70 per unit. Emerging Growth Equities, Ltd., a Pennsylvania limited partnership, served as placement agent for the transaction. The gross proceeds to the Company at the closing of this private placement, exclusive of the exercise price of the warrants, were $9,335,151.

        The warrants also include a cashless exercise provision pursuant to which the warrants may be exercised without payment in cash to the Company of the exercise price in the event that, at any time after one year from the date of the issuance of the warrant, there is no effective registration statement registering the resale of the shares of common stock underlying the warrants.

        Pursuant to the Purchase Agreement, the Company agreed to several covenants, including the following: (i) the Company has agreed to take all actions necessary, including the preparation of proxy materials and solicitation of the Company's shareholders, to seek shareholder approval to increase the size of the existing Board of Directors of the Company from five to seven members; (ii) the Company has agreed to update, if necessary, and as soon as reasonably practicable, certain prospectuses filed with the Securities and Exchange Commission; (iii) the Company has agreed to take all action necessary to appoint an individual selected by the purchasers holding a majority of the units purchased in this private placement, and reasonably agreeable to the Company's existing Board of Directors, to fill the current vacancy on the Company's Board of Directors, to appoint such person to serve on the Compensation Committee and, if qualified, the Audit Committee, and to take all actions necessary to ensure that such person will be included on the Company's slate of Board nominees submitted for a shareholder vote at the Company's next scheduled annual meeting of shareholders and (iv) the Company has agreed to permit the purchasers in this private placement to designate a person to attend and observe (in person or telephonically) presentations to and matters before the Company's Board, provided that such observer will remove himself or herself prior to any Board vote or taking of formal Board action, if such removal is requested by the Board.

        On January 26, 2006, the Company also entered into an Escrow Agreement (the "Escrow Agreement"), pursuant to which the subscription amounts from each purchaser were placed into escrow pending release upon the happening of certain specified conditions. All of these conditions were either met or waived at the closing that occurred on January 26, 2006. The escrow conditions included not only the agreements by the Company set forth above, but also several additional covenants including the following: (i) the Company has agreed to use no more that $500,000 of the proceeds raised in the January 2006 private placement as payment for the Company's past due payables existing as of December 31, 2005; (ii) the Company had to obtain a waiver of claims for liquidated damages relating to the Company's September 2005 private placement of securities from shareholders representing at least a majority of all outstanding securities issued in connection with the September 2005 private placement, and the Company had to reprice the warrants issued to shareholders providing the waiver such that the exercise price of the warrants issued in connection with the September 2005 private placement was reduced from $3.00 to $1.00 and (iii) all of the current members of the Company's Board, with the exception of the Board member selected by the purchasers, had to subscribe for, in the aggregate, at least $150,000 worth of common stock and warrants being sold in the private placement.

        In addition to the Purchase Agreement and the Escrow Agreement, the Company also entered into a Registration Rights Agreement (the "Registration Rights Agreement"). Pursuant to the Registration Rights Agreement, the Company is required to file a registration statement covering the resale of the shares of common stock purchased pursuant to the Purchase Agreement and the shares of common stock receivable upon exercise of the warrants within 90 days after the closing of the private placement, and to have that registration statement declared effective within six months after the filing of the registration statement. The Company is also obligated to use its best efforts to respond to any comments of the SEC within fifteen calendar days of the receipt of comments. The Company is required to pay liquidated damages if the registration statement has not been filed or declared effective on or prior to the applicable deadline specified above, or if the Company fails to use best efforts to respond to SEC comments within fifteen calendar days. The Registration Rights Agreement requires the Company to pay the liquidated damages in additional common stock and warrants.

        The Company has covenanted to use the net proceeds from the January 2006 private placement for working capital purposes, including poultry processing, seafood processing, Unifresh Footbath concentrate, Unifresh Pen Spray concentrate and other products and/or businesses the Company deems necessary, and not for the satisfaction of any portion of the Company's past due payables outstanding as of December 31, 2005 (other than payment of past due payables outstanding as of December 31, 2005 in an amount not to exceed $500,000), to redeem any Company equity or equity-equivalent securities or to settle any outstanding litigation.

        As compensation for acting as placement agent, Emerging Growth Equities, Ltd. received a cash payment equal to 6% of the gross proceeds from the private placement, and also received a warrant exercisable for shares of the Company's common stock in an amount equal to 6% of the gross proceeds from the sale of the shares and warrants divided by $0.70. The warrant to Emerging Growth Equities has an exercise price equal to $1.00 and is exercisable immediately for a term of five years.

Waivers of Liquidated Damages:

        In connection with the private placement described above, the Company also obtained waivers of all claims for liquidated damages relating to the inability of the Company to have the registration statement registering resale of securities purchased in the September 2005 private placement declared effective by the deadline specified in the Registration Rights Agreement. The Company received these waivers from shareholders representing more than a majority of all outstanding securities issued in connection with the September 2005 private placement. In consideration for obtaining the waiver, the Company repriced the warrants issued to shareholders providing the waiver such that the exercise price of the warrants issued in connection with the September 2005 private placement was reduced from $3.00 to $1.00. The Company also agreed to have the registration statement covering resale of the securities purchased in the September 2005 private placement declared effective by May 23, 2006.

  (c) Common stock issuances:

        Through March 9, 2006, the Company issued an additional 15.6 million common shares in connection with the following:

January 2006 private placement	13,335,925
Debenture conversions	2,095,000
Option exercises	175,000

15,605,925

TASKER PRODUCTS CORP. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands Except Per Share Data)

	June 30, 2006	December 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$367	$1,037
Marketable securities	3,700	—
Accounts receivable, net of allowance for doubtful accounts of $51 and $80 as of June 30, 2006 and December 31, 2005, respectively	265	155
Notes receivable	701	654
Inventories, net of reserve of $0 and $75 as of June 30, 2006 and December 31, 2005, respectively	1,342	1,351
Prepaid expenses & other current assets	211	192

Total current assets	6,586	3,389
Property and equipment, net	1,437	1,525
Investment in equity investee	656	665
Intangible assets, net	8,300	21,562
Goodwill	23,764	41,677
Deposit, net	39	36

Total assets	$40,782	$68,854

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Convertible debentures	$—	$194
Accounts payable	1,161	1,740
Notes payable—acquisition of IRL	446	446
Other accrued liabilities	1,487	1,612

Total current liabilities	3,094	3,992

Long-term liabilities:
Notes payable—shareholders	457	444
Notes payable—acquisition of IRL	595	1,077
Other long term liabilities	47	53

Total long-term liabilities	1,099	1,574

Stockholders' equity:
Common stock, $0.001 par value; 300,000 shares authorized; 105,002 and 89,167 shares issued and outstanding as of June 30, 2006 and December 31, 2005, respectively	105	89
Additional paid-in capital	101,163	89,265
Accumulated deficit	(64,679)	(26,066)

Total stockholders' equity	36,589	63,288

Total liabilities and stockholders' equity	$40,782	$68,854

See accompanying notes

TASKER PRODUCTS CORP. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(In Thousands Except Per Share Data)

	SIX MONTHS ENDED JUNE 30,
	2006	2005
Revenues	$758	$305
Cost of goods sold	213	110

Gross margin	545	195

Expenses
Selling, general & administrative	6,941	6,032
Product development	889	986
Depreciation and amortization	1,154	37
Impairment of goodwill and intangible asset	30,152	—

Total expenses	39,136	7,055

Loss from operations	(38,591)	(6,860)

Other income (expense):
Interest income	138	90
Interest expense	(49)	(155)
Liquidated damages	(136)	(62)
Loss on disposal of vehicle	(50)	—
Other	75	(10)

Total other expense, net	(22)	(137)

Net loss	$(38,613)	$(6,997)

Net loss per common share, basic and diluted	$(0.38)	$(0.11)

See accompanying notes

TASKER PRODUCTS CORP. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

	Six Months Ended June 30,
	2006	2005
Cash flows from operating activities:
Net loss	$(38,613)	$(6,997)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,154	37
Non-cash interest—liquidated damages	136	35
Non-cash interest—interest payable on convertible debentures	19	—
Non cash—loss on disposal of vehicle	50	—
Non-cash interest—note payable and note receivable	(33)	—
Stock option compensation expense	2,831	484
Impairment charge of goodwill and intangible asset	30,152	—
Allowance for uncollectible accounts receivable	10	—
Loss on equity investee	9	11
Common stock, warrants and options for services	—	2,577
Changes in operating assets and liabilities:
Accounts receivable	(120)	(225)
Inventories	9	(1,001)
Prepaid expenses	(10)	(327)
Prepaid commissions	(10)	(45)
Accounts payable	(489)	706
Other accrued liabilities	(286)	(176)

Net cash used in operating activities	(5,191)	(4,921)

Cash flows from investing activities:
Purchases of available-for-sale securities	(6,350)	—
Proceeds from available-for-sale securities	2,650	—
Purchases of property and equipment	(93)	(430)
Repayment of notes	—	(3,486)
Payment of acquisition costs	—	(572)
Investments in equity investee	—	(718)
Payments for deposits and other	(2)	(16)

Net cash used in investing activities	(3,795)	(5,222)

Cash flows from financing activities:
Proceeds from private placement	9,335	—
Payment of private placement broker fees	(593)	—
Exercise of warrants/options	57	167
Repayments on note payable—IRL	(483)	—
Other	—	1

Net cash provided by financing activities	8,316	168

Net decrease in cash and cash equivalents	(670)	(9,975)
Cash and cash equivalents, beginning of period	1,037	14,225

Cash and cash equivalents, end of period	$367	$4,250

Supplemental disclosures of cash flow information:
Interest paid	$13	$27

Supplemental disclosures of non-cash investing and financing activities:
Fair value of warrants issued as private placement fees	$593	$—

Conversion of debt and accrued interest into common stock	$194	$270

See accompanying notes

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.    Basis of Presentation

        Tasker Products Corp. (formerly known as Tasker Capital Corp.) was formed on May 13, 1996 and was in the development stage through December 31, 2005. The quarterly period ended March 31, 2006 is the first period during which Tasker Products Corp. is considered an operating company.

        In June 2006 the shareholders of Tasker approved an amendment to Tasker's articles of incorporation to change Tasker's name to Tasker Products Corp. The name change became effective on June 28, 2006.

        The accompanying unaudited condensed consolidated financial statements of Tasker Products Corp. and its subsidiaries (collectively, "the Company") as of June 30, 2006 and December 31, 2005 and for the six month period ended June 30, 2006 and 2005 reflect all adjustments of a normal and recurring nature to present fairly the consolidated financial position, results of operations and cash flows for the interim periods. These unaudited condensed, consolidated financial statements have been prepared by the Company pursuant to the instructions to Form 10-Q, and Article 10 of Regulation S-X. Pursuant to such instructions, certain financial information and footnote disclosures normally included in such financial statements have been condensed or omitted.

        These unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements of the Company and notes thereto, together with management's discussion and analysis or plan of operations, contained in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2005. The results of operations for the six month period ended June 30, 2006 are not necessarily indicative of the results that may occur for the year ending December 31, 2006.

        Certain prior period amounts have been reclassified to conform to the current year presentation.

2.    Liquidity

        The Company has incurred losses in its operations in each quarter since it changed its business direction in late 2002. For the six months ended June 30, 2006 the Company has incurred a net loss of approximately $38.6 million, inclusive of an impairment charge for goodwill and intangible assets of approximately $30.2 million. For the six months ended June 30, 2005 the Company has incurred a net loss of approximately 7.0 million. In addition the Company has not generated positive cash flow from operations for the six months ended June 30, 2006 and 2005. The Company expects to continue to incur losses for at least the short term. To become profitable, the Company must increase revenue substantially and achieve and maintain positive gross and operating margins. If the Company is not able to increase revenue and gross and operating margins sufficiently to achieve profitability, the Company's results of operations and financial condition will be materially and adversely affected.

        At June 30, 2006, the Company had a total of approximately $4.1 million of cash, cash equivalents and marketable securities as a result of the January 2006 private placement.

        Based upon the Company's forecast of future revenues from its products in conjunction with the cash and marketable securities on hand, cash expected to be generated from operations may not provide adequate funding for the Company's working capital over the next twelve months. The Company is rapidly depleting its cash resources and its ability to continue to operate and grow its business is dependent upon obtaining new financing and/or generating revenue growth from operations. The cost of any new financing may be prohibitive. While the Company has been in the process of aggressively developing, marketing and selling its products, there can be no assurances that those efforts will be met with success in the marketplace or that the timing of the Company's efforts will be consistent with its cash availability and burn rate. If the Company is unable to arrange new financing and/or generate sufficient revenue growth from existing and new business arrangements, by the fourth quarter of 2006, it will not have sufficient cash to support its operations and meet its obligations and it will be forced to consider the further restructuring of its operations, the disposition of various assets, the seeking of protection from its creditors, or ceasing of operations and liquidation.

        Since the Company's inception, the Company has funded operations and investing activities through the sale of common stock, warrants and convertible debt under several private placements. Requirements for liquidated damages under some of these private placements may have an impact on the Company's future liquidity. To date the Company has satisfied and/or received waivers for the provisions of a majority of the agreements that would have otherwise required the Company to pay liquidated damages. However, the Company has not received waivers and from time to time it has not satisfied some of the provisions of the registration rights agreements for the April 2004 and July 2004 convertible debt. Nevertheless, the Company's obligation to accrue liquidated damages under these registration rights agreements ceased in April 30 and July 22, 2006, respectively. Through July 22, 2006, the Company has accrued $441,000 in liquidated damages related to these agreements.

3.    Impairment of Goodwill and Intangible Assets

        In the second quarter of 2006, the Company's management tested for impairment of its intangible assets and its goodwill in accordance with Statement of Financial Accounting Standards (SFAS) No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" (SFAS No. 144) and Statement of Financial Standards No. 142 "Goodwill and Other Intangible Assets" (SFAS No. 142) respectively. The testing was triggered by the following events and circumstances that constitute impairment indicators under the literature:

  •
  a preliminary expectation that third and fourth quarter 2006 originally projected revenues will not be attained;

  •
  a decrease in expected future cash flows; and

  •
  a decline in the market price of the Company's common stock

        Upon completion of the impairment tests, the Company recorded non-cash impairment charges to identifiable intangible assets and goodwill of $12.2 million and $17.9 million, respectively. Note 8 describes the impact of accounting for the adoption of SFAS No. 142, "Goodwill and Other Intangible Assets", and the impairment tests performed during the second quarter of 2006.

4.    Share-Based Payments

        Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standard No. 123 (revised 2004), "Share-Based Payment" (SFAS 123R). Under SFAS 123(R), the Company is required to recognize, as expense, the estimated fair value of all share-based payments to employees. For the six months ended June 30, 2006, the Company recorded expense of approximately $2.8 million in connection with its share-based payment awards to its employees.

        The Company adopted SFAS 123R under the modified prospective method. Under this method, the Company recognized compensation expense for stock options awarded prior to January 1, 2006, but vested in the six months ended June 30, 2006 based on the grant date estimate of fair value for those awards. Prior period financial information has not been restated.

        For periods prior to the adoption of SFAS 123R, the Company had elected to follow Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees," (APB 25) and related Interpretations in accounting for its share based payment awards.

        The following table illustrates the effect on net loss and loss per share as if the Company had applied the fair value recognition provisions of FASB Statement No. 123, "Accounting for Stock Based Compensation," to its share based payment arrangements for the six months ended June 30, 2005.

Six Months Ended June 30, 2005
(In thousands except per share data)
Net loss, as reported	$(6,997)
Add: Stock-based employee compensation expense included in reported net loss	484
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(3,523)
Pro forma net loss	(10,036)

Basic and diluted net loss per share, as reported:	(0.11)

Pro forma basic and diluted net loss per share	(0.16)

        Compensation cost associated with employee stock options represented approximately $2.8 million for the six months ended June 30, 2006. Stock based compensation expense increased by approximately $2.3 million during the six months ended June 30, 2006 from $484,000 for the six months ended June 30, 2005.

        The compensation cost associated with these awards is recorded as expense within the same functional expense category as cash compensation for the respective employee is recorded. No tax benefit has been recognized with respect to this expense as the Company has determined in its evaluation of its tax assets that it is more likely than not that the Company will not realize any benefit and has provided full valuation allowances.

        The stock options were valued taking into consideration a forfeiture rate of 6.6% based on historical experience and using a straight-line pro-rated method of valuation. The resulting fair value is recorded as compensation cost on a straight line basis over the option vesting period. The assumptions made for purposes of estimating fair value under the Black-Scholes model for options granted during the six months ended June 30, 2006 were as follows:

Dividend yield:	0%
Expected term of options (years):	6
Risk free interest rate:	4.88% - 5.04%
Volatility:	132% - 135%

        The Company's estimate of an expected option term was derived based on the average of the sum of the vesting term and the original contract term. The estimated stock price volatility was derived based on a review of the Company's actual historic volatility for a period equal to the expected term of its stock options awarded in the six months ended June 30, 2006, by reference to actual stock prices during this period and historic stock prices over the past five years. The risk free interest rate was based on the five year Treasury note. The specific stock option valuation assumptions used for awards granted prior to January 1, 2006 are as disclosed in the Company's 2005 annual report on Form 10-KSB, as filed with the SEC.

        A summary of stock option activity for the six months ended June 30, 2006 is as follows:

	Number of shares	Weighted average exercise price per share	Weighted average remaining contractual term (years)	Aggregate Intrinsic Value
	(In thousands)			(In thousands)
Outstanding, December 31, 2005	16,541	$0.91
Granted	5,645	$1.00
Exercised	(175)	$0.25

Outstanding, March 31, 2006	22,011	$0.94	8.7	4,328
Granted	530	$1.00
Exercised	(100)	$0.25

Outstanding, June 30, 2006	22,441	$0.94	8.4	2,213

Options exercisable at June 30, 2006	16,336	$0.87	8.2	2,000

        The weighted average grant date fair value of options granted during the six months ended June 30, 2006 and 2005 was $0.69 and $3.00, respectively. The total intrinsic value of options exercised during the six months ended June 30, 2006 and 2005 was approximately $122,000 and $1.4 million, respectively. As of June 30, 2006 there was approximately $4.0 million of unrecognized compensation cost related to stock option awards that is expected to be recognized as expense over a weighted average period of 2 years.

5.    Net Loss Per Common Share

        The following table sets forth the computation of basic and diluted net loss per common share for the six months ended June 30, 2006 and 2005.

	Six Months Ended June 30,
	2006	2005
	(in thousands except per share data)
Numerator for basic & diluted net loss per share:
Net loss	$(38,613)	$(6,997)

Net loss available to common stockholders	$(38,613)	$(6,997)

Denominator:
Denominator for basic & diluted net loss per share—weighted-average shares	102,749	61,284

Basic & diluted earnings net loss per share:	$(0.38)	$(0.11)

        As of June 30, 2006, 22,440,777 options and 21,497,200 warrants were excluded from the computation of net loss per share because their effect would be anti-dilutive. As of June 30, 2005

18,614,999 options, 7,847,350 warrants, and 2,540,000 of convertible debentures were excluded from the computation of net loss per share because the effect would be anti-dilutive.

6.    Marketable Securities

        The Company accounts for marketable securities in accordance with Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities" (SFAS 115). SFAS 115 establishes the accounting and reporting requirements for all debt securities and for investments in equity securities that have determinable fair values. All marketable securities must be classified as one of the following: held-to-maturity, available-for-sale, or trading.

        The Company's marketable securities consist of auction rate securities which are invested in agencies and institutions affiliated with U.S. states. The Company's auction rate investments are classified as available-for-sale and are recorded at fair value. Interest income on the Company's marketable securities is recognized in the statement of operations when earned. The cost of securities sold is determined based on the specific identification method.

        The Company's available-for-sale investments may be offered for sale at auction every 28 days. The auction rate securities have stated contractual maturities, which represents the date they will be redeemed by the issuer, ranging from approximately 22 to approximately 40 years, and may, at the option of the issuer, be redeemed prior to the stated maturity date. As of June 30, 2006, the Company had invested $3.7 million in marketable securities.

7.     Inventories

        Inventories consisted of the following:

	June 30, 2006	December 31, 2005
	(in thousands)
Raw Materials	$921	$956
Finished Goods	421	470
Inventory Reserve	—	(75)

	$1,342	$1,351

        Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method.

8.     Goodwill and Other Intangible Assets

        The Company accounts for goodwill and other intangible assets at their estimated fair values in accordance with SFAS No. 142, "Goodwill and Other Intangible Assets". In connection with the July 2005 asset acquisition, the Company recorded goodwill based on the excess of the purchase price over the identifiable tangible and intangible assets acquired and liabilities assumed. Goodwill is tested annually for impairment, or more frequently when indicators of impairment are present. If the carrying amount of the goodwill exceeds its fair value, an impairment loss is recognized for any excess of the carrying amount of the reporting unit's goodwill over the implied fair value of that goodwill. The implied fair value of goodwill is determined in the same manner as would occur in a purchase transaction, treating the fair value of the reporting unit as the equivalent of the purchase price and deducting from that amount, the fair value of the net assets assigned to the reporting unit. The Company is the reporting unit for the purpose of this impairment calculation.

        The Company considered the impairment indicators previously discussed in Note 3 "Impairment of Goodwill and Intangible Assets". The Company determined the fair values of its reporting unit based on valuations utilizing the discounted cash flow method. The analysis indicated that the carrying amount of the Company's reporting unit exceeded its fair value. Accordingly, under SFAS No. 142, the Company was required to perform the second step of the impairment testing for the reporting unit. This step involved the adjustment of the assets and liabilities of the reporting unit (including the Company's utility patents, as noted below) to their fair market values as of June 30, 2006, for purposes of comparing the implied fair value of the reporting unit's goodwill to the carrying amount of such goodwill. The analysis indicated a goodwill impairment of approximately $17.9 million. This amount was recorded in the second quarter of 2006.

        The Company's specifically identifiable intangible assets, which consist exclusively of utility patents, are reported at cost, net of accumulated amortization. These intangible assets are being amortized over their estimated useful lives, which is 11.5 years, at amortization rates that reflect the life of the underlying patent and the asset's estimated economic benefit to the Company.

        The carrying value of these intangible assets is reviewed annually by the Company, or more frequently when indicators of impairment are present, in accordance with the provisions of SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and undiscounted cash flows estimated to be generated by these assets are less than the assets' carrying amount.

        Accordingly, the Company initiated an impairment analysis of its long-lived assets and determined that the carrying value of these assets exceeded its projected undiscounted net cash flows. The Company calculated the fair values of its long-lived assets based on valuations. The fair values were determined based on the discounted cash flow model utilizing the relief from royalty valuation method and indicated that an impairment of the Company's intangible assets existed. Accordingly, during the second quarter of 2006 the Company recorded an impairment charge of approximately $12.2 million related to the acquired utility patents. The amounts are recorded within impairment of goodwill and intangible assets on the consolidated statements of operations

        The approximate net carrying value of the goodwill and other intangible assets at June 30, 2006 and December 31, 2005 are as follows:

	June 30, 2006
	Gross carrying amount	Impairment charge	Accumulated amortization	Net carrying value
	(in thousands)
Amortized utility patents	$22,505	$12,239	$1,966	$8,300
Unamortized goodwill	41,677	17,913	—	23,764

Total intangible assets	$64,182	$30,152	$1,966	$32,064

	December 31, 2005
	Gross carrying amount	Accumulated amortization	Net carrying value
	(in thousands)
Amortized utility patents	$22,505	$943	$21,562
Unamortized goodwill	$41,677	$—	$41,677

Total intangible assets	$64,182	$943	$63,239

        For the six months ended June 30, 2006, the Company recorded amortization expense of approximately $1.0 million related to the intangible assets.

        Estimated amortization expense for the intangible asset for the remaining two quarters of the current fiscal year, and subsequent fiscal years, is as follows:

(in thousands)
2006	$395
2007	$790
2008	$790
2009	$790
2010	$790
2011 and thereafter	$4,745

9.     Derivative Instruments

        To date, the Company has entered into several debt and equity transactions to fund its operations. A number of these transactions involved the issuance of convertible debt and warrants. These transactions also included registration rights agreements that impose significant penalties on the Company if certain conditions are not met. As a result of these registration rights agreements, the Company faces a number of unique and complex accounting issues, such as the ones discussed below.

        The Company has issued and outstanding several financial instruments with embedded derivative features, consisting of convertible debt, which was converted in full in the first quarter of 2006, and warrants. The Company analyzes these financial instruments in accordance with Statement of Financial Accounting Standards ("SFAS") No. 133 and Emerging Issues Task Force ("EITF") Issue Nos. 00-19 and 05-02 to determine if these hybrid contracts have embedded derivatives that must be bifurcated. In addition, free standing warrants are accounted for as either equity or liabilities in accordance with the provisions of EITF Issue No. 00-19.

        EITF Issue No. 05-4 "The Effect of a Liquidated Damages Clause on a Freestanding Financial Instrument Subject to EITF Issue No. 00-19, "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock" addresses financial instruments, such as convertible debt and stock purchase warrants, which are accounted for under EITF 00-19, that are issued with a corresponding right to have these securities registered pursuant to a registration rights agreement that includes a liquidated damages clause. Alternative accounting treatments of registration rights are discussed in EITF Issue No. 05-4. One alternative treatment discussed in EITF Issue No. 05-4 could require the warrants, the convertible debt and the registration rights agreement to be treated as a single financial instrument. If the EITF implements this approach, the convertible debt and the warrants the Company has issued would need to be recorded as a liability at fair value and changes in the fair value of the liability would need to be recorded in the statement of operations each period. Implementation of this approach may have a material non-cash impact to the Company's consolidated financial statement. Since no consensus on EITF Issue No. 05-4 has been reached, the Company has adopted View C as described in the EITF Issue No. 05-4 Issue Summary No. 1. Under View C, registration rights agreements and the related financial instruments are accounted for as separate instruments. Accordingly, the Company has given only prospective application to this guidance.

        Further impact on the Company's consolidated financial statements of adopting the standard, if any, will follow the transition guidance when released.

        In April and July 2004, the Company entered into private placement agreements and registration rights agreements for convertible debentures and warrants. Based on the interpretive guidance in EITF Issue No. 05-4 due to an uncapped liquidated damages provision in the registration rights agreements, the Company determined that the registration rights are derivative liabilities that should be bifurcated from the related financial instruments. Accordingly, the estimated fair value of the registration rights derivative of approximately $244,000 was recorded as a liability as of October 1, 2005, the beginning of the first fiscal period after September 15, 2005, the date that EITF postponed further deliberations. In connection with the Company'sDecember 2004 and January 2006 private placements, the Company estimated fair value of the related registration rights derivative was immaterial at the inception and at each reporting date since and it has not recorded a liability. At each reporting period, the Company calculates the estimated fair value of the registration rights derivatives. If the underlying assumptions of the calculation change such that the estimated fair value is not immaterial, the Company will record a liability at that time. In connection with the Company's September 2005 private placement, the Company estimated fair value of the related registration rights derivative at its inception was immaterial and it did not record a liability. Subsequently, in connection with the January 2006 private placement, the Company amended its September 2005 agreement with the rights holder to waive the liquidated damages.

        Changes in the estimated fair value of the registration rights derivative liability are recorded in the consolidated statement of operations. There was no change in the fair value of the registration rights derivative liability in the second quarter of 2006. At June 30, 2006, the derivative liability was approximately $150,000 and was reported under other accrued liabilities.

        In connection with the Company's examination of past transactions for application of EITF Issue No. 05-4, the Company noted that for the period from entering into the April 2004 Securities Purchase Agreement until the Companyincreased its authorized shares in August 2004, the Company had insufficient shares to meet all potential obligations to issue shares under its convertible notes and exercisable warrants and options. Under EITF Issue No. 00-19, a liability should be recognized for those financial instruments for that period, with any changes in the fair value of such liabilities recognized in its consolidated statement of operations. Based on the Company's analysis of such liabilities, it determined the effect of any such amounts to be immaterial.

10.   Contractual Obligations and Commitments

        The Company has the following commitments as of June 30, 2006, which are comprised primarily of a research and development fee contract, consulting and employment contracts, vendor agreements, notes payable, as well as numerous operating leases.

Contractual Obligations	Payments Due by Period Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
	(in thousands)
Research & development ("R&D") fees(1)	$139	$139	$—	$—	$—
Consulting agreements	136	136	—	—	—
Employment agreements(2)	2,284	559	1,725	—	—
Vendor agreements	41	10	31	—	—
Operating leases	1,249	183	957	109	—
Note(s) payable	1,543	450	1,085	8	—

Total	$5,392	$1,477	$3,798	$117	$—

(1)
On January 26, 2006, R&D fees payable under a Patent and Sub-License Agreement with pHarlo IP were amended so that these fees are (i) payable on a quarterly basis within 30 days after the end of each calendar quarter and (ii) are based on gross sales of the Company (or its affiliates) of products using the pHarlo technology. For fiscal year 2006, the R&D Fees must not be less than $150,000 and are capped at $500,000. The R&D Fees have no minimum amounts payable after 2006; however, they are capped at $2,000,000 for 2007, $4,000,000 for 2008, $8,000,000 for 2009 and $10,000,000 for 2010 and beyond. In the second quarter of 2006 the Company paid, under this agreement, approximately $11,000 of R&D fees related to the revenue generated in the first quarter of 2006.

(2)
In the first quarter of fiscal 2006, the Company terminated several of its existing employment agreements with some of its senior management and entered into new employment agreements with its current executive management. As of June 30, 2006 the revised estimated future minimum annual compensation under these employment agreements, including the new and terminated agreements for 2006, 2007, 2008 and 2009, is approximately $558,900, $892,800, $782,800 and $49,000, respectively.

11.   Related Party Transactions

        In 2004, the Company entered into an Exclusive Field of Use License Agreement and Product Sale Agreement with Wynn Starr Special Products, LLC. Under the terms of this agreement and its subsequent amendments, the Company granted Wynn Starr the exclusive, worldwide right to market and distribute products used as post-harvesting processing aids, or chemicals that assist with microbial reduction and shelf life extension without changing food characteristics, for the poultry industry based on the pHarlo technology. Wynn Starr is also responsible for taking the pHarlo concentrate provided by the Company and blending it with liquids to create the finished product that is ultimately distributed by Wynn Starr. In return for this license, Wynn Starr has agreed to pay the Company a royalty of $70.00 per gallon on all net sales (as defined in the Exclusive Field of Use License Agreement and Product Sale Agreement) sold by Wynn Starr for which payment is received from customers. As of June 30, 2006 no royalties were due and none had been paid to the Company under this royalty arrangement. The Company is currently renegotiating an amendment to this royalty arrangement to align its terms to the current market demand for the product. Steven B. Zavagli, a former member of the Company's board of directors, is the founder, Chairman and the Chief Executive Officer of Wynn Starr and Wynn Starr's ultimate parent company, Wynn Starr Flavors, Inc.

        The Company paid Mr. Gordon O. Davis, the former Chairman of the board of directors, approximately $50,000 for consulting services during the six months ended June 30, 2006.

12.   Sale of Equity Securities

        In connection with the January 2006 private placement, the Company obtained waivers of all claims for liquidated damages relating to the inability of the Company to have the registration statement registering resale of securities purchased in the September 2005 private placement declared effective by the deadline specified in the applicable registration rights agreement. The Company received these waivers from shareholders representing more than a majority of all outstanding securities issued in connection with the September 2005 private placement. In consideration for obtaining the waiver, the Company repriced the warrants issued to shareholders providing the waiver such that the exercise price of the warrants issued in connection with the September 2005 private placement was reduced from $3.00 to $1.00. Under the waiver, the date by which the registration statement covering resale of the securities purchased in the September 2005 private placement was required to be declared effective was extended to May 23, 2006. On April 26, 2006, the Company filed a registration statement registering resale of securities purchased in the September 2005 and January 2006 private placements. The Company believes that, as it relates to the September 2005 private placement, it has used its best efforts to cause the registration statement to be declared effective and, therefore, pursuant to the terms of the September 2005 registration rights agreement , the Company believes that it is not currently liable for liquidated damages as a result of the registration statement not being declared effective by May 23, 2006. Should the rights holders dispute that the Company used its best efforts, and the Company either accedes to their assertion or is found to not have used its best efforts, the estimated maximum amount of liquidated damages for which the Company would be liable, assuming (i) ineffectiveness from May 23, 2006 to the end of the period covered by the registration agreement and (ii) a stock price of $0.37 for periods subsequent to July 26, 2006, is approximately $270,000. Also, the Company believes that as it relates to the January 2006 private placement, it has used its best efforts to respond to the SEC comments within fifteen days from the date of the receipt of those comments. As of September 30, 2006, no shares were issuable as liquidated damages under the terms of the January 2006 registration rights agreement. However, if the Company fails to meet certain conditions of the January 2006 registration rights agreement, it will be required to issue to each holder in the January 2006 private placement, shares and warrants equal to one percent, or 266,718 of the respective number of shares and warrants purchased by each holder, for each 30 days of failure to meet any one of these conditions. The Company may be required to issue a maximum aggregate of 4 million shares and warrants.

13.   Restructuring Charges

        During the first quarter of fiscal year 2006, the Company recorded severance costs of approximately $224,000 for one executive and four administrative staff members whose employment was terminated as a result of the Company's effort to reduce operating costs. In the first fiscal quarter of 2006, the Company paid $117,000 of the $224,000 severance obligation it recorded in the same quarter. After payment of this amount, the severance obligation accrual balance as of March 31, 2006 was $107,000. In the second fiscal quarter of 2006 the Company paid $92,000 of the $107,000 severance obligation accrual that remained as of March 31, 2006. The remaining $15,000 of severance obligation outstanding as of June 30, 2006 was paid in July 2006. The severance obligation accrual is included on the unaudited condensed consolidated balance sheets as a part of other accrued liabilities. The Company expects to experience cost reductions of approximately $75,000 per quarter starting in the third quarter of 2006 related to this action. No severance accrual remained at the end of third quarter of fiscal year 2006 related to this reduction action.

14.   Segments—Enterprise Wide Disclosures

        The Company owns several utility patents that allow it to produce, market and distribute certain product applications related to these utility patents. In 2005, the Company began selling two product applications, Unifresh® Footbath and Close Call™. The Chief Operating Decision Maker (CODM) of the Company is the President and CEO. The operating results of each product application, other than for revenue, are not separately tracked or reported. Operating results by product application are not reviewed by the CODM because discrete financial information is not available. Consequently, as permitted by the provisions of SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information," the Company has one reportable segment for financial statement purposes.

Revenue by Product

        The Company's revenue by product is as follows:

	Six Months Ended June 30,
	2006	2005
	(in thousands)
Unifresh® Footbath	$606	$—
Close Call™	152	305

	$758	$305

Dependence on Certain Customers

        The Company's dependence on certain customers as a percentage of total revenue is as follows:

	Six Months Ended June 30,
	2006	2005
Customer A	30.9%	—%
Customer B	19.9%	—%
Customer C	—%	26.9%
Customer D	—%	11.6%
Customer E	—%	11.6%

15.   Subsequent Events

        In August 2006, the Company revised the salary structure of three of its employees and terminated six other employees. In relation to these reductions the Company recorded severance costs of approximately $15,000. The Company expects that these severance costs will be paid in full in the third quarter of 2006 and will result in cost savings of approximately $150,000 per quarter starting late in the third quarter of 2006.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
pHarlo Group

        We have audited the accompanying combined balance sheet of pHarlo Citrus Technologies, Inc., Indian River Labs, LLC, pHarlo Citrus Properties Partnership, LLLP, Coast to Coast Laboratories, LLC, pHarlo USA, Inc., and pHarlo of Brevard, Inc. (collectively, "the Company" or "the pHarlo Group") as of December 31, 2004 and 2003, and the related combined statements of operations, capital deficiency, and cash flows for the years ended December 31, 2004 and 2003. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the pHarlo Group as of December 31, 2004 and 2003, and the results of their operations and their cash flows for the years ended December 31, 2004 and 2003 in conformity with accounting principles generally accepted in the United States of America.

/s/ Rothstein, Kass & Company, P.C.

Roseland, New Jersey
September 9, 2005

PHARLO GROUP
COMBINED BALANCE SHEETS

	June 30, 2005	December 31, 2004	December 31, 2003
	(Unaudited)
Assets
Cash and cash equivalents	131,048	213,056	240
Employee advances	25,387	28,638	7,128
Prepaid expense	18,104	17,934	32,095
Inventories	42,183	3,017	2,179

Total Current Assets	216,722	262,645	41,642
Property and equipment—net (Note B)	815,238	228,719	29,082
License receivable—Tasker	930,000	930,000	950,000

Total Assets	$1,961,960	$1,421,364	$1,020,724

Liabilities
Accounts payable	$1,720	9,738	7,580
Accrued liabilities	111,022	59,259	58,258
Unearned license fee (Note D)	1,000,000	1,000,000	1,000,000
Notes payable—current portion (Note C)	1,571,984	416,070	—
Deferred revenue (Note E)	436,890	365,120	—
Note payable—owner (Note G)	43,528	25,609	50,819

Total Current Liabilities	3,165,144	1,875,796	1,116,657
Notes payable—less current portion (Note C)	154,780	158,484	175,929

Total Liabilities	3,319,924	2,034,280	1,292,586

Capital Deficiency
Common stock and members' capital	351,370	351,370	450
Accumulated deficit and members' deficiency	(1,709,334)	(964,28)	(272,312)

Capital Deficiency	(1,357,964)	(612,916)	(271,862)

Total Liabilities & Capital Deficiency	$1,961,960	$1,421,364	$1,020,724

See accompanying notes to combined financial statements

PHARLO GROUP
COMBINED STATEMENTS OF OPERATIONS

	SIX MONTHS ENDED JUNE 30,		YEARS ENDED DECEMBER 31,
	2005	2004	2004	2003
	(Unaudited)	(Unaudited)
Revenue	$136,682	$29,700	$—	$72,490
Cost of goods sold	54,950	1,768	8,642

Gross margin	81,732	27,932	63,848
Costs and Expenses
Research and development	5,460	307	38,673
Selling, general and administrative	849,935	229,110	724,642	338,748

Loss before other income	(773,663)	(201,485)	(763,315)	(274,900)
Other Income
Interest income	28,615	33,250	64,759	33,250
Other income	6,582	37,500

Net Loss	$(745,048)	$(168,235)	$(691,974)	$(204,150)

See accompanying notes to combined financial statements

PHARLO GROUP

COMBINED STATEMENTS OF CHANGES IN CAPITAL DEFICIENCY

	Common Stock and Members' Capital	Accumulated Deficit and Members' Deficiency	Total
Balance January 1, 2003	$350	$(68,162)	$(67,812)
Issuance of common stock	100	100
Net loss	(204,150)	(204,150)

Balance December 31, 2003	450	(272,312)	(271,862)
Capital contribution—cash
Owners and shareholders (Note F)	200,920	200,920
Capital contribution—note payable converted to equity
Owners and shareholders (Note F)	150,000	150,000
Net loss	(691,974)	(691,974)

Balance December 31, 2004	351,370	(964,286)	(612,916)
Net loss	(745,048)	(745,048)

Balance June 30, 2005 (unaudited)	$351,370	$(1,709,334)	$(1,357,964)

See accompanying notes to combined financial statements

PHARLO GROUP

COMBINED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,		Years Ended December 31,
	2005	2004	2004	2003
	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net loss	$(745,048)	$(168,235)	$(691,974)		$(204,150)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	15,669	3,865	11,228		6,154
Changes in operating assets and liabilities:
Employee advances	3,251	1,932	(21,510)		(7,128)
Accounts receivable—Tasker	29,700	(29,700)
Inventory	(39,166)	(5,783)	(838)		(1,770)
Prepaid expenses	(170)	353	(15,539)		(683)
License receivable—Tasker	20,000	5,000
Accounts payable	(8,018)	(5,428)	2,158		7,580
Accrued liabilities	51,763	(6,587)	1,001		57,712
Deferred revenue	71,770	365,120

Net cash used in operating activities	(649,949)	(179,883)	(300,654)		(166,985)

Net cash used in investing activities
Acquisition of property and equipment	(602,188)	(16,088)	(210,865)		(12,736)

Cash flow from financing activities:
Proceeds from notes payable	1,152,210	262,648	548,625		110,929
(Repayment) proceeds of notes payable to owner	17,919	(8,052)	(25,210)		27,370
Contributions from owners	200,920	100

Net cash provided by financing activities	1,170,129	254,596	724,335		138,399

Net increase (decrease) in cash	(82,008)	58,625	212,816		(41,322)
Cash and cash equivalents—beginning of period	213,056	240	240		41,562

Cash and cash equivalents—end of period	$131,048	$58,865	$213,056		$240

Supplemental disclosures of cash flow information, cash paid during the year for interest	$5,900	$7,550	$14,172		$12,179

Supplemental disclosures of noncash investing and financing activities:
Conversion of note payable into equity	$	$150,000	$150,000	$

See accompanying notes to combined financial statements

PHARLO GROUP

NOTES TO COMBINED FINANCIAL STATEMENTS

Note A:    NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation:

        The combined financial statements include the accounts of pHarlo Citrus Technologies, Inc., Indian River Labs, LLC, pHarlo Citrus Properties Partnership, LLLP, Coast to Coast Laboratories, LLC, Brevard Labs, Inc., and Pharlo of Brevard, Inc. through common ownership and management, (collectively, the "Company" or "Pharlo Group"). While these financial statements have been combined, the financial position, results of operations and cash flows do not represent those of a single legal entity. All significant intercompany transactions have been eliminated in combination.

Nature of operations:

        The Company has entered into an exclusive license agreement with Tasker Capital Corp. ("Tasker") to manufacture, distribute and market products using a patented process (the "pHarlo technology") that utilizes a solution that enables copper sulfate, widely known for its bacteriostatic properties, to remain active throughout a wide range of pH values. The Company holds the rights to the pHarlo technology. Tasker currently markets Close Call TM, an anti-microbial oral hygiene breath drink that utilizes the pHarlo technology and has begun clinical testing of the technology in the poultry scalding process and in various seafood applications. Tasker is continuing its clinical research in the oral care, food processing, skin care and pet products industries.

Use of estimates:

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair value of financial instruments:

        The fair values of the Company's asset and liabilities that qualify as financial instruments under Statement of Financial Accounting Standards (SFAS) No. 107, "Disclosures about Fair Value of Financial Instruments", approximate their carrying amounts presented in the accompanying combined balance sheets at June 30, 2005 (unaudited) and December 31, 2004 and 2003.

Cash and cash equivalents:

        The Company considers all highly-liquid investments with an original maturity of three months or less to be cash equivalents. The Company maintains its cash in various financial institutions, some of which may, at times, exceed the Federal Deposit Insurance Corporation ("FDIC") insured limits. The Company has not incurred any losses in such accounts and believes it is not exposed to any significant credit risk on cash.

Revenue recognition:

        Revenue is recognized on shipment of goods at which ownership and risk are transferred to the customer.

Inventories:

        Inventories, consisting of production supplies, are stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method.

Property and equipment:

        Property and equipment has been recorded at cost, net of accumulated depreciation and amortization. Improvements are capitalized and maintenance, repairs and minor replacements are expensed as incurred. Depreciation is determined by using the straight-line method over the estimated useful lives of the assets. Amortization of leasehold improvements is determined by using the remaining lives of the applicable lease. No depreciation and amortization is being recorded on Construction in Progress.

Income taxes:

        No provision for federal income tax has been recorded as the Company's stockholders and members elected to treat the various entities within the Pharlo Group as "S" Corporations, Limited Liability Companies and Partnerships. As such, the Company's stockholders and members are liable for federal and substantially all state income tax on the entities' income and receive the tax benefit of the entities' loss.

Impairment of long-lived assets:

        The Company periodically reviews long-lived assets, including identifiable intangibles, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

Note B:    PROPERTY AND EQUIPMENT

        Property and equipment consist of the following at:

	June 30, 2005	December 31, 2004	December 31, 2003
	(Unaudited)
Construction in progress	$630,315	$81,731	$—
Machinery and equipment	127,875	126,019	36,545
Furniture and fixtures	57,097	18,349	—
Leasehold improvements	24,696	22,192	1,191
Computer software	624	310	—
Computer hardware	10,942	—	—

	851,549	248,601	37,736
Less accumulated depreciation and amortization	36,311	19,882	(8,654)

	$815,238	$228,719	$29,082

        Depreciation expense for the years ended December 31, 2004 and 2003 was approximately $11,000 and $6,000, respectively.

Note C:    NOTES PAYABLE-TASKER

        During 2002, Tasker agreed to loan the Company, pursuant to a Loan Agreement, up to $200,000, with interest at 7% per annum to finance a production facility to produce licensed products, with principal and interest on the notes evidencing the loan to be repaid in equal monthly installments commencing July 1, 2003, with the last payment due October 1, 2012.

        During 2004, pursuant to a series of additional loan agreements, the Company borrowed an additional $400,000. The loans bear interest at 7% per annum (0% for the first six months) and have terms of 1 year.

        Notes payable are summarized as follows:

	June 30, 2005	December 31, 2004
	(Unaudited)
Installment note, payable in monthly installments of $2,437 including interest at 7%, due October 1, 2012	$165,916	$174,554
Other notes due	1,560,848	400,000

	$1,726,764	$574,554
Less: amount due within one year	1,571,984	416,070

Non current portion	$154,780	$158,484

Note D:    UNEARNED LICENSE FEE

        The Company has entered into exclusive license agreements with Tasker to sell, develop, market and distribute consumer oral hygiene products, food processing, pet hygiene products and skin care products using the pHarlo technology. Pursuant to the license agreements, the Company will receive royalty payments based on 1.5% of product sales. Under the terms of the license agreement, the Company will receive $1,000,000 in royalty payments, comprised of a $600,000 pre-paid royalty on consumer deodorant breath products and a $400,000 pre-paid royalty on animal breath products. This license agreement was expanded on September 16, 2004 to reflect the addition of minimum annual payments of $300,000 beginning in two years (adjusted annually). Commencing July 1, 2003, an interest payment of 7% per annum on the unpaid balance of the prepaid royalty balance is due to the Company. The term of the agreement extends to the life of the patent.

        In connection with the license agreement, the Company entered into a production agreement with Tasker to manufacture and sell to Tasker concentrates for the products licensed by the pHarlo Group during the term of the license agreement. Tasker must make minimum purchases totaling approximately $600,000 per year over the term of the agreement. The agreement continues until the termination of the Company's patent to the licensed technology.

        On September 20, 2004, the Company entered into an Exclusive Field of Use License Agreement with Tasker to market and distribute products used as post harvesting aids for the poultry industry. Under the terms of this agreement Tasker secured the rights to the United States and Canadian markets and has agreed to pay a 5% royalty to the Company, beginning in two years on all sales, subject to a minimum annual payment of $3,750,000 (adjusted annually). The term of the agreement extends to the life of the patent.

Note E:    DEFERRED REVENUE

        The amount represents inventory advances to Indian River Labs, LLC by Tasker (seven payments of $52,160 each) at December 31, 2004 and (eight payments of $54,611 each) at June 30, 2005 (unaudited). Revenue is recognized on shipment of inventory to Tasker by Indian River Labs, LLC. Shipments began in January 2005.

Note F:    CAPITAL DEFICIENCY

        The historical capital deficiency consists of 100 common shares of $1.00 par value per share issued to the stockholders of Pharlo Citrus Technologies, Inc. in January 2000 and 500 common shares of $.50 par value per share issued to the stockholders of Brevard Labs, Inc. in October 2002. In January of 2003, 200 common shares of $.50 par value per share were issued to the stockholders of Pharlo of Brevard, Inc.

        During the year ended December 31, 2004, members' capital was increased as a primary result of (i) capital contributions from owners of approximately $201,000 and (ii) a non-cash transaction of $150,000 resulting from conversion of note payable to equity.

Note G:    RELATED PARTY TRANSACTIONS

License fee

        Selling, General and Administrative expenses include license fees for the years ended December 31, 2004 and 2003 amounting to $6,382 and $15,000, respectively, and nil for the six months ended June 30, 2005 and 2004 (unaudited). The amounts were paid to Barry Cummins (Owner and Shareholder) and an outside party who was the assignee for Mr. Cummins's licensing fees. The amounts were paid by Pharlo Citrus Technologies, Inc. for use of certain patents.

Note payable-owner

        The amount represents equipment bought for Pharlo Citrus Technologies, Inc. by a shareholder. There are no preset interest rates or repayment terms on this note.

Note H:    SIGNIFICANT CUSTOMER

        Sales to Tasker represent 100% of combined revenue for the year ended December 31, 2003 and the six months ended June 30, 2005 and 2004 (unaudited).

Note I:    COMMITMENTS AND CONTINGENCIES

        The Company leases office and warehouse space under various non-cancelable operating leases expiring through 2009. Minimum future rental payments are approximately as follows:

Year ending December 31,
2005	$156,000
2006	143,000
2007	143,000
2008	143,000
2009	124,000

        Rent expense was approximately $108,000 and $41,000 for the years ended December 31, 2004 and 2003, respectively, and $173,000 and $40,000 for the six months ended June 30, 2005 and 2004 (unaudited), respectively.

Note J:    SUBSEQUENT EVENT

        In July 2005, the Company executed an Asset Purchase Agreement with Tasker, whereby Tasker purchased all of the functional assets of the Company that relate to Tasker's product lines and fields of use, including, but not limited to, utility patent applications, equipment, inventories and existing contracts. The purchase price of approximately $62.7 million includes (i) approximately 19 million shares of Tasker's common stock valued at approximately $57 million, (ii) an approximate $1.9 million, 3.4% promissory note, (iii) approximately $1.4 million of cash and (iv) approximately $2.4 million of cancelled promissory notes.

TASKER PRODUCTS CORP.
UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

        The following unaudited pro forma combined condensed statement of operations for the year ended December 31, 2005 give effect to Tasker Product Corp.'s acquisition of certain assets (the "Acquisition") from pHarlo Citrus Technologies, Inc., Indian River Labs, LLC, pHarlo Citrus Properties Partnership, LLLP and Coast to Coast Laboratories, LLC (collectively, the "Selling Companies"). In these unaudited pro forma combined condensed financial statements, Tasker Products Corp. is referred to as "we," "us," "our," and "Tasker."

        The following unaudited pro forma combined condensed statement of operations have been prepared to assist you in your analysis of the financial effects of the Acquisition, and have been presented in accordance with the accounting principles generally accepted in the United States of America ("US GAAP"). The unaudited pro forma combined condensed statement of operations for the year ended December 31, 2005 have been prepared as if the Acquisition had occurred at January 1, 2005.

        The pro forma adjustments do not reflect any future operating efficiencies and cost savings that may be achieved with respect to the combined entity. Unaudited pro forma combined condensed financial information is presented for information purposes only and is not necessarily indicative of the results that actually would have been realized had the acquisition been completed on the date indicated or which may be expected to occur in the future.

TASKER PRODUCTS CORP.
UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

	Tasker Year Ended 12/31/2005	Selling Companies Year Ended 06/30/2005	Pro Forma Adjustments		Pro Forma Tasker Combined Year Ended 12/31/2005
Revenues	$705,467	$136,682	(136,682	)(a)	$705,467
Cost of Goods Sold	1,308,111	54,950	(54,950	)(a)	1,308,111

Gross Margin	(602,644)	81,732			(602,644)

Expenses
Depreciation and Amortization	1,099,859	—	937,708	(b)	2,037,567
Product Development	3,356,113	5,460			3,361,573
Selling, General & Administrative	11,905,205	849,935			12,755,140

Total Expenses	16,361,177	855,395			18,154,280

Loss From Operations	(16,963,821)	28,615			(56,718)

Other Income (Expenses):
Interest income (expenses), net	(85,333)	28,615			(56,718)
Loss on equity investee	(53,263)				(53,263)
Liquidated damages	(285,706)				(285,706)
Other	(880,505)	—			(880,505)

Total Other Income (Expenses), net	(1,304,807)	28,615			(1,276,192)

Net Loss	$(18,268,628)	$(745,048)			$(20,033,116)

Net Loss Per Common Share, basic and diluted	$(0.25)				$(0.24)

Weighted Average Common Shares Outstanding, basic and diluted	73,549,000		10,046,768	(c)	83,595,768

Pro forma adjustment notes:

(a)
Represents the elimination of existing transactions between Tasker and the selling companies for the period ending December 31, 2005.

(b)
Represents the addition of amortization of identifiable intangible assets based on a useful life of 11 years.

(c)
Reflects the acquisition of the selling companies as if the acquisition occurred on January 1, 2005.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

        The following table sets forth estimates of the various expenses that will be incurred in connection with this offering as it relates to this Registration Statement:

Filing Fee	$2,447
Legal Fees and Expenses	85,500
Accounting Fees and Expenses	4,500
Printing Expenses	4,000
Miscellaneous Expenses	3,553

Total	$100,000

Item 14.    Indemnification of Directors and Officers

        The Registrant's Articles of Incorporation, as amended and restated, provide that no officer or director shall have personal liability to the Registrant or its shareholders for damages for breach of fiduciary duty as a director or officer. The effect of this provision of the Registrant's Articles of Incorporation is to eliminate the Registrant's rights and the rights of Registrant's stockholders (through stockholders' derivative suits on behalf of the Registrant) to recover damages against a director or officer. Notwithstanding the foregoing, the Registrant's Articles of Incorporation provides that nothing therein shall eliminate or limit the liability of a director or officer for (i) acts or omissions not in good faith, (ii) acts or omissions which involve intentional misconduct, fraud or violation of law, (iii) acts or omissions in breach of the director's or officer's duty of loyalty to the Registrant or its shareholders, (iv) acts or omissions from which the director or officer derived an improper personal benefit, or (v) payment of dividends in violation of law.

        The Registrant's By-Laws provide that the Registrant will indemnify, to the full extent and in the manner permitted under the Nevada Revised Statutes, or any other applicable laws, any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Registrant or served any other enterprise as a director or officer at the request of the Registrant.

Item 15.    Recent Sales of Unregistered Securities

        Since April 26, 2003, the Registrant has issued the following securities that were not registered under the Securities Act of 1933:

        In June 2003, the Registrant issued to several accredited investors 660,000 shares of the Registrant's common stock for an aggregate purchase price of $165,000. These securities were issued by the Registrant pursuant to Rule 506 of Regulation D as promulgated under the Securities Act of 1933 (the "Securities Act").

        In July 2003, the Registrant issued to several accredited investors 1,383,940 shares of the Registrant's common stock for an aggregate purchase price of $352,235. These securities were issued by the Registrant pursuant to Rule 506 of Regulation D as promulgated under the Securities Act.

        On September 15, 2003, the Registrant issued to an accredited investor 155,000 shares of the Registrant's common stock in consideration for the cancellation of an aggregate amount of debt that was due and owing of $123,105. These securities were issued by the Registrant pursuant to Rule 506 of Regulation D as promulgated under the Securities Act.

        On January 10, 2004, the prior management of the Registrant entered into a Consulting agreement with Thomas Brazil to provide advisory services with respect to global strategic planning in connection with the marketing and sale of the Registrant's products. Under the terms of the agreement, the Registrant issued Mr. Brazil 250,000 shares of the Registrant's common stock. These securities were issued in a transaction exempt from registration by reason of Section 4(2) of the Securities Act.

        On January 20, 2004, the prior management of the Registrant entered into a Consulting agreement with Stuart McPherson to provide advisory services with respect to conducting market research in Canadian markets in connection with the marketing and sale of the Registrant's products. Under the terms of the agreement, the Registrant issued Mr. McPherson 1,150,000 shares of the Registrant's common stock. The agreement terminated on September 30, 2004. These securities were issued in a transaction exempt from registration by reason of Section 4(2) of the Securities Act.

        In April 2004, the Registrant sold $800,000 of 7% convertible debentures, convertible into common shares at $0.05 per share; warrants to purchase 8,000,000 shares at $0.10 per share (subsequently modified to $0.05 per share), which expire five years from the date of issuance and 8,000,0000 shares of common stock at $0.20 per share (subsequently modified to $0.05 per share). These securities were issued to accredited investors pursuant to Rule 506 of Regulation D as promulgated under the Securities Act and/or Section 4(2) of the Securities Act.

        In July 2004, the Registrant completed a private placement of $1,647,674 worth of convertible debentures, which were convertible into 8,238,370 common shares at $0.20 per share, and warrants to purchase 3,461,500 of its common shares at $0.25 per share (subsequently modified to $0.05 per share), which expire five years from the date of issuance. These securities were issued to accredited investors pursuant to Rule 506 of regulation D as promulgated under the Securities Act and/or Section 4(2) of the Securities Act.

        On December 27, 2004, the Registrant entered into an agreement with Avanti HR Placement & Consulting, Inc. to provide various human resource functions, including the recruitment of personnel and development of policies and procedures. Under the terms of the agreement, the Registrant shall pay a minimum of $2,000 per month. The Registrant also issued 50,000 stock options vesting over two years at an exercise price of $2.01. The agreement terminates on November 30, 2006. This transaction is exempt from registration by reason of Section 4(2) of the Securities Act.

        On December 29, 2004, the Registrant closed a transaction pursuant to a Securities Purchase Agreement dated as of December 23, 2004 with several accredited investors pursuant to which those accredited investors purchased 9,406,250 shares of the Registrant's common stock for an aggregate purchase price of $15,050,000. Emerging Growth Equities Ltd. as placement agent received a cash payment of 6% and a warrant to purchase 562,500 shares exercisable at $2.00 per common share. The warrant is exercisable for three years. The aforementioned securities were issued by the Registrant pursuant to Rule 506 of Regulation D as promulgated under the Securities Act, as amended, and/or Section 4(2) of the Act. A Form S-2/A was filed with the Securities and Exchange Commission on February 10, 2005 (file number 333-122383) to register these shares for resale.

        In connection with our purchase of assets on July 15, 2005 from Indian River Labs, LLC ("IRL"), pHarlo Citrus Technologies, Inc. ("PCTI"), pHarlo Citrus Properties Partnership, LLLP ("PCPP") and Coast to Coast Laboratories, LLC ("C2C" and together with IRL, PCTI and PCPP, the "Selling Entities"), the Registrant issued 18,792,388 shares of its common stock to the Selling Entities (the "Consideration Shares") and were obligated to issue an additional 200,000 shares of our common stock (the "Additional Shares") to a third party designated by PCTI in connection with certain claims against the assets of PCTI. The Additional Shares were issued to White Sales and Marketing Inc. ("WSMI") on July 21, 2005 pursuant to a Settlement and Registration Rights Agreement dated the same date (the "Settlement Agreement"). The Consideration Shares and the Additional Shares were issued in transactions exempt from registration under the Securities Act, by reason of Section 4(2) and/or

Regulation D of the Securities Act. Pursuant to the terms of the Purchase Agreement and the Settlement Agreement, the Registrant was able to rely upon the representations and warranties provided by the Sellers and WSMI contained therein in connection with the issuance of the Consideration Shares and the Additional Shares without registration.

        On September 21, 2005, the Registrant entered into a Securities Purchase Agreement with several accredited investors pursuant to which the Registrant sold 2,947,545 shares of its common stock at a purchase price of $2.20 per share together with warrants exercisable for 1,473,769 shares of its common stock at an exercise price of $3.00 per share. The gross proceeds to the Registrant at the closing from the sale of common stock, exclusive of the exercise price of the warrants, were $6,484,599. The aforementioned securities were issued by the Registrant in transactions exempt from the registration requirements under the Securities Act, by reason of Section 4(2) and/or Rule 506 of Regulation D of the Securities Act. Pursuant to the terms of the Securities Purchase Agreement, the Registrant was able to rely upon the representations and warranties provided by the investors contained therein in connection with the issuance of the aforementioned securities without registration.

        On January 26, 2006, the Registrant entered into a Securities Purchase Agreement with several accredited investors pursuant to which the Registrant sold 13,335,925 units, each unit consisting of one share of common stock and a five-year warrant to purchase one share of common stock at an exercise price of $1.00 per share for $0.70 per unit. The gross proceeds to us at the closing of this private placement, exclusive of the exercise price of the warrants, were $9,335,151. Emerging Growth Equities, Ltd. served as placement agent for the transaction. As compensation for serving as placement agent, Emerging Growth Equities, Ltd. received a cash payment equal to 6% of the gross proceeds from the private placement, and also received a warrant exercisable for shares of common stock in an amount equal to 6% of the gross proceeds from the sale of the shares and warrants divided by $0.70. The warrant to Emerging Growth Equities has an exercise price of $1.00 and is exercisable immediately for a term of five years. The aforementioned securities were issued by the Registrant in transactions exempt from the registration requirements under the Securities Act, by reason of Section 4(2) and/or Rule 506 of Regulation D of the Securities Act. Pursuant to the terms of the Securities Purchase Agreement, the Registrant was able to rely upon the representations and warranties provided by the investors contained therein in connection with the issuance of the aforementioned securities without registration.

Stock Option Grants

  •
  On December 29, 2003, the Registrant issued ten-year stock options to purchase an aggregate of 900,000 shares of common stock, at an exercise price of $0.25 per share, to one executive officer (who was also a director) and two non-employee directors of the Registrant.

  •
  On March 31, 2004, the Registrant issued ten-year stock options to purchase an aggregate of 2,000,000 shares of common stock, at an exercise price of $0.25 per share, to two executive officers (who were also directors) of the Registrant.

  •
  On May 11, 2004, the Registrant issued ten-year stock options to purchase an aggregate of 2,000,000 shares of common stock, at an exercise price of $0.25 per share, to two executive officers (who were also directors) of the Registrant.

  •
  On May 31, 2004, the Registrant issued ten-year stock options to purchase an aggregate of 2,000,000 shares of common stock, at an exercise price of $0.25 per share, to one non-executive employee and one non-employee director of the Registrant.

  •
  On July 1, 2004, the Registrant issued ten-year stock options to purchase an aggregate of 1,000,000 shares of common stock, at an exercise price of $0.25 per share, to consultants of the Registrant.

  •
  On July 16, 2004, the Registrant issued ten-year stock options to purchase an aggregate of 100,000 shares of common stock, at an exercise price of $0.25 per share, to one non-employee director of the Registrant.

  •
  On August 25, 2004, the Registrant issued ten-year stock options to purchase an aggregate of 2,100,000 shares of common stock, at an exercise price of $0.25 per share, to one non-executive employee and two executive officers (who were also directors) of the Registrant.

  •
  On August 26, 2004, the Registrant issued ten-year stock options to purchase an aggregate of 100,000 shares of common stock, at an exercise price of $0.25 per share, to one non-executive employee of the Registrant.

  •
  On November 1, 2004, the Registrant issued ten-year stock options to purchase an aggregate of 1,000,000 shares of common stock, at an exercise price of $0.67 per share, to one non-executive employee of the Registrant.

  •
  On November 15, 2004, the Registrant issued ten-year stock options to purchase an aggregate of 2,000,000 shares of common stock, at an exercise price of $1.45 per share, to one non-executive employee and one executive officer of the Registrant.

  •
  On November 23, 2004, the Registrant issued ten-year stock options to purchase an aggregate of 400,000 shares of common stock, at an exercise price of $1.75 per share, to one non-executive employee of the Registrant.

  •
  On December 17, 2004, the Registrant issued ten-year stock options to purchase an aggregate of 500,000 shares of common stock, at an exercise price of $2.05 per share, to one non-employee director of the Registrant.

  •
  On December 27, 2004, the Registrant issued ten-year stock options to purchase an aggregate of 50,000 shares of common stock, at an exercise price of $2.01 per share, to one non-executive employee and one consultant of the Registrant.

  •
  On January 3, 2005, the Registrant issued ten-year stock options to purchase an aggregate of 1,000,000 shares of common stock, at an exercise price of $1.62 per share, to one consultant of the Registrant.

  •
  On February 1, 2005, the Registrant issued ten-year stock options to purchase an aggregate of 100,000 shares of common stock, at an exercise price of $1.50 per share, to one non-executive employee of the Registrant.

  •
  On February 11, 2005, the Registrant issued ten-year stock options to purchase an aggregate of 800,000 shares of common stock, at an exercise price of $2.20 per share, to six non-executive employees of the Registrant.

  •
  On February 18, 2005, the Registrant issued ten-year stock options to purchase an aggregate of 100,000 shares of common stock, at an exercise price of $4.00 per share, to one non-executive employee of the Registrant.

  •
  On March 5, 2005, the Registrant issued ten-year stock options to purchase an aggregate of 20,000 shares of common stock, at an exercise price of $4.70 per share, to one non-executive employee of the Registrant.

  •
  On April 1, 2005, the Registrant issued ten-year stock options to purchase an aggregate of 100,000 shares of common stock, at an exercise price of $3.05 per share, to one non-executive employee of the Registrant.

  •
  On April 4, 2005, the Registrant issued ten-year stock options to purchase an aggregate of 124,999 shares of common stock, at an exercise price of $2.74 per share, to two non-executive employees of the Registrant.

  •
  On April 11, 2005, the Registrant issued ten-year stock options to purchase an aggregate of 500,000 shares of common stock, at an exercise price of $3.14 per share, to one non-executive employee of the Registrant.

  •
  On June 1, 2005, the Registrant issued ten-year stock options to purchase an aggregate of 25,000 shares of common stock, at an exercise price of $3.32 per share, to one non-executive employee of the Registrant.

  •
  On June 21, 2005, the Registrant issued ten-year stock options to purchase an aggregate of 15,000 shares of common stock, at an exercise price of $2.70 per share, to one non-executive employee of the Registrant.

  •
  On August 5, 2005, the Registrant issued ten-year stock options to purchase an aggregate of 100,000 shares of common stock, at an exercise price of $2.93 per share, to one non-employee director of the Registrant.

  •
  On September 1, 2005, the Registrant issued ten-year stock options to purchase an aggregate of 300,000 shares of common stock, at an exercise price of $2.75 per share, to one consultant of the Registrant.

  •
  On October 7, 2005, the Registrant issued ten-year stock options to purchase an aggregate of 600,000 shares of common stock, at an exercise price of $2.47 per share, to two non-executive employees of the Registrant.

  •
  On November 16, 2005, the Registrant issued ten-year stock options to purchase an aggregate of 300,000 shares of common stock, at an exercise price of $1.50 per share, to one non-employee director of the Registrant.

  •
  On January 25, 2006, the Registrant issued ten-year stock options to purchase an aggregate of 4,450,000 shares of common stock, at an exercise price of $1.00 per share, to three non-employee directors of the Registrant.

  •
  On February 3, 2006, the Registrant issued ten-year stock options to purchase an aggregate of 1,050,000 shares of common stock, at an exercise price of $1.00 per share, to one non-executive employee, one executive officer and one non-employee director of the Registrant.

  •
  On March 3, 2006, the Registrant issued ten-year stock options to purchase an aggregate of 125,000 shares of common stock, at an exercise price of $1.00 per share, to one consultant of the Registrant.

  •
  On March 5, 2006, the Registrant issued ten-year stock options to purchase an aggregate of 20,000 shares of common stock, at an exercise price of $1.00 per share, to one non-executive employee of the Registrant.

  •
  On May 11, 2006, the Registrant issued ten-year stock options to purchase an aggregate of 530,000 shares of common stock, at an exercise price of $1.00 per share, to six non-executive employees and one non-employee director of the Registrant.

        The grants of stock options were not registered under the Securities Act because such grants were exempt from registration pursuant to Section 4(2) of the Securities Act, as they were transactions by an issuer that did not involve a public offering of securities.

Item 16.    Exhibits and Financial Statement Schedules

  (a)
  The following is a list of Exhibits filed herewith as part of the registration statement:

EXHIBIT NUMBER	DESCRIPTION OF EXHIBIT
2.1
Asset Purchase Agreement by and among the Registrant and Tasker Products IP Holdings Corp. (as "Buyers") and Indian River Labs, L.L.C., pHarlo Citrus Technologies, Inc., pHarlo Citrus Properties Partnership, LLLP and Coast to Coast Laboratories, LLC (as "Sellers") dated July 15, 2005 (incorporated by reference to Exhibit 2.1 to the Registrant's Form 8-K filed on July 21, 2005)
3.1	Articles of Incorporation of the Registrant, as amended (incorporated by reference to Exhibit 4.2 to the Registrant's Registration Statement on Form S-8 filed July 20, 2006)
3.2	By-Laws of the Registrant (incorporated by reference to Exhibit 2.2 to the Registrant's Registration Statement on Form 10-SB filed with the SEC on November 27, 2000)
4.1	Cummins Lock-Up Agreement dated July 15, 2005 (incorporated by reference to Exhibit 4.1 to the Registrant's Form 8-K filed on July 21, 2005)
4.2	Creasey Lock-Up Agreement dated July 15, 2005 (incorporated by reference to Exhibit 4.2 to the Registrant's Form 8-K filed on July 21, 2005)
4.3	Dickinson Lock-Up Agreement dated July 15, 2005 (incorporated by reference to Exhibit 4.3 to the Registrant's Form 8-K filed on July 21, 2005)
4.4	Smith Lock-Up Agreement dated July 15, 2005 (incorporated by reference to Exhibit 4.4 to the Registrant's Form 8-K filed on July 21, 2005)
4.5	Form of Warrant from the September 2005 Private Placement (incorporated by reference to Exhibit 4.01 to the Registrant's Form 8-K filed on September 26, 2005)
5.1*	Opinion of Hale Lane
10.1	April 5, 2004 Non-qualified Stock Option Grant Agreement with Robert Appleby (incorporated by reference to Exhibit 10.1 to the Registrant's Form 10-KSB filed on April 15, 2005)
10.2	April 5, 2004 Non-qualified Stock Option Grant Agreement with James Burns (incorporated by reference to Exhibit 10.2 to the Registrant's Form 10-KSB filed on April 15, 2005)
10.3	May 11, 2004 Non-qualified Stock Option Grant Agreement with Robert Appleby (incorporated by reference to Exhibit 10.3 to the Registrant's Form 10-KSB filed on April 15, 2005)
10.4	May 11, 2004 Non-qualified Stock Option Grant Agreement with James Burns (incorporated by reference to Exhibit 10.4 to the Registrant's Form 10-KSB filed on April 15, 2005)
10.5	May 31, 2004 Employee Non-Statutory Stock Option Agreement with Barbara Longchamp (incorporated by reference to Exhibit 10.5 to the Registrant's Form 10-KSB filed on April 15, 2005)
10.6	May 31, 2004 Employee Non-Statutory Stock Option Agreement with Gordon Davis (incorporated by reference to Exhibit 10.6 to the Registrant's Form 10-KSB filed on April 15, 2005)

10.7	August 25, 2004 Employee Non-Statutory Stock Option Agreement with Robert Appleby (incorporated by reference to Exhibit 10.7 to the Registrant's Form 10-KSB filed on April 15, 2005)
10.8	August 25, 2004 Employee Non-Statutory Stock Option Agreement with James Burns (incorporated by reference to Exhibit 10.8 to the Registrant's Form 10-KSB filed on April 15, 2005)
10.9	January 1, 2005 Executive Employment Agreement with Robert P. Appleby (incorporated by reference to Exhibit 10.9 to the Registrant's Form 10-KSB filed on April 15, 2005)
10.10	January 1, 2005 Executive Employment Agreement with James Burns (incorporated by reference to Exhibit 10.10 to the Registrant's Form 10-KSB filed on April 15, 2005)
10.11	November 1, 2004 Executive Employment Agreement with Dennis Smithyman (incorporated by reference to Exhibit 10.11 to the Registrant's Form 10-KSB filed on April 15, 2005)
10.12	November 15, 2004 Executive Employment Agreement with James Collins (incorporated by reference to Exhibit 10.12 to the Registrant's Form 10-KSB filed on April 15, 2005)
10.13	November 15, 2004 Executive Employment Agreement with Robert D. Jenkins (incorporated by reference to Exhibit 10.13 to the Registrant's Form 10-KSB filed on April 15, 2005)
10.14
Securities Purchase Agreement dated as of April 30, 2004, Registration Rights Agreement dated as of April 30, 2004, Form of Common Stock Purchase Warrant and Form of 7% Convertible Debenture for the April 2004 private placement (incorporated by reference to Exhibits 4.1, 4.2, 4.3 and 4.4 to the Registrant's Form 8-K filed on May 5, 2004)
10.15
Securities Purchase Agreement dated as of July 21, 2004, Registration Rights Agreement dated as of July 21, 2004, Form of Common Stock Purchase Warrant and Form of Convertible Debenture for the July 2004 private placement (incorporated by reference to Exhibits 4.1, 4.2, 4.3 and 4.4 to the Registrant's Form 8-K filed on July 22, 2004)
10.16
Securities Purchase Agreement dated as of December 23, 2004, Registration Rights Agreement dated as of December 23, 2004, and Warrant issued to Emerging Growth Equities, Ltd. for the December 2004 private placement (Equity financing that closed on 12/29/04) (incorporated by reference to Exhibits 4.1, 4.2 and 4.3 to the Registrant's Form 8-K filed on January 5, 2005)
10.17
Exclusive Field of Use License Agreement with pHarlo Citrus Technologies, Inc. dated September 20, 2004 (incorporated by reference to Exhibit 10.17 to the Registrant's Form 10-KSB filed on April 15, 2005)
10.18
Exclusive Field of Use License Agreement with pHarlo Citrus Technologies, Inc. dated September 16, 2004 (incorporated by reference to Exhibit 10.18 to the Registrant's Form 10-KSB filed on April 15, 2005)
10.19
Exclusive Field of Use License Agreement & Product Sale Agreement between Wynn Starr Special Products LLC and the Registrant, dated September 16, 2004 (incorporated by reference to Exhibit 10.19 to the Registrant's Form 10-KSB filed on April 15, 2005)
10.20	Promissory Note From pHarlo Citrus Technologies dated November 28, 2004 (incorporated by reference to Exhibit 10.20 to the Registrant's Form 10-KSB filed on April 15, 2005).
10.21	Promissory Note From pHarlo Citrus Technologies dated November 12, 2004 (incorporated by reference to Exhibit 10.21 to the Registrant's Form 10-KSB filed on April 15, 2005)

10.22	Promissory Note From pHarlo Citrus Properties Partnership LLLP dated December 15, 2004 (incorporated by reference to Exhibit 10.22 to the Registrant's Form 10-KSB filed on April 15, 2005)
10.23	Promissory Note From pHarlo Citrus Properties Partnership LLLP dated December 30, 2004 (incorporated by reference to Exhibit 10.23 to the Registrant's Form 10-KSB filed on April 15, 2005)
10.24	January 10, 2004 Consulting Agreement with Thomas Brazil (incorporated by reference to Exhibit 10.24 to the Registrant's Form 10-KSB filed on April 15, 2005)
10.25	January 20, 2004 Consulting Agreement with Stuart McPherson (incorporated by reference to Exhibit 10.25 to the Registrant's Form 10-KSB filed on April 15, 2005)
10.26	May, 2004 Consulting Agreement with Arthur Bergeron (incorporated by reference to Exhibit 10.26 to the Registrant's Form 10-KSB filed on April 15, 2005)
10.27	August, 2004 Consulting Agreement with Wall Street Investor Relations (incorporated by reference to Exhibit 10.27 to the Registrant's Form 10-KSB filed on April 15, 2005)
10.28	December 7, 2004 Settlement Agreement with Richard J. Kirby (incorporated by reference to Exhibit 10.28 to the Registrant's Form 10-KSB filed on April 15, 2005)
10.29	December 27, 2004 Consulting Agreement with Avanti HR Placement & Consulting (incorporated by reference to Exhibit 10.29 to the Registrant's Form 10-KSB filed on April 15, 2005)
10.30	Promissory Note From Barry Cummins, dated January 10, 2005 (incorporated by reference to Exhibit 10.30 to the Registrant's Form 10-QSB filed on May 16, 2005)
10.31	Promissory Note From David Creasey, dated January 3, 2005 (incorporated by reference to Exhibit 10.31 to the Registrant's Form 10-QSB filed on May 16, 2005)
10.32	Promissory Note From David Creasey, dated March 1, 2005 (incorporated by reference to Exhibit 10.32 to the Registrant's Form 10-QSB filed on May 16, 2005)
10.33	Promissory Note From David Dickinson, dated January 10, 2005 (incorporated by reference to Exhibit 10.33 to the Registrant's Form 10-QSB filed on May 16, 2005)
10.34	Promissory Note From David Dickinson, dated March 4, 2005 (incorporated by reference to Exhibit 10.34 to the Registrant's Form 10-QSB filed on May 16, 2005)
10.35
Loan Agreement by and between pHarlo Citrus Properties Partnership, LLLP and Tasker Products Corp., dated January 20, 2005 (incorporated by reference to Exhibit 10.35 to the Registrant's Form 10-QSB filed on May 16, 2005)
10.36
Loan Agreement by and between pHarlo Citrus Properties Partnership, LLLP and Tasker Products Corp., dated February 15, 2005 (incorporated by reference to Exhibit 10.36 to the Registrant's Form 10-QSB filed on May 16, 2005)
10.37
Loan Agreement by and between pHarlo Citrus Properties Partnership, LLLP and Tasker Products Corp., dated March 7, 2005 (incorporated by reference to Exhibit 10.37 to the Registrant's Form 10-QSB filed on May 16, 2005)
10.38
Loan Agreement by and between pHarlo Citrus Properties Partnership, LLLP and Tasker Products Corp., dated March 31, 2005 (incorporated by reference to Exhibit 10.38 to the Registrant's Form 10-QSB filed on May 16, 2005)

10.39	Loan Agreement by and between Coast to Coast LLC and Tasker Products Corp., dated March 3, 2005 (incorporated by reference to Exhibit 10.39 to the Registrant's Form 10-QSB filed on May 16, 2005)
10.40	Promissory Note by David Creasey to Tasker Products Corp., dated March 28, 2005 (incorporated by reference to Exhibit 10.40 to the Registrant's Form 10-QSB filed on May 16, 2005)
10.41
February 3, 2005 sale of promissory note by Philip Georgas to the Registrant in the sum of $49,950 plus interest and services for 32,272 restricted common shares at United States $1.65 share (incorporated by reference to Exhibit 10.41 to the Registrant's Form 10-QSB filed on May 16, 2005)
10.42	Employment agreement between the Registrant and Mr. Richard Weiner dated April 12, 2005 (incorporated by reference to Exhibit 10.42 to the Registrant's Form 10-QSB filed on May 16, 2005)
10.43
Amendment No. 1 to Executive Employment Agreement, dated May 16, 2005, between the Registrant and Robert P. Appleby (incorporated by reference to Exhibit 10.43 to the Registrant's Form 10-QSB filed on May 16, 2005)
10.44
Amendment No. 1 to Executive Employment Agreement, dated May 16, 2005, between the Registrant and James Burns (incorporated by reference to Exhibit 10.44 to the Registrant's Form 10-QSB filed on May 16, 2005)
10.45
Amendment No. 1 to Executive Employment Agreement, dated May 16, 2005, between the Registrant and Robert D. Jenkins (incorporated by reference to Exhibit 10.45 to the Registrant's Form 10-QSB filed on May 16, 2005)
10.46
Loan Agreement by and between Pharlo Citrus Properties Partnership, LLLP and the Registrant, dated April 20, 2005 (incorporated by reference to Exhibit 10.46 to the Registrant's Form 10-QSB filed on August 15, 2005)
10.47
Loan Agreement by and between Pharlo Citrus Properties Partnership, LLLP and the Registrant, dated May 19, 2005 (incorporated by reference to Exhibit 10.47 to the Registrant's Form 10-QSB filed on August 15, 2005)
10.48
Loan Agreement by and between Pharlo Citrus Properties Partnership, LLLP and the Registrant, dated June 14, 2005 (incorporated by reference to Exhibit 10.48 to the Registrant's Form 10-QSB filed on August 15, 2005)
10.49
Loan Agreement by and between Pharlo Citrus Properties Partnership, LLLP and the Registrant, dated July 6, 2005 (incorporated by reference to Exhibit 10.49 to the Registrant's Form 10-QSB filed on August 15, 2005)
10.50
Loan Agreement by and between Coast to Coast Laboratories LLC and the Registrant, dated May 25, 2005 (incorporated by reference to Exhibit 10.50 to the Registrant's Form 10-QSB filed on August 15, 2005)
10.51
Loan Agreement by and between Coast to Coast Laboratories LLC and the Registrant, dated June 29, 2005 (incorporated by reference to Exhibit 10.51 to the Registrant's Form 10-QSB filed on August 15, 2005)
10.52	Loan Agreement by and between Pharlo Citrus Technologies and the Registrant, dated May 11, 2005 (incorporated by reference to Exhibit 10.52 to the Registrant's Form 10-QSB filed on August 15, 2005)

10.53	Loan Agreement by and between Pharlo Citrus Technologies and the Registrant, dated May 27, 2005 (incorporated by reference to Exhibit 10.53 to the Registrant's Form 10-QSB filed on August 15, 2005)
10.54	Loan Agreement by and between Pharlo Citrus Technologies and the Registrant, dated June 2, 2005 (incorporated by reference to Exhibit 10.54 to the Registrant's Form 10-QSB filed on August 15, 2005)
10.55	Loan Agreement by and between Pharlo Citrus Technologies and the Registrant, dated June 14, 2005 (incorporated by reference to Exhibit 10.55 to the Registrant's Form 10-QSB filed on August 15, 2005)
10.56	Loan Agreement by and between Pharlo Citrus Technologies and the Registrant, dated June 27, 2005 (incorporated by reference to Exhibit 10.56 to the Registrant's Form 10-QSB filed on August 15, 2005)
10.57	Loan Agreement by and between Pharlo Citrus Technologies and the Registrant, dated July 12, 2005 (incorporated by reference to Exhibit 10.57 to the Registrant's Form 10-QSB filed on August 15, 2005)
10.58	Loan Agreement by and between Indian River Labs and the Registrant, dated June 29, 2005 (incorporated by reference to Exhibit 10.58 to the Registrant's Form 10-QSB filed on August 15, 2005)
10.59
Stock Purchase Agreement between Electric Aquagenics Unlimited, Inc. and the Registrant, dated April 22, 2005 (incorporated by reference to Exhibit 10.59 to the Registrant's Form 10-QSB filed on August 15, 2005)
10.60
Amendment No. 2 to Executive Employment Agreement, dated August 10, 2005, between the Registrant and Robert P. Appleby (incorporated by reference to Exhibit 10.60 to the Registrant's Form 10-QSB filed on August 15, 2005)
10.61
Amendment No. 2 to Executive Employment Agreement, dated August 10, 2005, between the Registrant and James Burns (incorporated by reference to Exhibit 10.61 to the Registrant's Form 10-QSB filed on August 15, 2005)
10.62
Patent Technology Sublicense Agreement made as of July 15, 2005 by and among pHarlo IP, LLC, the Registrant and Tasker Products IP Holdings Corp. (incorporated by reference to Exhibit 10.2 to the Registrant's Form 8-K filed on July 21, 2005)
10.63	Promissory note executed by the Registrant to Indian River Labs, L.L.C. dated July 15, 2005 (incorporated by reference to Exhibit 10.1 to the Registrant's Form 8-K filed on July 21, 2005)
10.64
Securities Purchase Agreement, dated as of September 21, 2005, by and among the Registrant and the Purchaser parties thereto (incorporated by reference to Exhibit 10.01 to the Registrant's Form 8-K filed on September 26, 2005)
10.65
Registration Rights Agreement, dated as of September 21, 2005, by and among the Registrant and the Purchaser parties thereto (incorporated by reference to Exhibit 10.02 to the Registrant's Form 8-K filed on September 26, 2005)
10.66
Amendment to Exclusive Field of Use License Agreement and Product Sale Agreement by and between the Registrant, Wynn Starr Special Products, LLC, Pharlo Citrus Technologies, Inc., and Indian River Labs, LLC, retroactively effective to March 18, 2005 (incorporated by reference to Exhibit 10.66 to the Registrant's Form 10-QSB filed on November 14, 2005).

10.67*	Settlement Agreement and General Lease, dated December 23, 2005, between the Registrant and Robert P. Appleby
10.68*	Securities Purchase Agreement, dated as of January 26, 2006, by and among the Registrant and the Purchaser parties thereto
10.69*	Registration Rights Agreement, dated as of January 26, 2006, by and among the Registrant and the Purchaser parties thereto
10.70*	Employment Agreement, dated as of February 2, 2006, between the Registrant and Richard D. Falcone
10.71*	Consultant Agreement, dated as of February 2, 2006, between the Registrant and Gordon Davis
10.72*	Employment Agreement, dated as of February 13, 2006, between the Registrant and Stathis Kouninis
10.73*	Separation Agreement and General Release, dated as of February 8, 2006, between the Registrant and Robert D. Jenkins
10.74	Termination Agreement, dated as of August 1, 2006, between the Registrant and James Burns (incorporated by reference to Exhibit 10.1 of the Registrant's Form 10-Q filed on August 14, 2006)
10.75	2006 Stock Plan (incorporated by reference to Annex B to the Registrant's amended definitive proxy statement filed on May 12, 2006)
10.76
Second Amendment to Exclusive Field of Use License Agreement and Product Sale Agreement, by and between the Registrant, Wynn Starr Special Products LLC, Pharlo Citrus Technologies, Inc., and Pharlo IP, LLC f/k/a Indian River Labs LLC, dated as of October 20, 2006
21.1	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 to the Registrant's Registration Statement on Form SB-2 filed on August 30, 2005)
23.1	Consent of Rothstein, Kass & Company, P.C.
23.2	Consent of Morgan and Company—Chartered Accountants
23.3*	Consent of Hale Lane (contained in their opinion included under Exhibit 5.1)

*
Previously filed with this Registration Statement

(b)
Financial Statement Schedules

        Schedule II—Valuation and Qualifying Accounts.

Item 17.    Undertakings

        The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (a)
      To include any prospectus required by Section 10(a)(3) of the Securities Act;

      (b)
      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) that,

        individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in "Calculation of Registration Fee" table in the effective registration statement;

      (c)
      To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2)   That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Registrant as described in Item 14 of this Part II to the registration statement, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Registrant has duly caused this Amendment No. 4 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Danbury, State of Connecticut, on the 25th day of October, 2006.

TASKER PRODUCTS CORP
By:	/s/ STATHIS KOUNINIS Stathis Kouninis Chief Financial Officer

        In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

SIGNATURE	TITLE	DATE

* Richard D. Falcone	President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	October 25, 2006
/s/ STATHIS KOUNINIS Stathis Kouninis	Chief Financial Officer (Principal Financial and Accounting Officer)	October 25, 2006
* William Miller	Director	October 25, 2006
* James Manfredonia	Director	October 25, 2006

*Stathis Kouninis, pursuant to Powers of Attorney (executed by each of the officers and directors listed above and indicated as signing above, and filed with the Securities and Exchange Commission), by signing his name hereto does hereby sign and execute this Amendment to the Registration Statement on behalf of each of the persons referenced above.

Date:	October 25, 2006	/s/ STATHIS KOUNINIS Stathis Kouninis

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION OF EXHIBIT
2.1
Asset Purchase Agreement by and among the Registrant and Tasker Products IP Holdings Corp. (as "Buyers") and Indian River Labs, L.L.C., pHarlo Citrus Technologies, Inc., pHarlo Citrus Properties Partnership, LLLP and Coast to Coast Laboratories, LLC (as "Sellers") dated July 15, 2005 (incorporated by reference to Exhibit 2.1 to the Registrant's Form 8-K filed on July 21, 2005)
3.1	Articles of Incorporation of the Registrant, as amended (incorporated by reference to Exhibit 4.2 to the Registrant's Registration Statement on Form S-8 filed July 20, 2006)
3.2	By-Laws of the Registrant (incorporated by reference to Exhibit 2.2 to the Registrant's Registration Statement on Form 10-SB filed with the SEC on November 27, 2000)
4.1	Cummins Lock-Up Agreement dated July 15, 2005 (incorporated by reference to Exhibit 4.1 to the Registrant's Form 8-K filed on July 21, 2005)
4.2	Creasey Lock-Up Agreement dated July 15, 2005 (incorporated by reference to Exhibit 4.2 to the Registrant's Form 8-K filed on July 21, 2005)
4.3	Dickinson Lock-Up Agreement dated July 15, 2005 (incorporated by reference to Exhibit 4.3 to the Registrant's Form 8-K filed on July 21, 2005)
4.4	Smith Lock-Up Agreement dated July 15, 2005 (incorporated by reference to Exhibit 4.4 to the Registrant's Form 8-K filed on July 21, 2005)
4.5	Form of Warrant from the September 2005 Private Placement (incorporated by reference to Exhibit 4.01 to the Registrant's Form 8-K filed on September 26, 2005)
5.1*	Opinion of Hale Lane
10.1	April 5, 2004 Non-qualified Stock Option Grant Agreement with Robert Appleby (incorporated by reference to Exhibit 10.1 to the Registrant's Form 10-KSB filed on April 15, 2005)
10.2	April 5, 2004 Non-qualified Stock Option Grant Agreement with James Burns (incorporated by reference to Exhibit 10.2 to the Registrant's Form 10-KSB filed on April 15, 2005)
10.3	May 11, 2004 Non-qualified Stock Option Grant Agreement with Robert Appleby (incorporated by reference to Exhibit 10.3 to the Registrant's Form 10-KSB filed on April 15, 2005)
10.4	May 11, 2004 Non-qualified Stock Option Grant Agreement with James Burns (incorporated by reference to Exhibit 10.4 to the Registrant's Form 10-KSB filed on April 15, 2005)
10.5	May 31, 2004 Employee Non-Statutory Stock Option Agreement with Barbara Longchamp (incorporated by reference to Exhibit 10.5 to the Registrant's Form 10-KSB filed on April 15, 2005)
10.6	May 31, 2004 Employee Non-Statutory Stock Option Agreement with Gordon Davis (incorporated by reference to Exhibit 10.6 to the Registrant's Form 10-KSB filed on April 15, 2005)

10.7	August 25, 2004 Employee Non-Statutory Stock Option Agreement with Robert Appleby (incorporated by reference to Exhibit 10.7 to the Registrant's Form 10-KSB filed on April 15, 2005)
10.8	August 25, 2004 Employee Non-Statutory Stock Option Agreement with James Burns (incorporated by reference to Exhibit 10.8 to the Registrant's Form 10-KSB filed on April 15, 2005)
10.9	January 1, 2005 Executive Employment Agreement with Robert P. Appleby (incorporated by reference to Exhibit 10.9 to the Registrant's Form 10-KSB filed on April 15, 2005)
10.10	January 1, 2005 Executive Employment Agreement with James Burns (incorporated by reference to Exhibit 10.10 to the Registrant's Form 10-KSB filed on April 15, 2005)
10.11	November 1, 2004 Executive Employment Agreement with Dennis Smithyman (incorporated by reference to Exhibit 10.11 to the Registrant's Form 10-KSB filed on April 15, 2005)
10.12	November 15, 2004 Executive Employment Agreement with James Collins (incorporated by reference to Exhibit 10.12 to the Registrant's Form 10-KSB filed on April 15, 2005)
10.13	November 15, 2004 Executive Employment Agreement with Robert D. Jenkins (incorporated by reference to Exhibit 10.13 to the Registrant's Form 10-KSB filed on April 15, 2005)
10.14
Securities Purchase Agreement dated as of April 30, 2004, Registration Rights Agreement dated as of April 30, 2004, Form of Common Stock Purchase Warrant and Form of 7% Convertible Debenture for the April 2004 private placement (incorporated by reference to Exhibits 4.1, 4.2, 4.3 and 4.4 to the Registrant's Form 8-K filed on May 5, 2004)
10.15
Securities Purchase Agreement dated as of July 21, 2004, Registration Rights Agreement dated as of July 21, 2004, Form of Common Stock Purchase Warrant and Form of Convertible Debenture for the July 2004 private placement (incorporated by reference to Exhibits 4.1, 4.2, 4.3 and 4.4 to the Registrant's Form 8-K filed on July 22, 2004)
10.16
Securities Purchase Agreement dated as of December 23, 2004, Registration Rights Agreement dated as of December 23, 2004, and Warrant issued to Emerging Growth Equities, Ltd. for the December 2004 private placement (Equity financing that closed on 12/29/04) (incorporated by reference to Exhibits 4.1, 4.2 and 4.3 to the Registrant's Form 8-K filed on January 5, 2005)
10.17
Exclusive Field of Use License Agreement with pHarlo Citrus Technologies, Inc. dated September 20, 2004 (incorporated by reference to Exhibit 10.17 to the Registrant's Form 10-KSB filed on April 15, 2005)
10.18
Exclusive Field of Use License Agreement with pHarlo Citrus Technologies, Inc. dated September 16, 2004 (incorporated by reference to Exhibit 10.18 to the Registrant's Form 10-KSB filed on April 15, 2005)
10.19
Exclusive Field of Use License Agreement & Product Sale Agreement between Wynn Starr Special Products LLC and the Registrant, dated September 16, 2004 (incorporated by reference to Exhibit 10.19 to the Registrant's Form 10-KSB filed on April 15, 2005)
10.20	Promissory Note From pHarlo Citrus Technologies dated November 28, 2004 (incorporated by reference to Exhibit 10.20 to the Registrant's Form 10-KSB filed on April 15, 2005).
10.21	Promissory Note From pHarlo Citrus Technologies dated November 12, 2004 (incorporated by reference to Exhibit 10.21 to the Registrant's Form 10-KSB filed on April 15, 2005)

10.22	Promissory Note From pHarlo Citrus Properties Partnership LLLP dated December 15, 2004 (incorporated by reference to Exhibit 10.22 to the Registrant's Form 10-KSB filed on April 15, 2005)
10.23	Promissory Note From pHarlo Citrus Properties Partnership LLLP dated December 30, 2004 (incorporated by reference to Exhibit 10.23 to the Registrant's Form 10-KSB filed on April 15, 2005)
10.24	January 10, 2004 Consulting Agreement with Thomas Brazil (incorporated by reference to Exhibit 10.24 to the Registrant's Form 10-KSB filed on April 15, 2005)
10.25	January 20, 2004 Consulting Agreement with Stuart McPherson (incorporated by reference to Exhibit 10.25 to the Registrant's Form 10-KSB filed on April 15, 2005)
10.26	May, 2004 Consulting Agreement with Arthur Bergeron (incorporated by reference to Exhibit 10.26 to the Registrant's Form 10-KSB filed on April 15, 2005)
10.27	August, 2004 Consulting Agreement with Wall Street Investor Relations (incorporated by reference to Exhibit 10.27 to the Registrant's Form 10-KSB filed on April 15, 2005)
10.28	December 7, 2004 Settlement Agreement with Richard J. Kirby (incorporated by reference to Exhibit 10.28 to the Registrant's Form 10-KSB filed on April 15, 2005)
10.29	December 27, 2004 Consulting Agreement with Avanti HR Placement & Consulting (incorporated by reference to Exhibit 10.29 to the Registrant's Form 10-KSB filed on April 15, 2005)
10.30	Promissory Note From Barry Cummins, dated January 10, 2005 (incorporated by reference to Exhibit 10.30 to the Registrant's Form 10-QSB filed on May 16, 2005)
10.31	Promissory Note From David Creasey, dated January 3, 2005 (incorporated by reference to Exhibit 10.31 to the Registrant's Form 10-QSB filed on May 16, 2005)
10.32	Promissory Note From David Creasey, dated March 1, 2005 (incorporated by reference to Exhibit 10.32 to the Registrant's Form 10-QSB filed on May 16, 2005)
10.33	Promissory Note From David Dickinson, dated January 10, 2005 (incorporated by reference to Exhibit 10.33 to the Registrant's Form 10-QSB filed on May 16, 2005)
10.34	Promissory Note From David Dickinson, dated March 4, 2005 (incorporated by reference to Exhibit 10.34 to the Registrant's Form 10-QSB filed on May 16, 2005)
10.35
Loan Agreement by and between pHarlo Citrus Properties Partnership, LLLP and Tasker Products Corp., dated January 20, 2005 (incorporated by reference to Exhibit 10.35 to the Registrant's Form 10-QSB filed on May 16, 2005)
10.36
Loan Agreement by and between pHarlo Citrus Properties Partnership, LLLP and Tasker Products Corp., dated February 15, 2005 (incorporated by reference to Exhibit 10.36 to the Registrant's Form 10-QSB filed on May 16, 2005)
10.37
Loan Agreement by and between pHarlo Citrus Properties Partnership, LLLP and Tasker Products Corp., dated March 7, 2005 (incorporated by reference to Exhibit 10.37 to the Registrant's Form 10-QSB filed on May 16, 2005)
10.38
Loan Agreement by and between pHarlo Citrus Properties Partnership, LLLP and Tasker Products Corp., dated March 31, 2005 (incorporated by reference to Exhibit 10.38 to the Registrant's Form 10-QSB filed on May 16, 2005)

10.39	Loan Agreement by and between Coast to Coast LLC and Tasker Products Corp., dated March 3, 2005 (incorporated by reference to Exhibit 10.39 to the Registrant's Form 10-QSB filed on May 16, 2005)
10.40	Promissory Note by David Creasey to Tasker Products Corp., dated March 28, 2005 (incorporated by reference to Exhibit 10.40 to the Registrant's Form 10-QSB filed on May 16, 2005)
10.41
February 3, 2005 sale of promissory note by Philip Georgas to the Registrant in the sum of $49,950 plus interest and services for 32,272 restricted common shares at United States $1.65 share (incorporated by reference to Exhibit 10.41 to the Registrant's Form 10-QSB filed on May 16, 2005)
10.42	Employment agreement between the Registrant and Mr. Richard Weiner dated April 12, 2005 (incorporated by reference to Exhibit 10.42 to the Registrant's Form 10-QSB filed on May 16, 2005)
10.43
Amendment No. 1 to Executive Employment Agreement, dated May 16, 2005, between the Registrant and Robert P. Appleby (incorporated by reference to Exhibit 10.43 to the Registrant's Form 10-QSB filed on May 16, 2005)
10.44
Amendment No. 1 to Executive Employment Agreement, dated May 16, 2005, between the Registrant and James Burns (incorporated by reference to Exhibit 10.44 to the Registrant's Form 10-QSB filed on May 16, 2005)
10.45
Amendment No. 1 to Executive Employment Agreement, dated May 16, 2005, between the Registrant and Robert D. Jenkins (incorporated by reference to Exhibit 10.45 to the Registrant's Form 10-QSB filed on May 16, 2005)
10.46
Loan Agreement by and between Pharlo Citrus Properties Partnership, LLLP and the Registrant, dated April 20, 2005 (incorporated by reference to Exhibit 10.46 to the Registrant's Form 10-QSB filed on August 15, 2005)
10.47
Loan Agreement by and between Pharlo Citrus Properties Partnership, LLLP and the Registrant, dated May 19, 2005 (incorporated by reference to Exhibit 10.47 to the Registrant's Form 10-QSB filed on August 15, 2005)
10.48
Loan Agreement by and between Pharlo Citrus Properties Partnership, LLLP and the Registrant, dated June 14, 2005 (incorporated by reference to Exhibit 10.48 to the Registrant's Form 10-QSB filed on August 15, 2005)
10.49
Loan Agreement by and between Pharlo Citrus Properties Partnership, LLLP and the Registrant, dated July 6, 2005 (incorporated by reference to Exhibit 10.49 to the Registrant's Form 10-QSB filed on August 15, 2005)
10.50
Loan Agreement by and between Coast to Coast Laboratories LLC and the Registrant, dated May 25, 2005 (incorporated by reference to Exhibit 10.50 to the Registrant's Form 10-QSB filed on August 15, 2005)
10.51
Loan Agreement by and between Coast to Coast Laboratories LLC and the Registrant, dated June 29, 2005 (incorporated by reference to Exhibit 10.51 to the Registrant's Form 10-QSB filed on August 15, 2005)
10.52	Loan Agreement by and between Pharlo Citrus Technologies and the Registrant, dated May 11, 2005 (incorporated by reference to Exhibit 10.52 to the Registrant's Form 10-QSB filed on August 15, 2005)

10.53	Loan Agreement by and between Pharlo Citrus Technologies and the Registrant, dated May 27, 2005 (incorporated by reference to Exhibit 10.53 to the Registrant's Form 10-QSB filed on August 15, 2005)
10.54	Loan Agreement by and between Pharlo Citrus Technologies and the Registrant, dated June 2, 2005 (incorporated by reference to Exhibit 10.54 to the Registrant's Form 10-QSB filed on August 15, 2005)
10.55	Loan Agreement by and between Pharlo Citrus Technologies and the Registrant, dated June 14, 2005 (incorporated by reference to Exhibit 10.55 to the Registrant's Form 10-QSB filed on August 15, 2005)
10.56	Loan Agreement by and between Pharlo Citrus Technologies and the Registrant, dated June 27, 2005 (incorporated by reference to Exhibit 10.56 to the Registrant's Form 10-QSB filed on August 15, 2005)
10.57	Loan Agreement by and between Pharlo Citrus Technologies and the Registrant, dated July 12, 2005 (incorporated by reference to Exhibit 10.57 to the Registrant's Form 10-QSB filed on August 15, 2005)
10.58	Loan Agreement by and between Indian River Labs and the Registrant, dated June 29, 2005 (incorporated by reference to Exhibit 10.58 to the Registrant's Form 10-QSB filed on August 15, 2005)
10.59
Stock Purchase Agreement between Electric Aquagenics Unlimited, Inc. and the Registrant, dated April 22, 2005 (incorporated by reference to Exhibit 10.59 to the Registrant's Form 10-QSB filed on August 15, 2005)
10.60
Amendment No. 2 to Executive Employment Agreement, dated August 10, 2005, between the Registrant and Robert P. Appleby (incorporated by reference to Exhibit 10.60 to the Registrant's Form 10-QSB filed on August 15, 2005)
10.61
Amendment No. 2 to Executive Employment Agreement, dated August 10, 2005, between the Registrant and James Burns (incorporated by reference to Exhibit 10.61 to the Registrant's Form 10-QSB filed on August 15, 2005)
10.62
Patent Technology Sublicense Agreement made as of July 15, 2005 by and among pHarlo IP, LLC, the Registrant and Tasker Products IP Holdings Corp. (incorporated by reference to Exhibit 10.2 to the Registrant's Form 8-K filed on July 21, 2005)
10.63	Promissory note executed by the Registrant to Indian River Labs, L.L.C. dated July 15, 2005 (incorporated by reference to Exhibit 10.1 to the Registrant's Form 8-K filed on July 21, 2005)
10.64
Securities Purchase Agreement, dated as of September 21, 2005, by and among the Registrant and the Purchaser parties thereto (incorporated by reference to Exhibit 10.01 to the Registrant's Form 8-K filed on September 26, 2005)
10.65
Registration Rights Agreement, dated as of September 21, 2005, by and among the Registrant and the Purchaser parties thereto (incorporated by reference to Exhibit 10.02 to the Registrant's Form 8-K filed on September 26, 2005)
10.66
Amendment to Exclusive Field of Use License Agreement and Product Sale Agreement by and between the Registrant, Wynn Starr Special Products, LLC, Pharlo Citrus Technologies, Inc., and Indian River Labs, LLC, retroactively effective to March 18, 2005 (incorporated by reference to Exhibit 10.66 to the Registrant's Form 10-QSB filed on November 14, 2005).

10.67*	Settlement Agreement and General Lease, dated December 23, 2005, between the Registrant and Robert P. Appleby
10.68*	Securities Purchase Agreement, dated as of January 26, 2006, by and among the Registrant and the Purchaser parties thereto
10.69*	Registration Rights Agreement, dated as of January 26, 2006, by and among the Registrant and the Purchaser parties thereto
10.70*	Employment Agreement, dated as of February 2, 2006, between the Registrant and Richard D. Falcone
10.71*	Consultant Agreement, dated as of February 2, 2006, between the Registrant and Gordon Davis
10.72*	Employment Agreement, dated as of February 13, 2006, between the Registrant and Stathis Kouninis
10.73*	Separation Agreement and General Release, dated as of February 8, 2006, between the Registrant and Robert D. Jenkins
10.74	Termination Agreement, dated as of August 1, 2006, between the Registrant and James Burns (incorporated by reference to Exhibit 10.1 of the Registrant's Form 10-Q filed on August 14, 2006)
10.75	2006 Stock Plan (incorporated by reference to Annex B to the Registrant's amended definitive proxy statement filed on May 12, 2006)
10.76
Second Amendment to Exclusive Field of Use License Agreement and Product Sale Agreement, by and between the Registrant, Wynn Starr Special Products LLC, Pharlo Citrus Technologies, Inc., and Pharlo IP, LLC f/k/a Indian River Labs LLC, dated as of October 20, 2006
21.1	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 to the Registrant's Registration Statement on Form SB-2 filed on August 30, 2005)
23.1	Consent of Rothstein, Kass & Company, P.C.
23.2	Consent of Morgan and Company—Chartered Accountants
23.3*	Consent of Hale Lane (contained in their opinion included under Exhibit 5.1)

*
Previously filed with this Registration Statement

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TABLE OF CONTENTS
FORWARD-LOOKING STATEMENTS
PROSPECTUS SUMMARY
OVERVIEW
The Offering
Summary Consolidated Financial Statements
RISK FACTORS
RISKS RELATED TO OUR BUSINESS
RISKS RELATED TO OUR COMMON STOCK
PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY
SELECTED CONSOLIDATED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
Summary Compensation Table
Option Grants In Last Fiscal Year
Fiscal Year-End Option Values
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PRINCIPAL STOCKHOLDERS
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
DESCRIPTION OF OUR SECURITIES
LEGAL MATTERS
EXPERTS
WHERE CAN YOU FIND MORE INFORMATION
INDEX TO FINANCIAL STATEMENTS
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
TASKER PRODUCTS CORP. AND SUBSIDIARIES (A DEVELOPMENT STAGE COMPANY) CONSOLIDATED BALANCE SHEETS
TASKER PRODUCTS CORP. AND SUBSIDIARIES (A DEVELOPMENT STAGE COMPANY) CONSOLIDATED STATEMENTS OF OPERATIONS
TASKER PRODUCTS CORP. AND SUBSIDIARIES (A DEVELOPMENT STAGE COMPANY) CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
TASKER PRODUCTS CORP. AND SUBSIDIARIES (A DEVELOPMENT STAGE COMPANY CONSOLIDATED STATEMENTS OF CASH FLOWS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
TASKER PRODUCTS CORP. AND SUBSIDIARIES UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS (In Thousands Except Per Share Data)
TASKER PRODUCTS CORP. AND SUBSIDIARIES UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (In Thousands Except Per Share Data)
TASKER PRODUCTS CORP. AND SUBSIDIARIES UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In Thousands)
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PHARLO GROUP COMBINED BALANCE SHEETS
PHARLO GROUP COMBINED STATEMENTS OF OPERATIONS
PHARLO GROUP COMBINED STATEMENTS OF CHANGES IN CAPITAL DEFICIENCY
PHARLO GROUP COMBINED STATEMENTS OF CASH FLOWS
PHARLO GROUP NOTES TO COMBINED FINANCIAL STATEMENTS
TASKER PRODUCTS CORP. UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
TASKER PRODUCTS CORP. UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX